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As filed with the Securities and Exchange Commission on August 19, 2016.

Registration No. 333-[            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOUTH STATE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

South Carolina (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	57-0799315 (I.R.S. Employer Identification Number)

520 Gervais Street
Columbia, South Carolina 29201
(800) 277-2175
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Robert R. Hill, Jr.
Chief Executive Officer
South State Corporation
520 Gervais Street
Columbia, South Carolina 29201
(800) 277-2175
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	R. Daniel Blanton Chief Executive Officer Southeastern Bank Financial Corporation 3530 Wheeler Road Augusta, Georgia 30909 (706) 738-6990	Robert D. Klingler, Esq. Bryan Cave LLP One Atlantic Center, 14th Floor 1201West Peachtree Street NW Atlanta, Georgia 30309 (404) 572-6810

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $2.50 per share	5,062,714(1)	N/A	$356,821,870.00(2)	$35,931.96(3)

(1)
Represents the estimated maximum number of shares of common stock, par value $2.50 per share, of the registrant ("South State common stock") to be issued upon completion of the merger described in the joint proxy statement/prospectus contained herein (the "merger").

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act pursuant to Rules 457(c) and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of shares of common stock, par value $3.00 per share, of Southeastern Bank Financial Corporation, a Georgia corporation ("Southeastern common stock") in accordance with Rule 457(c) under the Securities Act as follows: (i) the product of (A) $51.50, the average of the high and low prices of Southeastern common stock as reported on OTCQB on August 17, 2016, and (B) 6,928,580, the estimated maximum possible number of shares of Southeastern common stock which may be canceled and exchanged in the merger, including shares of Southeastern common stock issuable pursuant to equity awards.

(3)
Computed in accordance with Rule 457(f) under the Securities Act to be $35,931.96, which is equal to 0.0001007 multiplied by the proposed maximum aggregate offering price of $356,821,870.00.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AUGUST 19, 2016

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

          On June 16, 2016, Southeastern Bank Financial Corporation, or "Southeastern," and South State Corporation, or "South State," entered into an Agreement and Plan of Merger (which we refer to as the "merger agreement"), pursuant to which Southeastern will merge with and into South State. Immediately following the completion of the merger, Georgia Bank & Trust Company of Augusta, or "Georgia Bank & Trust," a wholly owned bank subsidiary of Southeastern, will merge with and into South State Bank, South State's wholly owned bank subsidiary, with South State Bank continuing as the surviving bank (which we refer to as the "bank merger").

          In the merger, each share of Southeastern common stock will be converted into the right to receive 0.7307 shares of South State common stock (which we refer to as the "merger consideration"). Based on South State's closing price of $67.68 per share on June 15, 2016, the last trading day before the execution of the merger agreement, the merger consideration represented approximately $49.45 for each share of Southeastern common stock and approximately $335 million on an aggregate basis. Based on South State's closing price of $[            ] per share on [                        ], the last practicable trading day before the date of the enclosed joint proxy statement/prospectus, the merger consideration represented approximately $[            ] for each share of Southeastern common stock and approximately $[            ] million on an aggregate basis. We encourage you to obtain current market quotations for South State and Southeastern before you vote. South State common stock is currently quoted on the NASDAQ Global Select Market (which we refer to as the "NASDAQ") under the symbol "SSB." Southeastern common stock is currently quoted on the OTCQB market of the OTC Markets Group (which we refer to as "OTCQB") under the symbol "SBFC."

          The maximum number of shares of South State common stock to be delivered to holders of shares of Southeastern common stock upon completion of the merger is approximately [                        ] shares, based on [                        ] shares of Southeastern common stock and [                        ] restricted stock awards in respect of Southeastern common stock, in each case outstanding as of [                        ], 2016.

          South State and Southeastern will each hold a special meeting of their respective shareholders in connection with the merger. South State and Southeastern shareholders will respectively be asked to vote to approve the merger agreement and approve related matters, as described in the attached joint proxy statement/prospectus.

          The special meeting of South State shareholders will be held on [                        ], at [            ] local time, at [                        ]. The special meeting of Southeastern shareholders will be held on [                        ], at [            ] local time, at [                        ].

          Your vote is important. We cannot complete the merger unless South State's shareholders approve the merger agreement and Southeastern's shareholders approve the merger agreement. Approval of the merger agreement requires (1) the affirmative vote of the holders of two-thirds of the outstanding shares of South State common stock and (2) the affirmative vote of the holders of a majority of the outstanding shares of Southeastern common stock. Regardless of whether or not you plan to attend your special meeting, please take the time to vote your shares in accordance with the instructions contained in the enclosed joint proxy statement/prospectus.

          The South State board of directors recommends that South State shareholders vote "FOR" the adoption of the merger agreement and "FOR" the other matters to be considered at the South State special meeting.

          The Southeastern board of directors recommends that Southeastern shareholders vote "FOR" the adoption of the merger agreement and "FOR" the other matters to be considered at the Southeastern special meeting.

          The enclosed joint proxy statement/prospectus describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read the entire joint proxy statement/prospectus, including the "Risk Factors" section, beginning on page 26, for a discussion of the risks relating to the proposed merger. You also can obtain information about South State and Southeastern from documents that each has filed with the Securities and Exchange Commission.

          Holders of Southeastern common stock have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their Southeastern shares under applicable provisions of the Georgia Business Corporation Code, or "GBCC" but only if they perfect their right to dissent. A copy of the applicable statutory provisions of the GBCC is included as Annex F to the enclosed joint proxy statement/prospectus, and a summary of these provisions can be found under the section of the joint proxy statement/prospectus entitled "The Merger—Dissenters' Rights in the Merger."

          If you have any questions concerning the merger, South State shareholders should please contact William C. Bochette III, Corporate Secretary, 520 Gervais Street, Columbia, South Carolina 29201, at (800) 277-2175, and Southeastern shareholders should please contact Darrell R. Rains, Executive Vice President and Chief Financial Officer, at 4487 Columbia Road, Martinez, Georgia 30907, (706) 738-1378. We look forward to seeing you at the meetings.

Robert R. Hill, Jr. Chief Executive Officer South State Corporation	R. Daniel Blanton Chief Executive Officer Southeastern Bank Financial Corporation

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR ANY OTHER BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THE ENCLOSED JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either South State or Southeastern, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          The date of the enclosed joint proxy statement/prospectus is [                                    ], and it is first being mailed or otherwise delivered to the shareholders of South State and Southeastern on or about [                                    ].

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of South State Corporation:

        South State Corporation will hold a special meeting of shareholders at [            ] local time, on [            ], at [            ] to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of June 16, 2016, by and between Southeastern Bank Financial Corporation and South State Corporation, pursuant to which Southeastern will merge with and into South State, as more fully described in the enclosed joint proxy statement/prospectus (which we refer to as the "South State merger proposal"); and

  •
  a proposal to adjourn the South State special meeting, if necessary or appropriate, to solicit additional proxies in favor of the South State merger proposal (which we refer to as the "South State adjournment proposal").

        We have fixed the close of business on [            ] as the record date for the South State special meeting. Only South State common shareholders of record at that time are entitled to notice of, and to vote at, the South State special meeting, or any adjournment or postponement of the South State special meeting. Approval of the South State merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of South State common stock. The South State adjournment proposal will be approved if the number of shares of South State common stock, represented in person or by proxy at the South State special meeting and entitled to vote thereon, voted in favor of the adjournment proposal exceeds the number of shares voted against such proposal.

        The South State board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of South State and its shareholders, and unanimously recommends that South State shareholders vote "FOR" the South State merger proposal and "FOR" the South State adjournment proposal.

        Your vote is very important.    We cannot complete the merger unless South State's common shareholders approve the merger agreement.

        You are urged to execute and return the enclosed proxy promptly in the enclosed self-addressed envelope. In the event you decide to attend the meeting, you may, if you desire, revoke the proxy and vote the shares in person. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of South State common stock, please contact William C. Bochette III, Corporate Secretary, 520 Gervais Street, Columbia, South Carolina 29201, at (800) 277-2175.

BY ORDER OF THE BOARD OF DIRECTORS
Robert R. Horger Chairman of the Board of Directors

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Southeastern Bank Financial Corporation:

        Southeastern Bank Financial Corporation ("Southeastern") will hold a special meeting of shareholders at [                ] local time, on [                        ], at [                ] to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of June 16, 2016, by and between Southeastern and South State Corporation ("South State"), pursuant to which Southeastern will merge with and into South State, as more fully described in the enclosed joint proxy statement/prospectus (which we refer to as the "Southeastern merger proposal");

  •
  a proposal to adjourn the Southeastern special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Southeastern merger proposal (which we refer to as the "Southeastern adjournment proposal"); and

  •
  a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Southeastern may receive in connection with the merger pursuant to existing agreements or arrangements with Southeastern (which we refer to as the "compensation proposal").

        We have fixed the close of business on [                ] as the record date for the Southeastern special meeting. Only Southeastern common shareholders of record at that time are entitled to notice of, and to vote at, the Southeastern special meeting, or any adjournment or postponement of the Southeastern special meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Southeastern common stock. Approval of each of the Southeastern adjournment proposal and the compensation proposal requires the affirmative vote of a majority of the votes cast by shareholders of Southeastern at the Southeastern special meeting.

        The Southeastern board of directors has unanimously approved the merger agreement and unanimously recommends that Southeastern shareholders vote "FOR" the Southeastern merger proposal, "FOR" the Southeastern adjournment proposal and "FOR" the compensation proposal.

        Your vote is very important. We cannot complete the merger unless Southeastern's common shareholders approve the merger agreement.

        You are urged to execute and return the enclosed proxy promptly in the enclosed self-addressed envelope. In the event you decide to attend the meeting, you may, if you desire, revoke the proxy and vote the shares in person. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

        Holders of Southeastern common stock have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their Southeastern shares under applicable provisions of the Georgia Business Corporation Code, or the "GBCC." In order for a holder of Southeastern common stock to perfect his or her right to dissent, such holder must carefully follow the procedures set forth in the GBCC. A copy of the applicable statutory provisions of the GBCC is included as Annex F to the enclosed joint proxy statement/prospectus, and a summary of these provisions can be found under the section of the joint proxy statement/prospectus entitled "The Merger—Dissenters' Rights in the Merger." Any Southeastern shareholder who wishes to assert dissenters' rights should read the statute carefully and consult legal counsel before attempting to assert dissenters' rights.

        If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Southeastern common stock, please contact Darrell R. Rains, Executive Vice President and Chief Financial Officer, 4487 Columbia Road, Martinez, Georgia 30907, (706) 738-1378.

BY ORDER OF THE BOARD OF DIRECTORS
Robert W. Pollard Chairman of the Board of Directors

 REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about South State and Southeastern from documents filed with the Securities and Exchange Commission, or the "SEC," that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by South State and/or Southeastern at no cost from the SEC's website at http: //www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

South State Corporation 520 Gervais Street Columbia, South Carolina 29201 Attention: William C. Bochette III, Corporate Secretary Telephone: (800) 277-2175	Southeastern Bank Financial Corporation 4487 Columbia Road Martinez, Georgia 30907 Attention: Executive Vice President and Chief Financial Officer Telephone: (706) 738-1378

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your special meeting. This means that South State shareholders requesting documents must do so by [                        ], in order to receive them before the South State special meeting, and Southeastern shareholders requesting documents must do so by [                        ] , in order to receive them before the Southeastern special meeting.

        You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [                ], 2016, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Southeastern shareholders or South State shareholders nor the issuance by South State of shares of South State common stock in connection with the merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Southeastern has been provided by Southeastern, and information contained in this document regarding South State has been provided by South State.

        See "Where You Can Find More Information" for more details.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SOUTH STATE SPECIAL MEETING AND THE SOUTHEASTERN SPECIAL MEETING

        The following are some questions that you may have about the merger and the South State special meeting or the Southeastern special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the South State special meeting or the Southeastern special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
South State has entered into an Agreement and Plan of Merger, dated as of June 16, 2016, with Southeastern (which we refer to as the "merger agreement"). Under the merger agreement, Southeastern will be merged with and into South State, with South State continuing as the surviving corporation (which we refer to as the "surviving corporation"). Immediately following the merger, Georgia Bank & Trust Company of Augusta (which we refer to as "Georgia Bank & Trust"), a wholly owned bank subsidiary of Southeastern, will merge with and into South State Bank, South State's wholly owned bank subsidiary, with South State Bank continuing as the surviving bank (which we refer to as the "bank merger"). A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

  The merger cannot be completed unless, among other things, both South State shareholders and Southeastern shareholders approve the respective proposals to approve the merger agreement (which we refer to as the "South State merger proposal" and the "Southeastern merger proposal," respectively).

  In addition, South State is soliciting proxies from its shareholders with respect to the following additional proposal, approval of which is not a condition to the completion of the merger:

  •
  a proposal to adjourn the South State special meeting, if necessary or appropriate, to solicit additional proxies in favor of the South State merger proposal (which we refer to as the "South State adjournment proposal").

  Furthermore, Southeastern is soliciting proxies from its shareholders with respect to two additional proposals, approvals of which are not conditions to the completion of the merger:

  •
  a proposal to adjourn the Southeastern special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Southeastern merger proposal (which we refer to as the "Southeastern adjournment proposal"); and

  •
  a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Southeastern may receive in connection with the merger pursuant to agreements or arrangements with Southeastern (which we refer to as the "compensation proposal").

  Each of South State and Southeastern will hold separate special meetings to obtain these approvals (which we refer to as the "South State special meeting" and the "Southeastern special meeting," respectively). This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
What will I receive in the merger?

A:
South State shareholders:    If the merger is completed, you will not receive any merger consideration and will continue to hold the shares of South State common stock that you currently hold. Following the merger, shares of South State common stock will continue to be traded on the NASDAQ.

  Southeastern shareholders:    If the merger is completed, you will receive 0.7307 shares of South State common stock for each share of Southeastern common stock that you hold immediately prior to the merger (which we refer to as the "merger consideration"). South State will not issue any fractional shares of South State common stock in the merger. Southeastern shareholders who otherwise would be entitled to a fraction of a share of South State common stock will receive an amount in cash (rounded to the nearest whole cent) equal to the product of (x) the fraction of a share of South State common stock to which the holder would otherwise be entitled and (y) the average, rounded to the nearest cent, of the closing price per share of South State common stock on the NASDAQ for the consecutive ten full trading days immediately preceding the closing date of the merger (which we refer to as the "South State share value").

  As a result of the merger, based on the number of shares of South State and Southeastern common stock outstanding as of [            ], the last practicable trading day before the date of this joint proxy statement/prospectus, on a fully diluted basis, approximately [            ]% of outstanding South State common stock following the merger will be held by shareholders that were holders of South State common stock immediately prior to the effectiveness of the merger, and approximately [            ]% of outstanding South State common stock will be held by shareholders that were holders of Southeastern common stock immediately prior to the effectiveness of the merger.

  Based on South State's closing price of $67.68 per share on June 15, 2016, the last trading day before the execution of the merger agreement, the merger consideration represented approximately $49.45 for each share of Southeastern common stock and approximately $335 million on an aggregate basis. Based on South State's closing price of $[            ] per share on [            ], the last practicable trading day before the date of this joint proxy statement/prospectus, the merger consideration represented approximately $[            ] for each share of Southeastern common stock and approximately $[            ] million on an aggregate basis.

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
The value of the merger consideration may fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for South State common stock. In the merger, Southeastern shareholders will receive 0.7307 shares (which we refer to as the "exchange ratio") of South State common stock for each share of Southeastern common stock they hold. Any fluctuation in the market price of South State common stock after the date of this joint proxy statement/prospectus will change the value of the shares of South State common stock that Southeastern shareholders will receive.

Q:
How will the merger affect the Southeastern equity awards?

A:
Stock Options.    Each outstanding option to acquire shares of Southeastern common stock, whether or not vested, that is not exercised prior to the effective time will be cancelled by virtue of the merger and converted into a right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (i) the number of shares of Southeastern common stock subject to such Southeastern stock option and (ii) the excess, if any, of (A) the product of the exchange ratio and the South State share value over (B) the per-share exercise price of such

  Southeastern stock option. In the event that the product obtained by the prior sentence is zero or a negative number, then the Southeastern stock option will be cancelled for no consideration.

  Restricted Stock.    Each restricted stock award in respect of Southeastern common stock will be cancelled by virtue of the merger and converted into a right to receive the merger consideration with respect to each share subject to the award.

Q:
How does South State's board of directors recommend that I vote at the South State special meeting?

A:
South State's board of directors (which we refer to as the "South State board of directors") unanimously recommends that South State's shareholders vote "FOR" the South State merger proposal and "FOR" the South State adjournment proposal.

Q:
How does Southeastern's board of directors recommend that I vote at the Southeastern special meeting?

A:
Southeastern's board of directors (which we refer to as the "Southeastern board of directors") unanimously recommends that Southeastern's shareholders vote "FOR" the Southeastern merger proposal, "FOR" the Southeastern adjournment proposal and "FOR" the compensation proposal.

Q:
When and where are the special meetings?

A:
The South State special meeting will be held on [            ], at [            ] local time, at [            ].

  The Southeastern special meeting will be held on [            ], at [            ] local time, at [            ].

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. "Street name" shareholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:
What constitutes a quorum for the South State special meeting?

A:
The presence at the South State special meeting, in person or by proxy, of holders of a majority of the outstanding shares of South State common stock entitled to vote at the South State special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What constitutes a quorum for the Southeastern special meeting?

A:
The presence at the Southeastern special meeting, in person or by proxy, of holders of more than one-half of the shares of Southeastern common stock outstanding and entitled to vote at the Southeastern special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal?

A:
South State special meeting:    Approval of the South State merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of South State common stock entitled to vote on the proposal. If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the South State merger proposal, it will have the same effect as a vote "AGAINST" the proposal. Approval of the South State adjournment proposal requires the affirmative vote of a majority of the votes cast by shareholders of South State at the South State special meeting.

  Southeastern special meeting:    Approval of the Southeastern merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Southeastern common stock entitled to vote on the proposal. If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the Southeastern merger proposal, it will have the same effect as a vote "AGAINST" the proposal. Approval of each of the Southeastern adjournment proposal and the compensation proposal requires the affirmative vote of a majority of the votes cast by shareholders of Southeastern at the Southeastern special meeting.

Q:
What impact will my vote have on the amounts that certain executive officers of Southeastern may receive in connection with the merger?

A:
Certain of Southeastern's executive officers are entitled, pursuant to the terms of their existing compensation arrangements with Southeastern, to receive certain payments in connection with the merger. If the merger is completed, South State, as successor to Southeastern, is contractually obligated to make these payments to these executives under certain circumstances. Accordingly, even if the Southeastern shareholders vote not to approve these payments, the compensation will be payable, subject to the terms and conditions of the arrangements. Southeastern is seeking your approval of these payments on an advisory (non-binding) basis in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules.

Q:
Why is my vote important?

A:
If you do not return your proxy, it will be more difficult for South State or Southeastern to obtain the necessary quorum to hold their special meetings. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote "AGAINST" approval of the merger agreement, as applicable. The merger agreement must be approved by the affirmative vote of at least a majority of the outstanding shares of Southeastern common stock entitled to vote on the merger agreement and approved by the affirmative vote of at least two-thirds of the outstanding shares of South State common stock entitled to vote on the merger agreement. The South State board of directors and the Southeastern board of directors unanimously recommend that you vote "FOR" the merger proposals.

Q:
If my shares of common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
South State shareholders:    No. Under stock exchange rules, banks, brokers and other nominees who hold shares of South State common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker or other nominee that are represented at the South

  State special meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of South State common stock in "street name," your bank, broker or other nominee will vote your shares of South State common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus. We believe that the South State merger proposal and the South State adjournment proposal are "non-routine" proposals and your bank, broker or other nominee can vote your shares of South State common stock only with your specific voting instructions.

  Southeastern shareholders:    No. Under stock exchange rules, banks, brokers and other nominees who hold shares of Southeastern common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker or other nominee that are represented at the Southeastern special meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Southeastern common stock in "street name," your bank, broker or other nominee will vote your shares of Southeastern common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus. We believe that the Southeastern merger proposal, the Southeastern adjournment proposal and the compensation proposal are "non-routine" proposals and your bank, broker or other nominee can vote your shares of Southeastern common stock only with your specific voting instructions.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders of each of South State and Southeastern, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend their respective special meetings. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meetings. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. South State and Southeastern reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the South State or Southeastern special meeting is prohibited without South State's or Southeastern's express written consent, respectively.

Q:
Can I change my vote?

A:
South State shareholders:    Yes. If you are a holder of record of South State common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to William C. Bochette III, South State's corporate secretary or (3) attending the South State special meeting in person, notifying the corporate secretary and voting by ballot at the South State special meeting. Attendance at the South State special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by South State after the vote will not affect the vote. The mailing address of Mr. Bochette, South State's corporate secretary is: William C. Bochette III, Corporate Secretary, South State Corporation, 520 Gervais Street, Columbia, South Carolina 29201. If you hold your shares in "street name" through a bank, broker or other nominee, you should contact your bank, broker or other nominee to revoke your proxy or change your vote.

  Southeastern shareholders:    Yes. If you are a holder of record of Southeastern common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Southeastern's corporate secretary or (3) attending the Southeastern special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the Southeastern special meeting by itself will not automatically revoke your proxy or change your vote. A revocation or later-dated proxy received by Southeastern after the vote will not affect the vote. The mailing address of Southeastern's corporate secretary is: 3530 Wheeler Road, Augusta, Georgia 30909, Attention: Corporate Secretary. If you hold your shares in "street name" through a bank or broker, you should contact your bank, broker or other nominee to revoke your proxy or change your vote.

Q:
Will South State be required to submit the proposal to approve the merger agreement to its shareholders even if the South State board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the South State special meeting, South State is required to submit the proposal to approve the merger agreement to its shareholders even if the South State board of directors has withdrawn or modified its recommendation.

Q:
Will Southeastern be required to submit the proposal to approve the merger agreement to its shareholders even if the Southeastern board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Southeastern special meeting, Southeastern is required to submit the proposal to approve the merger agreement to its shareholders even if the Southeastern board of directors has withdrawn or modified its recommendation.

Q:
What are the U.S. federal income tax consequences of the merger to Southeastern shareholders?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), and it is a condition to the respective obligations of South State and Southeastern to complete the merger that each of South State and Southeastern receives a legal opinion to that effect. Accordingly, holders of Southeastern common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Southeastern common stock for shares of South State common stock in the merger, except with respect to any cash received instead of fractional shares of South State common stock. For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

  The U.S. federal income tax consequences described above may not apply to all holders of Southeastern common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:
Are Southeastern shareholders entitled to dissenters' rights?

A:
Yes. Under Georgia law, Southeastern shareholders are or may be entitled to assert dissenters' rights with respect to the proposed merger and to seek judicial appraisal of the fair value of their shares upon compliance with the requirements of Georgia law. We have described dissenters' rights under Georgia law in this joint proxy statement/prospectus and have also included a copy of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code (which we refer to as "GBCC") as Annex F to this joint proxy statement/prospectus. For further information, see "The Merger—Dissenters' Rights in the Merger." Any Southeastern shareholder who wishes to assert dissenters' rights should read the statute carefully and consult legal counsel before attempting to assert dissenters' rights.

Q:
If I am a Southeastern shareholder, should I send in my Southeastern stock certificates now?

A:
No. Please do not send in your Southeastern stock certificates with your proxy. After the completion of the merger, an exchange agent designated by South State will send you instructions for exchanging Southeastern stock certificates for the merger consideration. See "The Merger Agreement—Conversion of Shares; Exchange of Certificates."

Q:
What should I do if I hold my shares of Southeastern common stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of Southeastern common stock are held in book-entry form. After the completion of the merger, shares of Southeastern common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of South State common stock in book-entry form and any cash to be paid instead of fractional shares in the merger.

Q:
What should I do if I receive more than one set of voting materials?

A:
South State and Southeastern shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of South State and/or Southeastern common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of South State common stock or Southeastern common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both South State common stock and Southeastern common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of South State common stock and/or Southeastern common stock that you own.

Q:
Whom may I contact if I cannot locate my Southeastern stock certificate(s)?

A:
If you are unable to locate your original Southeastern stock certificate(s), you should contact Darrell R. Rains, Executive Vice President and Chief Financial Officer, at 4487 Columbia Road, Martinez, Georgia 30907, (706) 738-1378.

Q:
When do you expect to complete the merger?

A:
South State and Southeastern expect to complete the merger in the first quarter of 2017. However, neither South State nor Southeastern can assure you of when or if the merger will be completed. South State and Southeastern must first obtain the approval of South State shareholders and

  Southeastern shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Southeastern common shareholders will not receive any consideration for their shares of Southeastern common stock in connection with the merger. Instead, Southeastern will remain an independent, public company and Southeastern common stock will continue to be traded on OTCQB. In addition, if the merger agreement is terminated in certain circumstances, Southeastern may be required to pay a termination fee. See "The Merger Agreement—Termination Fee" for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:
Where can I find the voting results of the special meetings?

A:
The preliminary voting results will be announced at each of the special meetings. In addition, within four business days following certification of the final voting results, South State and Southeastern will each file the final voting results of their respective special meetings with the SEC on a Current Report on Form 8-K.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the "Risk Factors" section beginning on page [            ] of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of South State contained in the documents that are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Q:
Whom should I call with questions?

A:
South State shareholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of South State common stock, you should contact James C. Mabry IV, Executive Vice President, Investor Relations and Mergers & Acquisitions, at 520 Gervais Street, Columbia, South Carolina 29201, (800) 277-2175.

  Southeastern shareholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Southeastern common stock, you should contact Darrell R. Rains, Executive Vice President and Chief Financial Officer, at 4487 Columbia Road, Martinez, Georgia 30907, (706) 738-1378.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information." Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Merger and the Merger Agreement (Page [      ])

        The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

        Pursuant to the merger agreement, Southeastern will merge with and into South State, with South State continuing as the surviving corporation. Immediately thereafter, Georgia Bank & Trust Company of Augusta, Southeastern's wholly owned banking subsidiary, will merge with and into South State's banking subsidiary, South State Bank, with South State Bank continuing as the surviving bank.

The Merger Consideration (Page [      ])

        If the merger is completed, Southeastern common shareholders will receive 0.7307 shares of South State common stock for each share of Southeastern common stock they hold immediately prior to the merger. South State will not issue any fractional shares of South State common stock in the merger. Southeastern shareholders who otherwise would be entitled to a fraction of a share of South State common stock will receive an amount in cash (rounded to the nearest whole cent) equal to the product of (x) the fraction of a share of South State common stock to which the holder would otherwise be entitled and (y) the average, rounded to the nearest cent, of the closing price per share of South State common stock on the NASDAQ for the consecutive ten (10) full trading days immediately preceding the closing date of the merger.

        For example, if you hold 100 shares of Southeastern common stock, you will receive 73 shares of South State common stock and a cash payment instead of the 0.07 shares of South State common stock that you otherwise would have received (100 shares × 0.7307 = 73.07 shares).

        The market value of the merger consideration will fluctuate with the market price of South State common stock and will not be known at the time Southeastern shareholders vote on the merger. Any fluctuation in the market price of South State common stock after the date of this joint proxy statement/prospectus will change the value of the shares of South State common stock that Southeastern shareholders will receive.

        South State's Board of Directors Unanimously Recommends that South State Shareholders Vote "FOR" the Approval of the Merger Agreement (Page [      ])

        The South State board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of South State common stock, are advisable and in the best interests of South State and its shareholders and has unanimously approved the merger agreement. The South State board of directors unanimously recommends that South State shareholders vote "FOR" the approval of the merger agreement. For the factors considered by the South State board of directors in reaching its decision to approve the merger agreement, see "The Merger—South State's Reasons for the Merger; Recommendation of the South State Board of Directors."

        Southeastern's Board of Directors Unanimously Recommends that Southeastern Shareholders Vote "FOR" the Approval of the Merger Agreement (Page [      ])

        The Southeastern board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Southeastern and its shareholders and has unanimously approved the merger agreement. The Southeastern board of directors unanimously recommends that Southeastern shareholders vote "FOR" the approval of the merger agreement. For the factors considered by the Southeastern board of directors in reaching its decision to approve the merger agreement, see "The Merger—Southeastern's Reasons for the Merger; Recommendation of the Southeastern Board of Directors."

Opinion of Keefe, Bruyette & Woods, Inc. (Page [      ] and Annex B)

        In connection with the merger, South State's financial advisor, Keefe, Bruyette & Woods, Inc. (which we refer to as "KBW") delivered a written opinion, dated June 16, 2016, to the South State board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to South State of the exchange ratio in the proposed merger. The full text of KBW's opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the South State board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of South State to engage in the merger or enter into the merger agreement or constitute a recommendation to the South State board of directors in connection with the merger, and it does not constitute a recommendation to any holder of South State common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Opinion of Sandler O'Neill & Partners, L.P. (Page [      ] and Annex C)

        In connection with the merger, Southeastern's financial advisor, Sandler O'Neill & Partners, L.P. (which we refer to as "Sandler O'Neill") delivered a written opinion, dated June 16, 2016, to the Southeastern board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to common shareholders of Southeastern of the merger consideration in the proposed merger. The full text of Sandler O'Neill's opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Southeastern board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Southeastern to engage in the merger or enter into the merger agreement or constitute a recommendation to the Southeastern board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Southeastern common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Treatment of Southeastern Equity Awards (Page [      ])

        Options.    At the effective time, each outstanding option to acquire shares of Southeastern common stock, whether or not vested, that is not exercised prior to the effective time will be cancelled by virtue of the merger and converted into a right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (i) the number of shares of Southeastern common stock subject to such Southeastern stock option and (ii) the excess, if any, of (A) the product of the exchange ratio and the South State share value over (B) the per-share exercise price of such

Southeastern stock option. In the event that the product obtained by the prior sentence is zero or a negative number, then the Southeastern stock option will be cancelled for no consideration.

        Restricted Stock Awards.    At the effective time, each restricted stock award in respect of Southeastern common stock will be cancelled by virtue of the merger and converted into a right to receive the merger consideration with respect to each share subject to the award.

Information about the South State Special Meeting (Page [      ])

        The special meeting of South State shareholders to consider and vote upon the approval of the merger agreement (which we refer to as the "South State special meeting") will be held on [                    ], at [                    ] local time, at [                ]. At the South State special meeting, South State shareholders will be asked to:

  •
  approve the South State merger proposal; and

  •
  approve the South State adjournment proposal.

        Only holders of record at the close of business on [                ] will be entitled to vote at the South State special meeting. Each share of South State common stock is entitled to one vote on each proposal to be considered at the South State special meeting. As of the record date, there were [                ] shares of South State common stock entitled to vote at the South State special meeting. As of the record date, Southeastern and its subsidiaries held [                ] shares of South State common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held [                ] shares of South State common stock.

        As of the record date, the directors and executive officers of South State and their affiliates beneficially owned and were entitled to vote approximately [        ] shares of South State common stock representing approximately [        ] % of the shares of South State common stock outstanding on that date.

        To approve the South State merger proposal, two-thirds of the shares of South State common stock outstanding and entitled to vote thereon must be voted in favor of such proposals. Therefore, if you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the South State special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the South State merger proposal, it will have the same effect as a vote against the South State merger proposal.

        Approval of the South State adjournment proposal requires the affirmative vote of a majority of the votes cast by shareholders of South State at the South State special meeting. Therefore, if you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the South State special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the South State adjournment proposal, it will have no effect on the South State adjournment proposal.

Information about the Southeastern Special Meeting (Page [      ])

        The special meeting of Southeastern shareholders to consider and vote upon the approval of the merger agreement (which we refer to as the "Southeastern special meeting") will be held on [                    ], at [                ] local time, at [                ]. At the Southeastern special meeting, Southeastern shareholders will be asked to:

  •
  approve the Southeastern merger proposal;

  •
  approve the Southeastern adjournment proposal; and

  •
  approve the compensation proposal.

        Only holders of record at the close of business on [                ] will be entitled to vote at the Southeastern special meeting. Each share of Southeastern common stock is entitled to one vote on each proposal to be considered at the Southeastern special meeting. As of the record date, there were [                ] shares of Southeastern common stock entitled to vote at the Southeastern special meeting. As of the record date, South State and its subsidiaries held [                ] shares of Southeastern common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held [                ] shares of Southeastern common stock.

        As of the record date, the directors and executive officers of Southeastern and their affiliates beneficially owned and were entitled to vote approximately [                ] shares of Southeastern common stock representing approximately [        ]% of the shares of Southeastern common stock outstanding on that date.

        To approve the Southeastern merger proposal, at least a majority of the shares of Southeastern common stock outstanding and entitled to vote on the merger agreement must be voted in favor of the proposal. Therefore, if you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the Southeastern special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Southeastern merger proposal, it will have the same effect as a vote against the Southeastern merger proposal.

        To approve the Southeastern adjournment proposal or the compensation proposal, a majority of the votes cast by shareholders of Southeastern common stock at the Southeastern special meeting must be voted in favor of such proposals. Therefore, if you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the Southeastern special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Southeastern compensation proposal or the Southeastern adjournment proposal, it will have no effect on such proposals.

Parties to the Merger (Page [      ])

South State Corporation

        South State Corporation is a South Carolina corporation that is a bank holding company (which we refer to as a "BHC") registered with the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (which we refer to as the "BHC Act"). South State provides a wide range of banking services and products to its customers through its wholly owned bank subsidiary, South State Bank, a South Carolina banking corporation (which we refer to as "South State Bank"). South State does not engage in any significant operations other than the ownership of its banking subsidiary.

        South State Bank provides a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans through financial centers in South Carolina, North Carolina, northeast Georgia, and coastal Georgia. South State coordinates the financial resources of the consolidated enterprise and thereby maintains financial, operational and administrative systems that allow centralized evaluation of subsidiary operations and coordination of selected policies and activities. South State's operating revenues and net income are derived primarily from cash dividends received from South State Bank.

        The principal executive offices of South State are located at 520 Gervais Street, Columbia, South Carolina 29201, and its telephone number is (800) 277-2175. South State's website can be accessed at http://www.southstatebank.com. Information contained in South State's website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. South State common stock is quoted on the NASDAQ under the symbol "SSB."

        Additional information about South State and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

Southeastern Bank Financial Corporation

        Southeastern is a Georgia corporation that is a BHC registered with the Federal Reserve Board under the BHC Act. Southeastern's wholly-owned subsidiary, Georgia Bank & Trust Company of Augusta (which we refer to as "Georgia Bank & Trust"), primarily does business in the Augusta-Richmond County, GA-SC metropolitan area. Georgia Bank & Trust operates its main office and eight full service branches in Augusta, Martinez, and Evans, Georgia, with mortgage origination offices located in Augusta and Savannah, Georgia. Georgia Bank & Trust also operates three full service branches in North Augusta and Aiken, South Carolina under the name "Southern Bank & Trust, a division of Georgia Bank & Trust Company of Augusta."

        Georgia Bank & Trust is community oriented and focuses primarily on offering real estate, commercial and consumer loans and various deposit and other services to individuals, small to medium sized businesses and professionals in its market area. Georgia Bank & Trust is the largest locally owned and operated financial institution headquartered in Richmond and Columbia Counties of Georgia. Each member of Southeastern's management team is a banking professional with many years of experience in the Augusta or Aiken market with this and other banking organizations. A large percentage of Southeastern's management has worked together for many years. Georgia Bank & Trust competes against the larger regional and super-regional banks operating in its market by emphasizing the stability and accessibility of its management, management's long-term familiarity with the market, immediate local decision making and the pride of local ownership.

        The principal executive offices of Southeastern are located at 3530 Wheeler Road, Augusta, Georgia 30909, and its telephone number is (706) 738-6990. Southeastern's website can be accessed at http://www.georgiabankandtrust.com. Information contained in Southeastern's website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. Southeastern common stock is quoted on OTCQB under the symbol "SBFC."

        Additional information about Southeastern and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

        Interests of Southeastern's Directors and Executive Officers in the Merger (Page [      ])

        In considering the recommendation of the Southeastern board of directors that you vote to adopt the merger agreement, you should be aware that some of Southeastern's executive officers and directors have financial interests in the merger that are different from, or in addition to, those of Southeastern shareholders generally. These interests may create potential conflicts of interest. The Southeastern board of directors was aware of these interests and considered the interests, among other matters, when making its decision to approve the merger agreement and its recommendation that Southeastern's shareholders vote in favor of the merger proposal.

        These interests include:

  •
  the potential continuation of employee benefits;

  •
  the acceleration of vesting of outstanding options and restricted stock;

  •
  the service on the South State board of directors of one current member of the board of directors of either Southeastern or Georgia Bank & Trust; and

  •
  the service of certain members of Georgia Bank & Trust's board of directors on a regional advisory board to be established by South State.

        For a more complete description of these interests, see "The Merger—Interests of Southeastern's Directors and Executive Officers in the Merger" and "The Merger—Treatment of Southeastern Equity Awards."

        Southeastern Shareholders Are Expected to Be Entitled to Assert Dissenters' Rights (Page [      ])

        Under Georgia law, Southeastern shareholders are or may be entitled to assert dissenters' rights with respect to the proposed merger and to seek judicial appraisal of the fair value of their shares upon compliance with the requirements of Georgia law. We have described dissenters' rights under Georgia law in this joint proxy statement/prospectus and have also included a copy of Sections 14-2-1301 through 14-2-1332 of the GBCC as Annex F to this joint proxy statement/prospectus. For further information, see "The Merger—Dissenters' Rights in the Merger." Any Southeastern shareholder who wishes to assert dissenters' rights should read the statute carefully and consult legal counsel before attempting to assert dissenters' rights.

Regulatory Approvals Required for the Merger (Page [      ])

        Subject to the terms of the merger agreement, both South State and Southeastern have agreed to use their reasonable best efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include, among others, approval from the Federal Reserve Board, the Federal Deposit Insurance Corporation (which we refer to as the "FDIC"), the Georgia Department of Banking and Finance and the South Carolina State Board of Financial Institutions. South State and Southeastern will file applications and notifications to obtain the required regulatory approvals.

        Although South State and Southeastern currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to South State after the completion of the merger or will contain a materially burdensome regulatory condition. The regulatory approvals to which completion of the merger is subject are described in more detail in "The Merger—Regulatory Approvals Required for the Merger."

Governance Matters (Page [      ])

Board of Directors

        At or prior to the effective time, the South State board of directors will be comprised of 14 directors. At the effective time, the initial board of directors of the surviving corporation will include one current member of the board of directors of either Southeastern or Georgia Bank & Trust to be designated by South State prior to closing and 13 current members of the South State board of directors. Following the closing, Mr. Robert R. Horger will continue to serve as Chairman of the board of directors of South State.

Executive Officers

        The executive officers of South State in office immediately prior to the effective time, together with such additional persons as may thereafter be elected or appointed, shall serve as the officers of the surviving corporation from and after the effective time of the merger in accordance with the bylaws of South State.

Advisory Board

        South State has agreed to establish a regional advisory board for the Augusta, Georgia and Aiken, South Carolina regions, which will consist of the current directors of Georgia Bank & Trust (other than certain specified individuals) who wish to serve on such advisory board. The regional advisory board will monitor the performance and operations of the surviving corporation in certain markets currently served by Southeastern. Such Georgia Bank & Trust directors will be invited to serve for two years following the completion of the merger. In connection with their service on the advisory board, each member will enter into an advisory board member agreement.

No Solicitation (Page [      ])

        As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to certain exceptions summarized below, Southeastern has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an alternative acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that Southeastern may participate in discussions or negotiations regarding an acquisition proposal or furnish nonpublic information regarding Southeastern in response to an unsolicited bona fide written acquisition proposal if the Southeastern board of directors concludes in good faith (in accordance with the merger agreement and after consultation with Southeastern's outside legal counsel and financial advisors) that the failure to take such actions would be reasonably likely to violate the directors' fiduciary duties under applicable law. For a more complete summary of Southeastern's non-solicitation obligations, see "The Merger Agreement—Agreement Not to Solicit Other Offers."

Conditions to Completion of the Merger (Page [      ])

        Currently, South State and Southeastern expect to complete the merger in the first quarter of 2017. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the merger agreement by the shareholders of each of South State and Southeastern, effectiveness of the registration statement containing this proxy statement/prospectus, approval of the listing on the NASDAQ of the South State common stock to be issued in the merger, the absence of any applicable law or order prohibiting the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, receipt of certain required regulatory approvals and receipt of legal opinions by each company regarding the U.S. federal income tax treatment of the merger.

        Neither South State nor Southeastern can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see "The Merger Agreement—Conditions to Completion of the Merger."

Termination of the Merger Agreement (Page [      ])

        The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

  •
  the merger has not been completed by June 16, 2017 (which we refer to as the "end date"), if the failure to complete the merger by the end date is not caused by the terminating party's breach of the merger agreement;

  •
  any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and non-appealable, or a regulatory authority has issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

  •
  there is a breach by the other party that would cause the failure of the closing conditions described above, and the breach is not cured prior to the earlier of the end date and 30 business days following written notice of the breach; or

  •
  Southeastern shareholders or South State shareholders do not approve the merger agreement and the transactions contemplated thereby at their respective special meeting called for such purpose, or any adjournment thereof.

        In addition, South State may terminate the merger agreement in the following circumstances:

  •
  the Southeastern board of directors (1) fails to recommend to the Southeastern shareholders that they approve the merger agreement or (2) effects a change in company recommendation with respect to the merger agreement or the transactions contemplated thereby; or

  •
  the Southeastern board of directors fails to comply in all material respects with its non-solicitation obligations described in "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings described in "—Southeastern Shareholder Meeting and Recommendation of the Southeastern Board of Directors."

Termination Fee (Page [      ])

        If the merger agreement is terminated under certain circumstances, including circumstances involving a change in company recommendation by the Southeastern board of directors, Southeastern may be required to pay to South State a termination fee of $14 million. The termination fee could discourage other companies from seeking to acquire or merge with Southeastern.

        For a more complete summary of the circumstances in which Southeastern may be required to pay to South State a termination fee, see "The Merger Agreement—Termination Fee."

Voting Agreements (Page [      ])

        Each of the directors and certain other individual shareholders of Southeastern have entered into a voting and support agreement with South State and Southeastern, solely in their capacities as shareholders of Southeastern, pursuant to which they have agreed, among other things, to vote in favor of the Southeastern merger proposal and the other proposals presented at the Southeastern special meeting and against any alternative acquisition proposal. For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements." As of the record date, Southeastern shareholders who are parties to the voting and support agreements beneficially owned and were entitled to vote approximately [                ] shares of Southeastern common stock representing approximately [            ]% of the shares of Southeastern common stock outstanding on that date.

Accounting Treatment (Page [      ])

        South State prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (which we refer to as "GAAP"). The merger will be accounted for using the acquisition method of accounting. South State will be treated as the acquirer for accounting purposes.

Material U.S. Federal Income Tax Consequences (Page [      ])

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of South State and Southeastern to complete the merger that each of South State and Southeastern receives a legal opinion to that effect. Accordingly, holders of Southeastern common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Southeastern common stock for shares of South State common stock in the merger, except with respect to any cash received instead of fractional shares of South State common stock.

        For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

        The U.S. federal income tax consequences described above may not apply to all holders of Southeastern common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

The Rights of Southeastern Shareholders Will Change as a Result of the Merger (Page [      ])

        The rights of Southeastern shareholders will change as a result of the merger due to differences in South State's and Southeastern's governing documents and states of incorporation. The rights of Southeastern shareholders are governed by Georgia law and by Southeastern's articles of incorporation and bylaws, each as amended to date. Upon the completion of the merger, Southeastern shareholders will become shareholders of South State, as the continuing legal entity in the merger, and the rights of Southeastern shareholders will therefore be governed by South Carolina law and South State's articles of incorporation and bylaws, each as amended to date. For more detailed information regarding a comparison of your rights as a shareholder of South State and Southeastern, see "Comparison of Shareholders' Rights."

Risk Factors (Page [      ])

        You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under the "Risk Factors" section beginning on page 26 of this joint proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SOUTH STATE

        The following table summarizes selected historical consolidated financial data of South State for the periods and as of the dates indicated. This information has been derived from South State's consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended June 30, 2016 and June 30, 2015 are unaudited and include, in management's opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of South State. You should not assume the results of operations for past periods and for the six months ended June 30, 2016 and June 30, 2015 indicate results for any future period.

        You should read this information in conjunction with South State's consolidated financial statements and related notes thereto included in South State's Annual Report on Form 10-K as of and for the year ended December 31, 2015, and in South State's Quarterly Report on Form 10-Q as of June 30, 2016 and for the six months ended June 30, 2016, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
Summary of Operations
Interest income	$167,194	$168,763	$338,101	$342,022	$286,348	$187,488	$171,718
Interest expense	4,194	5,438	10,328	15,662	12,987	11,094	20,266

Net interest income	163,000	163,325	327,773	326,360	273,361	176,394	151,452
Provision for loan losses	5,286	3,963	5,864	6,590	1,886	13,619	30,236
Noninterest income	62,160	56,588	115,555	94,696	53,720	41,283	55,119
Noninterest expenses	145,883	142,014	287,089	303,038	250,621	158,898	142,978

Net income before provision for income taxes	73,991	73,936	150,375	111,428	74,574	45,160	33,357
Provision for income taxes	24,981	25,138	50,902	35,991	25,355	15,128	10,762

Net income	$49,010	$48,798	$99,473	$75,437	$49,219	$30,032	$22,595
Preferred stock dividends	—	—	—	1,073	1,354	—	—

Net income available to common shareholders	$49,010	$48,798	$99,473	$74,364	$47,865	$30,032	$22,595

Per Common Share Information:
Earnings per share—Basic	$2.04	$2.04	$4.15	$3.11	$2.41	$2.04	$1.65
Earnings per share—Diluted	$2.02	$2.02	$4.11	$3.08	$2.38	$2.03	$1.63
Cash dividends declared	$0.58	$0.47	$0.98	$0.82	$0.74	$0.69	$0.68
Weighted-Average number of common shares:
Basic	23,977	23,947	23,966	23,897	19,866	14,698	13,677
Diluted	24,205	24,214	24,224	24,154	20,077	14,796	13,751
Balance sheet data period end
Assets	$8,723,993	$8,084,984	$8,557,348	$7,826,227	$7,931,498	$5,136,446	$3,896,557
Acquired credit impaired loans, net of acquired allowance for loan losses	658,835	823,981	733,870	919,402	1,220,638	969,395	370,581
Acquired noncredit impaired loans	941,886	1,171,672	1,049,538	1,327,999	1,600,935	73,215	—
Non-acquired loans	4,816,875	3,788,399	4,220,726	3,467,826	2,865,216	2,571,003	2,470,565
Loans, net of unearned income(1)	6,417,596	5,784,052	6,004,134	5,715,227	5,686,789	3,613,613	2,841,146
Investment securities	1,007,060	860,351	1,027,748	826,943	812,603	560,091	324,056
FDIC indemnification asset from loss share agreements	—	11,035	4,401	22,161	86,447	146,171	262,651
Goodwill and other intangible assets	381,969	362,948	385,765	366,927	377,596	128,491	74,426
Deposits	7,163,926	6,667,528	7,100,428	6,461,045	6,554,144	4,298,443	3,254,472
Nondeposit borrowings	396,318	342,958	343,389	322,751	313,461	293,518	227,119
Shareholders' equity	1,104,343	1,023,779	1,059,384	984,920	981,469	507,549	381,780
Number of common shares outstanding	24,195,226	24,197,531	24,162,657	24,150,702	24,104,124	16,937,464	14,039,422
Book value per common share	$45.64	$42.31	$43.84	$40.78	$40.72	$29.97	$27.19
Tangible book value per common share(3)	$29.86	$27.31	$27.88	$25.59	$22.36	$22.54	$21.89
Balance sheet data averages
Assets	$8,624,347	$7,966,186	$8,202,681	$7,938,437	$6,354,973	$4,276,263	$3,904,363
Investment securities	998,077	821,398	862,686	813,733	610,252	451,563	277,192
Acquired loans, net of acquired allowance for loan losses	1,690,437	2,123,275	1,998,104	2,500,882	1,813,425	481,754	379,678
Non-acquired loans	4,477,109	3,586,745	3,785,243	3,151,482	2,677,450	2,484,751	2,397,821
Non-acquired allowance for loan losses	(35,284)	(34,371)	(34,602)	(35,034)	(40,192)	(47,762)	(48,005)
Deposits	5,091,352	4,820,678	4,933,236	4,938,845	4,037,194	2,758,670	2,631,559
Nondeposit borrowings	377,374	349,417	347,245	355,143	350,501	275,722	257,337
Shareholders' equity	$1,083,403	$1,008,934	$1,028,623	$968,163	$712,890	$419,849	$370,116
Annualized Performance Ratios
Return on average assets	1.14%	1.24%	1.21%	0.95%	0.77%	0.70%	0.58%
Return on average equity	9.10%	9.75%	9.67%	7.79%	6.90%	7.15%	6.10%
Return on average tangible equity(3)	14.81%	16.10%	15.97%	13.77%	11.54%	9.27%	8.10%
Net interest margin (taxable equivalent)	4.32%	4.76%	4.58%	4.80%	4.99%	4.83%	4.66%
Efficiency ratio	64.30%	64.10%	64.19%	71.41%	75.85%	72.20%	68.77%
Dividend payout ratio	28.63%	23.29%	23.84%	26.61%	31.91%	34.11%	42.11%

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
Asset Quality Ratios
Allowance for loan losses to period end non-acquired loans(2)	0.77%	0.92%	0.81%	1.00%	1.20%	1.73%	2.00%
Allowance for loan losses to period nonperforming loans(2)	201.06%	141.04%	181.84%	121.12%	81.20%	71.53%	64.19%
Net charge-offs to average non-acquired loans(2)	0.07%	0.06%	0.09%	0.16%	0.41%	0.73%	1.12%
Net charge-offs to average acquired noncredit impaired loans(2)	0.08%	0.37%	0.20%	0.06%	—	—	—
Excluding acquired loans:
Nonperforming assets to period end loans and repossessed assets	0.52%	0.80%	0.65%	1.05%	1.94%	3.13%	3.82%
Nonperforming assets to period end total loans	0.29%	0.38%	0.32%	0.47%	0.70%	1.58%	2.44%
Including acquired assets:
Nonperforming assets to period end loans and repossessed assets	0.71%	1.12%	0.89%	1.38%	1.88%	3.46%	5.45%
Nonperforming assets to period end total loans	0.53%	0.81%	0.63%	1.02%	1.36%	2.50%	4.13%
Capital Ratios
Equity to assets	12.66%	12.66%	12.38%	12.58%	11.55%	9.88%	9.80%
Tangible equity to tangible assets	8.66%	8.56%	8.24%	8.28%	7.13%	7.62%	8.04%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SOUTHEASTERN

        The following table summarizes selected historical consolidated financial data of Southeastern for the periods and as of the dates indicated. This information has been derived from Southeastern's consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended June 30, 2016 and June 30, 2015 are unaudited and include, in management's opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Southeastern. You should not assume the results of operations for past periods and for the six months ended June 30, 2016 and June 30, 2015 indicate results for any future period.

        You should read this information in conjunction with Southeastern's consolidated financial statements and related notes thereto included in Southeastern's Annual Report on Form 10-K as of and for the year ended December 31, 2015, and in Southeastern's Quarterly Report on Form 10-Q as of June 30, 2016 and for the six months ended June 30, 2016, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
Summary of Operations
Interest income	$31,627	$31,191	$62,484	$60,950	$62,314	$63,670	$67,640
Interest expense	4,028	4,180	8,227	8,886	9,514	12,034	17,078

Net interest income	27,599	27,011	54,257	52,064	52,800	51,636	50,562
Provision (Credit) for loan losses	468	(2,143)	(1,628)	3,492	7,438	8,141	12,584
Noninterest income	11,127	8,738	18,688	19,030	18,497	21,494	19,671
Noninterest expense	24,647	23,276	46,040	43,488	40,366	44,068	42,041

Net income before provision for income taxes	13,611	14,616	28,533	24,114	23,493	20,921	15,608
Provision for income taxes	4,415	4,720	9,138	7,482	7,147	6,486	4,563

Net income	$9,196	$9,896	$19,395	$16,632	$16,346	$14,435	$11,045

Per Common Share Information:
Earnings per share—Basic	$1.37	$1.48	$2.89	$2.49	$2.45	$2.16	$1.65
Earnings per share—Diluted	$1.37	$1.47	$2.89	$2.49	$2.45	$2.16	$1.65
Cash dividends declared	$0.32	$0.30	$0.60	$0.52	$0.39	$—	$—
Weighted-Average number of common shares:
Basic	6,722	6,699	6,701	6,681	6,679	6,678	6,677
Diluted	6,735	6,710	6,716	6,690	6,679	6,678	6,677
Balance sheet data period end
Assets	$1,901,628	$1,794,964	$1,840,365	$1,732,781	$1,689,326	$1,662,502	$1,614,773
Acquired credit impaired loans, net of acquired allowance for loan losses	—	—	—	—	—	—	—
Acquired noncredit impaired loans	—	—	—	—	—	—	—
Non-acquired loans	1,027,047	942,537	1,009,149	966,356	905,713	871,447	846,010
Loans, net of unearned income(1)	1,027,047	942,537	1,009,149	966,356	905,713	871,447	846,010
Investment securities	696,257	677,063	691,563	644,465	649,979	654,739	603,759
FDIC indemnification asset from loss share agreements	—	—	—	—	—	—	—
Goodwill and other intangible assets	140	140	140	140	140	140	140
Deposits	1,584,453	1,534,335	1,529,080	1,463,864	1,454,803	1,421,272	1,419,222
Nondeposit borrowings	110,631	76,649	120,684	94,678	86,355	86,523	62,648
Shareholders' equity	185,036	161,999	169,913	155,286	131,569	135,783	117,029
Number of common shares outstanding	6,747	6,745	6,746	6,744	6,680	6,675	6,678
Book value per common share	$27.43	$24.02	$25.19	$23.03	$19.70	$20.34	$17.53
Tangible book value per common share(3)	$27.40	$24.00	$25.17	$23.01	$19.68	$20.32	$17.50
Balance sheet data averages
Assets	$1,859,318	$1,774,409	$1,803,835	$1,741,271	$1,693,257	$1,652,251	$1,605,489
Investment securities	669,889	657,500	676,078	647,191	661,843	648,863	579,760
Acquired loans, net of acquired allowance for loan losses	—	—	—	—	—	—	—
Non-acquired loans	1,020,583	964,699	966,651	942,636	880,565	847,872	860,936
Non-acquired allowance for loan losses	(21,537)	(25,825)	(24,256)	(26,854)	(28,123)	(29,743)	(28,525)
Deposits	1,549,605	1,508,938	1,531,827	1,493,413	1,451,693	1,426,282	1,406,494
Nondeposit borrowings	112,082	85,852	87,623	85,776	87,972	82,077	77,397
Shareholders' equity	$176,849	$159,454	$163,415	$144,740	$135,219	$126,605	$107,980
Annualized Performance Ratios
Return on average assets	0.99%	1.12%	1.08%	0.96%	0.97%	0.87%	0.69%
Return on average equity	10.43%	12.51%	11.87%	11.49%	12.09%	11.40%	10.23%
Return on average tangible equity(3)	10.44%	12.53%	11.88%	11.50%	12.10%	11.41%	10.24%
Net interest margin (taxable equivalent)	3.18%	3.27%	3.24%	3.20%	3.35%	3.37%	3.41%
Efficiency ratio	64.30%	63.68%	62.29%	61.78%	55.52%	59.53%	59.65%
Dividend payout ratio	23.48%	20.45%	20.87%	21.04%	15.94%	—	—

	As of or for the Six Months Ended June 30,		As of or for the Year Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
Asset Quality Ratios
Allowance for loan losses to period end non-acquired loans(2)	2.08%	2.48%	2.12%	2.64%	2.92%	3.31%	3.43%
Allowance for loan losses to period nonperforming loans(2)	172.57%	286.49%	152.14%	174.65%	135.94%	95.53%	67.71%
Net charge-offs to average non-acquired loans(2)	0.09%	0.00%	0.26%	0.47%	1.12%	0.98%	1.18%
Net charge-offs to average acquired noncredit impaired loans(2)	—	—	—	—	—	—	—
Excluding acquired loans:
Nonperforming assets to period end loans and repossessed assets	1.34%	1.63%	1.76%	2.26%	2.94%	3.95%	6.04%
Nonperforming assets to period end total loans	1.34%	1.63%	1.76%	2.27%	2.95%	3.97%	6.08%
Including acquired assets:
Nonperforming assets to period end loans and repossessed assets	1.34%	1.63%	1.76%	2.26%	2.94%	3.95%	6.04%
Nonperforming assets to period end total loans	1.34%	1.63%	1.76%	2.27%	2.95%	3.97%	6.08%
Capital Ratios
Equity to assets	9.51%	8.99%	9.06%	8.31%	7.99%	7.66%	6.73%
Tangible equity to tangible assets	9.50%	8.98%	9.05%	8.30%	7.98%	7.65%	6.72%

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
(Unaudited)

        Presented below for South State and Southeastern is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2015. The information presented below should be read together with the historical consolidated financial statements of South State and Southeastern, including the related notes, filed with the SEC and, with respect to South State, incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The unaudited pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on December 31, 2015 or June 30, 2016, in the case of the book value data, and as if the merger had been effective as of January 1, 2015, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Southeastern into South State's consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2015.

        In addition, the unaudited pro forma data includes adjustments, which are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

	Historical
			South State Pro Forma Combined	Per Equivalent Southeastern Share(1)
	South State	Southeastern
Basic Income from Continuing Operations
For the year ended December 31, 2015	$4.15	$2.89	$4.15	$3.03
For the six months ended June 30, 2016	$2.04	$1.37	$2.03	$1.48
Diluted Income from Continuing Operations
For the year ended December 31, 2015	$4.11	$2.89	$4.11	$3.00
For the six months ended June 30, 2016	$2.02	$1.37	$2.02	$1.48
Cash Dividends
For the year ended December 31, 2015	$0.98	$0.60	$0.98	$0.72
For the six months ended June 30, 2016	$0.58	$0.32	$0.58	$0.42
Book Value per common share
For the year ended December 31, 2015	$43.84	$25.19	$46.75	$34.16
For the six months ended June 30, 2016	$45.64	$27.43	$50.08	$36.59
Market Value
As of June 15, 2016(2)	$67.68	$34.30	N/A	$49.45
As of August 17, 2016(3)	$72.71	$51.50	N/A	$53.13

(1)
Reflects Southeastern shares at the exchange ratio of 0.7307.

(2)
Business date immediately prior to the execution of the merger agreement.

(3)
A recent date before the date of this joint proxy statement/prospectus.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        South State common stock is listed on the NASDAQ Global Select Market under the symbol "SSB," and Southeastern common stock is quoted on OTCQB under the symbol "SBFC." The following table sets forth the high and low reported intra-day sales prices per share of South State common stock and Southeastern common stock, and the cash dividends declared per share for the periods indicated.

	South State Common Stock			Southeastern Common Stock
	High	Low	Dividend	High	Low	Dividend
2014
First Quarter	$66.76	$56.88	$0.19	$22.50	$20.35	$0.13
Second Quarter	64.39	54.03	0.20	23.75	21.55	0.13
Third Quarter	64.60	55.90	0.21	24.75	23.10	0.13
Fourth Quarter	68.50	53.87	0.22	26.76	24.30	0.13
2015
First Quarter	69.46	58.84	0.23	29.00	26.00	0.15
Second Quarter	77.09	66.53	0.24	33.50	27.80	0.15
Third Quarter	80.85	71.21	0.25	33.00	29.75	0.15
Fourth Quarter	81.80	69.54	0.26	33.25	32.00	0.15
2016
First Quarter	71.69	59.19	0.28	33.25	32.55	0.16
Second Quarter	74.62	61.83	0.30	48.60	32.60	0.16
Third Quarter (through August 17, 2016)	75.72	65.69	0.31	53.82	46.90	0.16

        On June 15, 2016, the last full trading day before the execution of the merger agreement, the high and low sales prices of shares of South State common stock as reported on the NASDAQ were $68.80 and $67.18, respectively. On [                    ], 2016, the last practicable trading day before the date of this joint proxy statement/prospectus, the high and low sales prices of shares of South State common stock as reported on the NASDAQ were $[                ] and $ [                ], respectively.

        On June 15, 2016, the last full trading day before the execution of the merger agreement, the high and low bid prices of shares of Southeastern common stock as reported on OTCQB were $34.45 and $34.30, respectively. On [                ], 2016, the last practicable trading day before the date of this joint proxy statement/prospectus, the high and low bid prices of shares of Southeastern common stock as reported on OTCQB were $[            ] and $[            ], respectively.

        As of [                ], the last date prior to printing this joint proxy statement/prospectus for which it was practicable to obtain this information for South State and Southeastern, respectively, there were approximately [            ] registered holders of South State common stock and approximately [            ] registered holders of Southeastern common stock.

        Each South State and Southeastern shareholder is advised to obtain current market quotations for South State common stock and Southeastern common stock. The market price of South State common stock and Southeastern common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of South State common stock or Southeastern common stock before or after the effective date of the merger. Changes in the market price of South State common stock prior to the completion of the merger will affect the market value of the merger consideration that Southeastern shareholders will receive upon completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of South State, Southeastern and the combined company following the proposed transaction and statements for the period following the completion of the merger. Words such as "anticipate," "believe," "feel," "expect," "estimate," "indicate," "seek," "strive," "plan," "intend," "outlook," "forecast," "project," "position," "target," "mission," "contemplate," "assume," "achievable," "potential," "strategy," "goal," "aspiration," "outcome," "continue," "remain," "maintain," "trend," "objective" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions, as they relate to South State, Southeastern, the proposed transaction or the combined company following the transaction often identify forward-looking statements.

        These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

        The forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities: (1) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between South State and Southeastern; (2) the outcome of any legal proceedings that may be instituted against South State or Southeastern; (3) the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; (4) the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where South State and Southeastern do business; (5) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (6) diversion of management's attention from ongoing business operations and opportunities; (7) potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (8) South State's ability to complete the acquisition and integration of Southeastern successfully; (9) credit risk associated with an obligor's failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (10) interest risk involving the effect of a change in interest rates on both the bank's earnings and the market value of the portfolio equity; (11) liquidity risk affecting the bank's ability to meet its obligations when they come due; (12) price risk focusing on changes in market factors that may affect the value of traded instruments in "mark-to-market" portfolios; (13) transaction risk arising from problems with service or product delivery; (14) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to South State's dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, subjecting the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) economic downturn risk resulting from changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and (20) other factors that may affect future results of South State and Southeastern.

        For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, South State and Southeastern claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. South State and Southeastern do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to South State, Southeastern or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption "Cautionary Statement Regarding Forward-Looking Statements," you should consider the following risk factors carefully in deciding whether to vote to approve the merger agreement. Additional risks and uncertainties not presently known to South State or Southeastern, if they materialize, also may adversely affect the merger and South State as the surviving corporation in the merger.

        In addition, South State's and Southeastern's respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described in this section and their respective Annual Reports on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, each of which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

Because the market price of South State common stock will fluctuate, Southeastern shareholders cannot be certain of the market value of the merger consideration they will receive.

        Upon completion of the merger, each share of Southeastern common stock will be converted into 0.7307 shares of South State common stock. The market value of the merger consideration may vary from the closing price of South State common stock on the date the parties announced the merger, on the date that this joint proxy statement/prospectus is mailed to Southeastern shareholders, on the date of the special meeting of the Southeastern shareholders and on the date the merger is completed. Any change in the market price of South State common stock prior to the completion of the merger will affect the market value of the merger consideration that Southeastern shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of South State common stock or shares of Southeastern common stock.

        Stock price changes may result from a variety of factors that are beyond the control of South State and Southeastern, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Southeastern special meeting, holders of Southeastern common stock will not know the precise market value of the consideration they will receive at the effective time of the merger. Shareholders should obtain current market quotations for shares of South State common stock and for shares of Southeastern common stock.

The market price of South State common stock after the merger may be affected by factors different from those affecting the shares of Southeastern or South State currently.

        Upon completion of the merger, holders of Southeastern common stock will become holders of South State common stock. South State's business differs in important respects from that of Southeastern, and, accordingly, the results of operations of the combined company and the market price of South State common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of South State and Southeastern.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

        Before the merger and the bank merger may be completed, South State and Southeastern must obtain approvals from the Federal Reserve Board, the FDIC, the Georgia Department of Banking and Finance and the South Carolina State Board of Financial Institutions. Other approvals, waivers or consents from regulators may also be required. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. See "The Merger—Regulatory Approvals Required for the Merger."

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

        South State and Southeastern have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on South State's ability to successfully combine the businesses of South State and Southeastern. To realize these anticipated benefits and cost savings, after the completion of the merger, South State expects to integrate Southeastern's business into its own.

        It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect South State's ability to successfully conduct its business in the markets in which Southeastern now operates, which could have an adverse effect on South State's financial results and the value of its common stock. If South State experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

        As with any merger of financial institutions, there also may be business disruptions that cause South State and/or Southeastern to lose customers or cause customers to remove their accounts from South State and/or Southeastern and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of South State and Southeastern during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what South State's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the Southeastern identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Southeastern as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see "Unaudited Pro Forma Condensed Combined Financial Statements."

The fairness opinions received by each of the South State board of directors and the Southeastern board of directors from the parties' respective financial advisors will not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the merger.

        The South State board of directors received a fairness opinion dated June 16, 2016 from KBW and the Southeastern board of directors received a fairness opinion dated June 16, 2016 from Sandler O'Neill, and such opinions have not been updated as of the date of this joint proxy statement/prospectus and will not be updated at the time of the completion of the merger. Changes in the operations and prospects of Southeastern or South State, general market and economic conditions and other factors that may be beyond the control of South State and Southeastern, may alter the value of South State or Southeastern or the prices of shares of South State common stock or Southeastern common stock by the time the merger is completed.

        The fairness opinions do not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed or as of any other date than the date of the opinions. The fairness opinions that the South State board of directors and the Southeastern board of directors received from the parties' respective financial advisors are attached as Annex B and Annex C to this joint proxy statement/prospectus.

        For a description of the opinions, see "The Merger—Opinion of Keefe, Bruyette & Woods, Inc." and "The Merger—Opinion of Sandler O'Neill & Partners, L.P." For a description of the other factors considered by the South State board of directors in determining to approve the merger, see "The Merger—South State's Reasons for the Merger; Recommendation of the South State Board of Directors." For a description of the other factors considered by the Southeastern board of directors in determining to approve the merger, see "The Merger—Southeastern's Reasons for the Merger; Recommendation of the Southeastern Board of Directors."

Certain of Southeastern's directors and executive officers have interests in the merger that may differ from the interests of Southeastern's shareholders including, if the merger is completed, the receipt of financial and other benefits.

        Southeastern shareholders should be aware that some of Southeastern's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Southeastern shareholders generally. These interests and arrangements may create potential conflicts of interest. The Southeastern board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Southeastern's shareholders vote in favor of approving the merger agreement.

        These interests include:

  •
  each of the named executive officers of Southeastern is party to various agreements with Southeastern and its affiliates that entitle such officers to certain benefits in connection with a change in control of Southeastern (such as the merger) or in the event that such named executive officer experiences a qualifying termination of employment following a change in control of Southeastern;

  •
  South State has entered into an Employment and Noncompetition Agreement with each of Mr. Blanton and Mr. Thigpen providing for their continued employment with South State following the closing of the merger;

  •
  at the effective time, each outstanding option to acquire shares of Southeastern common stock, whether or not vested, that is not exercised prior to the effective time will be cancelled by virtue of the merger and converted into a right to receive the product of (i) the number of shares of Southeastern common stock subject to such Southeastern stock option and (ii) the excess, if any, of (A) the product of the exchange ratio and the South State share value over (B) the per-share exercise price of such Southeastern stock option;

  •
  at the effective time, each restricted stock award in respect of Southeastern common stock will be cancelled by virtue of the merger and converted into a right to receive the merger consideration with respect to each share subject to the award;

  •
  South State has agreed to appoint one current member of the board of directors of either Southeastern or Georgia Bank & Trust to the South State board of directors; and

  •
  South State has agreed to invite certain members of Georgia Bank & Trust's board of directors to serve on a regional advisory board, and each such director shall receive compensation for such service.

        For a more complete description of these interests, see "The Merger—Interests of Southeastern's Directors and Executive Officers in the Merger" and "The Merger Agreement—Treatment of Southeastern Equity Awards."

        Each of the directors and certain other individual shareholders of Southeastern has entered into a voting and support agreement with South State and Southeastern, solely in their capacities as shareholders of Southeastern, pursuant to which they have agreed, among other things, to vote in favor of the Southeastern merger proposal and the other proposals presented at the Southeastern special meeting and against any alternative acquisition proposal. For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements." As of the record date, Southeastern shareholders who are parties to the voting and support agreements beneficially owned and were entitled to vote approximately [          ] shares of Southeastern common stock representing approximately [        ]% of the shares of Southeastern common stock outstanding on that date.

Termination of the merger agreement could negatively impact Southeastern or South State.

        There may be various negative consequences if the merger agreement is terminated. For example, Southeastern's or South State's businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Southeastern's or South State's common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in company recommendation by the Southeastern board of directors, Southeastern may be required to pay to South State a termination fee of $14 million.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of South State or Southeastern.

        If the merger is not completed for any reason, including as a result of South State or Southeastern shareholders declining to approve the merger agreement, the ongoing business of South State or Southeastern may be adversely affected and, without realizing any of the benefits of having completed the merger, South State or Southeastern would be subject to a number of risks, including the following:

  •
  South State or Southeastern may experience negative reactions from the financial markets, including negative impacts on its stock price;

  •
  South State or Southeastern may experience negative reactions from its customers, vendors and employees;

  •
  the merger agreement places certain restrictions on the conduct of South State's and Southeastern's respective businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of the other party (not to be unreasonably withheld or delayed), may prevent each company from undertaking certain business combinations or taking certain other specified actions during the pendency of the merger (see "The Merger Agreement—Conduct of Businesses of Prior to the Completion of the Merger"); and

  •
  matters relating to the merger (including integration planning) will require substantial commitments of time and resources by South State and Southeastern management, which would otherwise have been devoted to other opportunities that may have been beneficial to South State and Southeastern as an independent company.

Southeastern will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Southeastern. These uncertainties may impair Southeastern's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Southeastern to seek to change existing business relationships with Southeastern. Retention of certain employees by Southeastern may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Southeastern or South State. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Southeastern or South State, Southeastern's business or Southeastern's business assumed by South State following the merger could be harmed. In addition, subject to certain exceptions, Southeastern has agreed to operate its business in the ordinary course prior to closing. See "The Merger Agreement—Conduct of Businesses of Prior to the Completion of the Merger" for a description of the restrictive covenants applicable to Southeastern.

If the merger is not completed, South State and Southeastern will have incurred substantial expenses without realizing the expected benefits of the merger.

        Each of South State and Southeastern has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC and fees to other regulators in connection with the merger. If the merger is not completed, South State and Southeastern would have to recognize these and other expenses without realizing the expected benefits of the merger.

The merger agreement limits Southeastern's ability to pursue an alternative acquisition proposal and requires it to pay a termination fee of $14 million under certain circumstances.

        The merger agreement prohibits Southeastern from initiating, soliciting, knowingly encouraging or knowingly facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See "The Merger Agreement—Agreement Not to Solicit Other Offers." The merger agreement also provides that Southeastern must pay a termination fee in the amount of $14 million in the event that the merger agreement is terminated for certain reasons, including circumstances involving a change in company recommendation by the Southeastern board of directors. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Southeastern from considering or proposing such an acquisition. See "The Merger Agreement—Termination Fee."

The shares of South State common stock to be received by Southeastern shareholders as a result of the merger will have different rights from the shares of Southeastern common stock.

        Upon completion of the merger, Southeastern shareholders will become South State shareholders and their rights as shareholders will be governed by South Carolina law and South State's articles of incorporation and bylaws, each as amended to date. The rights associated with Southeastern common stock are different from the rights associated with South State common stock. Please see "Comparison of Shareholders' Rights" beginning on page [    ] for a discussion of the different rights associated with South State common stock.

Southeastern's shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Currently, Southeastern's shareholders have the right to vote in the election of the Southeastern board of directors and the power to approve or reject any matters requiring shareholder approval under Georgia law and Southeastern's articles of incorporation and bylaws, each as amended to date. Upon the completion of the merger, each Southeastern shareholder will become a shareholder of South State with a percentage ownership of South State that is smaller than the shareholder's current percentage ownership of Southeastern.

        After the merger, Southeastern shareholders in the aggregate are expected to become owners of approximately [        ]% of the outstanding shares of South State common stock (without giving effect to any shares of South State common stock held by Southeastern shareholders prior to the merger). Even if all former Southeastern shareholders voted together on all matters presented from time to time to South State's shareholders, the former Southeastern shareholders would exercise significantly less influence over South State after the merger relative to their influence over Southeastern prior to the merger, and thus would have a less significant impact on the approval or rejection of future proposals submitted to a shareholder vote. Additionally, at the effective time, the initial board of directors of the surviving corporation, which will be comprised of 14 directors, will include one current member of the board of directors of either Southeastern or Georgia Bank & Trust to be designated by South State prior to closing and 13 current members of the South State board of directors.

THE SOUTH STATE SPECIAL MEETING

        This section contains information for South State shareholders about the special meeting that South State has called to allow its shareholders to consider and vote on the merger agreement. South State is mailing this joint proxy statement/prospectus to you, as a South State shareholder, on or about [                ], 2016. Together with this joint proxy statement/prospectus, South State is also sending to you a notice of the special meeting of South State shareholders and a form of proxy card that the South State board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of Meeting

        The special meeting will be held on [            ], at [        ] local time, at [            ].

Matters to Be Considered

        At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

  •
  the South State merger proposal; and

  •
  the South State adjournment proposal.

Recommendation of the South State Board of Directors

        The South State board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of South State common stock, are advisable and in the best interests of South State and its shareholders and has unanimously approved the merger agreement. The South State board of directors unanimously recommends that South State shareholders vote "FOR" the South State merger proposal and "FOR" the South State adjournment proposal. See "The Merger—South State's Reasons for the Merger; Recommendation of the South State Board of Directors" for a more detailed discussion of the recommendation of the South State board of directors.

Record Date and Quorum

        The South State board of directors has fixed the close of business on [                ] as the record date for determining the holders of South State common stock entitled to receive notice of and to vote at the South State special meeting.

        As of the record date, there were [            ] shares of South State common stock outstanding and entitled to vote at the South State special meeting held by approximately [            ] holders of record. Each share of South State common stock entitles the holder to one vote at the South State special meeting on each proposal to be considered at the South State special meeting.

        The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of South State common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of South State common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the South State special meeting.

Vote Required; Treatment of Abstentions and Failure to Vote

        Approval of each of the South State merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of South State common stock entitled to vote on each such proposal. If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee with respect to the South State merger proposal, it will have the same effect as a vote "AGAINST" such proposal.

        Approval of the South State adjournment proposal requires the affirmative vote of a majority of the votes cast by shareholders of South State at the South State special meeting. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the South State special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the South State adjournment proposal, it will have no effect on the proposal.

Shares Held by South State Officers and Directors

        As of the record date, there were [            ] shares of South State common stock entitled to vote at the special meeting. As of the record date, Southeastern and its subsidiaries held [            ] shares of South State common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held [            ] shares of South State common stock.

        As of the record date, the directors and executive officers of South State and their affiliates beneficially owned and were entitled to vote approximately [            ] shares of South State common stock representing approximately [    ]% of the shares of South State common stock outstanding on that date. We currently expect that South State's directors and executive officers will vote their shares in favor of the South State merger proposal and South State adjournment proposal, although they have no obligation to do so.

Voting of Proxies; Incomplete Proxies

        Each copy of this joint proxy statement/prospectus mailed to holders of South State common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the special meeting.

        If you hold your stock in "street name" through a bank, broker or other nominee, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

        All shares represented by valid proxies that South State receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the South State merger proposal and "FOR" the South State adjournment proposal. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of South State common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the South State special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of South State common stock in "street name," your broker, bank or other nominee will vote your shares of South State common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus. We believe that the South State merger proposal and the South State adjournment proposal are "non-routine" proposals and your bank, broker or other nominee can vote your shares of South State common stock only with your specific voting instructions.

Revocability of Proxies and Changes to a South State Shareholder's Vote

        If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to William C. Bochette III, South State's corporate secretary or (3) attending the special meeting in person, notifying Mr. Bochette and voting by ballot at the special meeting.

        Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Mr. Bochette, South State's corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

South State Corporation
520 Gervais Street
Columbia, South Carolina 29201
Attention: William C. Bochette III, Corporate Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

        South State is soliciting your proxy in conjunction with the merger. South State will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, South State will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of South State common stock and secure their voting instructions. South State will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, South State may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the South State shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Meeting

        All holders of South State common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. South State reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without South State's express written consent.

Assistance

        If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of South State common stock, please contact William C. Bochette III, South State's corporate secretary, at the following address or telephone number:

520 Gervais Street
Columbia, South Carolina 29201
(800) 277-2175

 THE SOUTHEASTERN SPECIAL MEETING

        This section contains information for Southeastern shareholders about the special meeting that Southeastern has called to allow its shareholders to consider and vote on the merger agreement. Southeastern is mailing this joint proxy statement/prospectus to you, as a Southeastern shareholder, on or about [            ], 2016. Together with this joint proxy statement/prospectus, Southeastern is also sending to you a notice of the special meeting of Southeastern shareholders and a form of proxy card that the Southeastern board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

        This joint proxy statement/prospectus is also being furnished by South State to Southeastern shareholders as a prospectus in connection with the issuance of shares of South State common stock as merger consideration upon the consummation of the merger.

Date, Time and Place of Meeting

        The special meeting will be held on [            ], at [        ] local time, at [            ].

Matters to Be Considered

        At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

  •
  the Southeastern merger proposal;

  •
  the Southeastern adjournment proposal; and

  •
  the compensation proposal.

Recommendation of the Southeastern Board of Directors

        The Southeastern board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Southeastern and its shareholders and has unanimously approved the merger agreement. The Southeastern board of directors unanimously recommends that Southeastern shareholders vote "FOR" the Southeastern merger proposal, "FOR" the Southeastern adjournment proposal and "FOR" the compensation proposal. See "The Merger—Southeastern's Reasons for the Merger; Recommendation of the Southeastern Board of Directors" for a more detailed discussion of the recommendation of the Southeastern board of directors.

Record Date and Quorum

        The Southeastern board of directors has fixed the close of business on [            ] as the record date for determining the holders of shares of Southeastern common stock entitled to receive notice of and to vote at the Southeastern special meeting.

        As of the record date, there were [        ] shares of Southeastern common stock outstanding and entitled to vote at the Southeastern special meeting held by approximately [            ] holders of record. Each share of Southeastern common stock entitles the holder to one vote at the Southeastern special meeting on each proposal to be considered at the Southeastern special meeting.

        The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Southeastern common stock will constitute a quorum for the transaction of business. All shares of Southeastern common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Southeastern special meeting.

Vote Required; Treatment of Abstentions and Failure to Vote

        Approval of the Southeastern merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Southeastern common stock entitled to vote on the proposal. If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee with respect to the proposal to approve the merger agreement, it will have the same effect as a vote "AGAINST" the proposal.

        Approval of each of the Southeastern adjournment proposal and the compensation proposal requires the affirmative vote of a majority of the votes cast by shareholders of Southeastern common stock at the Southeastern special meeting. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the Southeastern special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Southeastern adjournment proposal or the compensation proposal, it will have no effect on such proposals.

Shares Held by Southeastern Officers and Directors

        As of the record date, there were [            ] shares of Southeastern common stock entitled to vote at the special meeting.

        As of the record date, South State and its subsidiaries held [                ] shares of Southeastern common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held [                ] shares of Southeastern common stock.

        As of the record date, the directors and executive officers of Southeastern and their affiliates beneficially owned and were entitled to vote approximately [            ] shares of Southeastern common stock representing approximately [    ]% of the shares of Southeastern common stock outstanding on that date. See "The Merger—Interests of Southeastern's Directors and Executive Officers in the Merger."

        Each of the directors and certain other individual shareholders of Southeastern have entered into a voting and support agreement with South State and Southeastern, solely in their capacities as shareholders of Southeastern, pursuant to which they have agreed, among other things, to vote in favor of the Southeastern merger proposal and the other proposals presented at the Southeastern special meeting and against any alternative acquisition proposal. For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements." As of the record date, Southeastern shareholders who are parties to the voting and support agreements beneficially owned and were entitled to vote approximately [                ] shares of Southeastern common stock representing approximately [    ]% of the shares of Southeastern common stock outstanding on that date.

Voting of Proxies; Incomplete Proxies

        Each copy of this joint proxy statement/prospectus mailed to holders of Southeastern common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the special meeting.

        If you hold your stock in "street name" through a bank, broker or other nominee, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

        Do not send your Southeastern stock certificates with your proxy card. After the merger is completed, you will be mailed a transmittal form with instructions on how to exchange your Southeastern stock certificates for the merger consideration.

        All shares represented by valid proxies that Southeastern receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the Southeastern merger proposal, "FOR" the Southeastern adjournment proposal and "FOR" the compensation proposal. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of Southeastern common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker or other nominee that are represented at the Southeastern special meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Southeastern common stock in "street name," your bank, broker or other nominee will vote your shares of Southeastern common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus. We believe that the Southeastern merger proposal, the Southeastern adjournment proposal and the compensation proposal are "non-routine" proposals and your bank, broker or other nominee can vote your shares of Southeastern common stock only with your specific voting instructions.

Revocability of Proxies and Changes to a Southeastern Shareholder's Vote

        If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Southeastern's corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting.

        Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Southeastern's corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

Southeastern Bank Financial Corporation
3530 Wheeler Road
Augusta, Georgia 30909
Attention: Secretary

        If your shares are held in "street name" by a bank, broker or nominee, you should follow the instructions of your bank, broker or nominee regarding the revocation of proxies.

Solicitation of Proxies

        Southeastern is soliciting your proxy in conjunction with the merger. Southeastern will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Southeastern will request that banks, brokers and other nominees send proxies and proxy material to the beneficial owners of Southeastern common stock and secure their voting instructions. Southeastern will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Southeastern may use its directors and employees, who will not be specially compensated, to solicit proxies from the Southeastern shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Meeting

        All holders of Southeastern common stock, including shareholders of record and shareholders who hold their shares through banks, brokers or nominees, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Southeastern reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Southeastern's express written consent.

Assistance

        If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Southeastern common stock, please contact Darrell R. Rains, Executive Vice President and Chief Financial Officer, 4487 Columbia Road, Martinez, Georgia 30907, (706) 738-1378.

INFORMATION ABOUT SOUTH STATE

        South State Corporation is a South Carolina corporation that is a BHC registered with the Federal Reserve Board under the BHC Act. South State provides a wide range of banking services and products to its customers through its wholly owned bank subsidiary, South State Bank, a South Carolina banking corporation (which we refer to as "South State Bank"). South State does not engage in any significant operations other than the ownership of its banking subsidiary.

        South State Bank provides a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans through financial centers in South Carolina, North Carolina, northeast Georgia, and coastal Georgia. South State coordinates the financial resources of the consolidated enterprise and thereby maintains financial, operational and administrative systems that allow centralized evaluation of subsidiary operations and coordination of selected policies and activities. South State's operating revenues and net income are derived primarily from cash dividends received from South State Bank. As of June 30, 2016, South State had approximately $8.8 billion in assets, $6.4 billion in loans, $7.2 billion in deposits, $1.1 billion in shareholders' equity, and a market capitalization of approximately $1.8 billion.

        South State Bank began operating in 1934 and has maintained its ability to provide superior customer service while also leveraging its size to offer many products more common to super-regional banks. South State has pursued a growth strategy that relies primarily on organic growth, supplemented by the acquisition of select financial institutions or branches in certain market areas. In recent years, South State has continued to grow its business in South Carolina, and has expanded into North Carolina and Georgia through, among other things, the following acquisitions:

  •
  Community Bank & Trust—January 29, 2010—FDIC purchase and assumption agreement

  •
  Habersham Bank—February 18, 2011—FDIC purchase and assumption agreement

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  BankMeridian, N.A.—July 29, 2011—FDIC purchase and assumption agreement

  •
  Peoples Bancorporation, Inc.—April 24, 2012—Whole bank acquisition

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  The Savannah Bancorp, Inc.—December 13, 2012—Whole bank acquisition

  •
  First Financial Holdings, Inc.—July 26, 2013—Whole bank acquisition with FDIC purchase and assumption agreements of Cape Fear Bank and Plantation Federal Bank

  •
  Bank of America, N.A. ("BOA")—August 21, 2015—Branch acquisition, which resulted in the purchase of 12 South Carolina branch locations and one Georgia branch location from BOA.

        The principal executive offices of South State are located at 520 Gervais Street, Columbia, South Carolina 29201, and its telephone number is (800) 277-2175. South State's website can be accessed at http://www.southstatebank.com. Information contained in South State's website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. South State common stock is quoted on the NASDAQ under the symbol "SSB."

        Additional information about South State and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

 INFORMATION ABOUT SOUTHEASTERN

        Southeastern is a Georgia corporation that is a BHC registered with the Federal Reserve Board under the BHC Act. Southeastern's wholly-owned subsidiary, Georgia Bank & Trust Company of Augusta, primarily does business in the Augusta-Richmond County, GA-SC metropolitan area. Georgia Bank & Trust operates its main office and eight full service branches in Augusta, Martinez, and Evans, Georgia, with mortgage origination offices located in Augusta and Savannah, Georgia. Georgia Bank & Trust also operates three full service branches in North Augusta and Aiken, South Carolina under the name "Southern Bank & Trust, a division of Georgia Bank & Trust Company of Augusta."

        Georgia Bank & Trust is community oriented and focuses primarily on offering real estate, commercial and consumer loans and various deposit and other services to individuals, small to medium sized businesses and professionals in its market area. Georgia Bank & Trust is the largest locally owned and operated financial institution headquartered in Richmond and Columbia Counties of Georgia. Each member of Southeastern's management team is a banking professional with many years of experience in the Augusta or Aiken market with this and other banking organizations. A large percentage of Southeastern's management has worked together for many years. Georgia Bank & Trust competes against the larger regional and super-regional banks operating in its market by emphasizing the stability and accessibility of its management, management's long-term familiarity with the market, immediate local decision making and the pride of local ownership.

        The principal executive offices of Southeastern are located at 3530 Wheeler Road, Augusta, Georgia 30909, and its telephone number is (706) 738-6990. Southeastern's website can be accessed at http://www.georgiabankandtrust.com. Information contained in Southeastern's website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. Southeastern common stock is quoted on OTCQB under the symbol "SBFC."

        Additional information about Southeastern and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

 THE MERGER

        The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

        Each of the South State board of directors and the Southeastern board of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of Southeastern with and into South State, with South State continuing as the surviving entity. In the merger, each share of Southeastern common stock, par value $3.00 per share, issued and outstanding immediately prior to the completion of the merger, except for specified shares of Southeastern common stock held by Southeastern or South State and dissenting shares, will be converted into the right to receive 0.7307 shares of South State common stock, par value $2.50 per share. Immediately following the merger, Georgia Bank & Trust, a wholly owned bank subsidiary of Southeastern, will merge with and into South State Bank, with South State Bank continuing as the surviving bank. No fractional shares of South State common stock will be issued in connection with the merger, and holders of Southeastern common stock will be entitled to receive, in lieu thereof, an amount in cash, rounded to the nearest whole cent, equal to (x) the fraction of a share of South State common stock to which the holder would otherwise be entitled multiplied by (y) the South State share value. For a discussion of the treatment of awards outstanding under Southeastern's equity plans outstanding as of the effective time, see "The Merger Agreement—Treatment of Southeastern Equity Awards."

        Southeastern shareholders and South State shareholders are being asked to approve the merger agreement. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

        Each of the South State board of directors and the Southeastern board of directors and the companies' respective senior management have from time to time separately engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance their respective companies' performance and prospects in light of competitive and other relevant developments, all with the goal of enhancing shareholder value. For each company, these reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives and the potential benefits and risks of any such transactions.

        In October 2015, the Southeastern board of directors directed senior management to explore means of obtaining greater liquidity for shareholders of Southeastern that may be looking to sell their shares at prices which were representative of Southeastern's market, operations and prospects. Thereafter, in November 2015, senior management held preliminary discussions with Sandler O'Neill regarding Southeastern's financial position and strategic alternatives, including analysis of Southeastern's stand-alone financial projections, potential acquisition opportunities, minority liquidity options and a potential sale of Southeastern.

        In October 2015, South State's Chief Executive Officer, Robert R. Hill, Jr., reached out to Southeastern's Chief Executive Officer, R. Daniel Blanton, to request a meeting. During the meeting, which was held on October 28, 2015, Messrs. Hill and Blanton reviewed the opportunities available to, and challenges faced by, their respective companies and, on an informal basis, discussed, in general terms, the possibility of a strategic transaction involving South State and Southeastern.

        On December 2, 2015, the Southeastern board of directors held a special meeting to review senior management's exploration of potential liquidity options. Representatives of Bryan Cave LLP ("Bryan Cave"), Southeastern's legal advisors, met with the Southeastern board of directors to discuss Southeastern's strategic alternatives. Following significant discussion amongst the Southeastern board of directors, the Southeastern board of directors unanimously authorized senior management to engage Sandler O'Neill to assist Southeastern in its exploration of strategic alternatives.

        In December 2015, Messrs. Hill and Blanton had a series of phone conversations in which they discussed, on an informal basis, the general terms of a potential transaction involving South State and Southeastern.

        In early January 2016, Southeastern formally engaged Sandler O'Neill as its financial advisor.

        On March 23, 2016, representatives of Sandler O'Neill delivered a presentation to the Southeastern board of directors regarding strategic alternatives for Southeastern, including a review of Southeastern's prospects remaining independent and an analysis of the merger market for commercial banks in the southeastern United States, which included identifying a universe of 28 potential merger partners. Sandler O'Neill's presentation included a review of Southeastern's strategic position in the Augusta, Georgia, market, Southeastern's market valuation as a public company with limited trading liquidity, and the landscape for community bank merger activity in the southeastern United States. Representatives of Sandler O'Neill reviewed with the Southeastern board of directors some of the challenges that Southeastern could expect to face if it remained independent, including challenges related to providing liquidity to shareholders, replacing senior management over time, board succession planning, and increasing regulatory burdens.

        Sandler O'Neill's representatives also reviewed a list of potential buyers, identifying seven institutions, including South State, which Sandler O'Neill identified as having the financial capacity and geographic and strategic fit to maximize the consideration that would be delivered in a potential transaction with Southeastern. Sandler O'Neill's presentation included further analysis of these seven institutions, including analysis regarding the capacity and fit of each institution for a transaction with Southeastern. Various senior officers and directors of Southeastern had known senior officers and directors of each of the seven identified potential counterparties over many years through their prior employment, trade group involvement and civic activities.

        At the same meeting, representatives of Bryan Cave reviewed the directors' fiduciary duties under Georgia law in the context of a potential merger transaction. Representatives of Sandler O'Neill and Bryan Cave also discussed with the Southeastern board of directors various potential processes for engaging in strategic alternatives, ranging from a purely negotiated sale with one counterparty to an auction with broad participation, including the possible benefits and risks of each approach. The Southeastern board of directors discussed with its representatives its desire to maximize the confidentiality of the process, feeling that a broad auction approach would be more likely to result in harmful leaks of information, which could reduce the value of Southeastern. Following significant discussions of the capacity and fit of the seven identified potential counterparties, the culture of each, and the desire of the Southeastern board of directors to preserve the confidentiality of a potential transaction, the Southeastern board of directors selected two of the seven potential parties as having the best mix of capacity, fit and culture: South State and another publicly traded bank holding company headquartered in the southeastern United States referred to as "Party A." Accordingly, the Southeastern board of directors instructed representatives of Sandler O'Neill to conduct parallel preliminary discussions with both South State and Party A.

        In April 2016, representatives of Sandler O'Neill distributed non-disclosure agreements to the two parties previously selected by the Southeastern board of directors. After each party executed a non-disclosure agreement, representatives of Sandler O'Neill distributed confidential preliminary due diligence materials and provided access to a virtual data room to both parties. At the end of April,

South State contacted KBW to serve as its outside financial advisor in connection with the potential strategic transaction with Southeastern.

        In early May, Southeastern's senior management and representatives of Sandler O'Neill separately met with both parties for preliminary due diligence meetings and provided responses to their respective requests for additional information.

        On May 16, 2016, Southeastern received non-binding indications of interests from both parties.

        South State's non-binding indication of interest proposed merger consideration consisting of 100% stock at a price equal to $52.00 per share, for an aggregate implied purchase price of approximately $352 million. Based upon South State's closing stock price on May 13, 2016, the $52.00 per share offer represented an exchange ratio of 0.757 shares of South State common stock for each outstanding share of Southeastern common stock.

        Party A submitted a non-binding indication of interest proposing merger consideration consisting of 60% stock and 40% cash at a price range between $45.00 and $50.00 per share, which represented an aggregate implied purchase price of between $304 million and $339 million.

        The Southeastern board of directors held a special meeting on May 18, 2016 to discuss the two non-binding indications of interest previously received. Representatives of Sandler O'Neill and Bryan Cave were also present at the meeting and advised the Southeastern board of directors on the terms of the respective indications of interest. Following discussion, the Southeastern board of directors directed representatives of Sandler O'Neill and Bryan Cave to seek a few clarifications from South State regarding the non-binding indication of interest it had submitted, and assuming satisfactory resolution of such clarifications, to pursue negotiation and entry into a definitive merger agreement with South State.

        On May 23, 2016, South State and Southeastern executed a non-binding indication of interest (the "May 23 Letter"), which provided for an all-stock transaction based on an implied offer price of $52.00 per share with a fixed exchange ratio to be based on the 20 trading-day volume weighted average price for South State prior to the execution of a definitive agreement, provided that the exchange ratio would not be less than 0.7206:1 or above 0.7964:1. Pursuant to the terms of the May 23 Letter, Southeastern agreed to work exclusively with South State from the date of the May 23 Letter until July 1, 2016, with respect to any potential transaction, including any potential merger, business combination or sale of all or substantially all of the stock or assets of Southeastern or any of its subsidiaries.

        Following execution of the May 23 Letter, confirmatory due diligence between the parties continued. Members of senior management of each party held periodic discussions regarding the terms of a potential strategic transaction, and each party exchanged materials and information and scheduled meetings to facilitate mutual due diligence.

        On June 7, 2016, South State and Southeastern, accompanied by their respective advisors, including representatives from KBW, Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), Sandler O'Neill and Bryan Cave, attended a series of on-site due diligence and management meetings at South State's corporate headquarters in Columbia, South Carolina. Throughout the day, members of management of each of the companies and their advisors engaged in a series of comprehensive discussions about South State's and Southeastern's respective businesses, prospects and financial condition.

        On June 8, 2016, representatives of Wachtell Lipton provided Bryan Cave a draft merger agreement and draft form of voting and support agreement. Over the next several days, representatives of Wachtell Lipton and Bryan Cave discussed and negotiated the terms and conditions set forth in the draft merger agreement, including, among other things, provisions related to the conditions to closing under and termination of the merger agreement, as well as certain provisions set forth in the draft form of voting and support agreement. During this time, representatives of South State and Southeastern also continued to engage in a number of additional due diligence conversations.

        On June 15, 2016, the Southeastern board of directors held a special meeting to review the terms of proposed merger agreement with South State. Representatives of Bryan Cave and Sandler O'Neill were also present. Representatives of Bryan Cave again reviewed the fiduciary duties of the directors under Georgia law in the context of the strategic transaction, circulated copies of the most recent draft of the merger agreement and of the other draft transaction documents, as well as a summary of the terms thereof and discussed the material terms and conditions set forth in the draft merger agreement.

        On the morning of June 16, 2016, the Southeastern board of directors met and heard an updated presentation by representatives of Sandler O'Neill, which discussed the basis for Sandler O'Neill's opinion that the proposed merger consideration was fair from a financial point of view to Southeastern's common shareholders. Sandler O'Neill then rendered its oral opinion (which was subsequently confirmed in writing) to the Southeastern board of directors to the effect that, as of June 16, 2016 and subject to the factors and assumptions set forth in such opinion, the merger consideration was fair to the holders of Southeastern common stock from a financial point of view. Representatives of Bryan Cave reviewed resolutions to approve and authorize the signing of the merger agreement and the submission of the merger agreement to Southeastern's shareholders for approval with the Southeastern board of directors' recommendation that the shareholders vote for approval of the merger agreement. After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting, including factors described under "—Southeastern's Reasons for the Merger; Recommendation of the Southeastern Board of Directors," the Southeastern board of directors unanimously voted to adopt the resolutions and approve the signing of the merger agreement.

        On the morning of June 16, 2016, the South State board of directors held a special meeting to review the terms of the proposed merger agreement with Southeastern. Representatives of Wachtell Lipton and KBW were also present. Prior to the meeting, the directors received copies of the most recent draft of the merger agreement and of the other draft transaction documents as well as a summary of the terms thereof and draft resolutions of the South State board of directors from Wachtell Lipton, and materials prepared by KBW. Representatives of Wachtell Lipton reviewed the fiduciary duties of the directors under South Carolina law in the context of the strategic transaction, and summarized and discussed the material terms and conditions set forth in the draft merger agreement. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the South State board of directors an oral opinion (which was subsequently confirmed in writing) to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to South State. Representatives of Wachtell Lipton then reviewed resolutions to approve and authorize the signing of the merger agreement and the submission of the merger agreement to South State's shareholders for approval with the recommendation of the South State board of directors that the shareholders vote for approval of the merger agreement. After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting, including factors described under "—South State's Reasons for the Merger; Recommendation of the South State Board of Directors," the South State board of directors unanimously voted to adopt the resolutions and approve the signing of the merger agreement.

        Thereafter, on the evening of June 16, 2016, the merger agreement and the voting and support agreements were executed by South State and Southeastern, and certain shareholders party thereto.

Before market open on June 17, 2016, South State and Southeastern issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

South State's Reasons for the Merger; Recommendation of the South State Board of Directors

        After careful consideration, the South State board of directors, at a meeting held on June 16, 2016, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of South State common stock, are advisable and in the best interests of South State and its shareholders.

        Accordingly, the South State board of directors unanimously adopted and approved the merger agreement and unanimously recommends that South State shareholders vote (1) "FOR" the proposal to approve the merger agreement and (2) "FOR" the proposal to adjourn the South State special meeting, if necessary or appropriate, to solicit additional proxies in favor of the South State merger proposal.

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that South State shareholders approve the merger, the South State board of directors evaluated the merger agreement and the merger in consultation with South State management, as well as with its outside financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of South State's, Southeastern's and the combined company's businesses, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the South State board of directors considered its view that Southeastern's financial condition and asset quality are sound, that Southeastern's business and operations complement those of South State, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger market presence and more diversified loan portfolio as well as a more attractive funding base, than South State on a stand-alone basis. The South State board of directors further considered that Southeastern's earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combined company to have superior future earnings and prospects compared to South State's earnings and prospects on a stand-alone basis. In particular, the South State board of directors considered the following:

  •
  the strategic rationale for the merger, given its potential of enhancing South State's Georgia-South Carolina border franchise and the close proximity of Southeastern to South State's existing franchise;

  •
  potential growth opportunities through South State's expansion into the desirable Augusta, Georgia market, in which Southeastern currently is second in deposit share and expanded branch network through South Carolina, Georgia and North Carolina;

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  the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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  no branch overlap, which would lead to superior employee retention; and

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  Southeastern's proven organic growth capabilities without material strategic transformations;

  •
  the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on certain financial metrics;

  •
  its understanding of the current and prospective environment in which South State and Southeastern operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on South State both with and without the merger;

  •
  its review and discussions with South State's management concerning the due diligence examination of Southeastern's business;

  •
  South State management's expectation that South State will retain its strong capital position and asset quality upon completion of the transaction;

  •
  the opinion, dated June 16, 2016, of KBW, South State's financial advisor, to the South State board of directors, to the effect that, as of that date, and based on the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to South State, as more fully described below in "—Opinion of Keefe, Bruyette & Woods, Inc.";

  •
  its review with its outside legal advisor, Wachtell Lipton, of the terms of the merger agreement, including the tax treatment, deal protection and termination provisions;

  •
  the fact that South State's shareholders would have an opportunity to approve the merger;

  •
  South State's past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions;

  •
  the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

  •
  the possibility of encountering difficulties in successfully integrating Southeastern's business, operations and workforce with those of South State;

  •
  the fact that the combined company will have more than $10 billion in assets on a pro forma basis and thus be subject to greater compliance requirements and limitations on certain types of fee income;

  •
  certain anticipated merger-related costs;

  •
  the diversion of management attention and resources from the operation of South State's business and toward the completion of the merger; and

  •
  the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions.

        The foregoing discussion of the information and factors considered by the South State board of directors is not intended to be exhaustive, but includes the material factors considered by the South State board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the South State board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the South State board of directors may have given different weight to different factors. The South State board of directors considered all these factors as a whole and considered the factors overall to be favorable to, and to support, its determination.

        The foregoing explanation of the South State board of directors' reasoning and all other information presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed in "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of Keefe, Bruyette & Woods, Inc.

        South State engaged KBW to render financial advisory and investment banking services to South State, including providing an opinion to the South State board of directors as to the fairness, from a financial point of view, to South State of the exchange ratio in the merger. South State selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and familiarity with South State and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

        In connection with its engagement, representatives of KBW attended the meeting of the South State board of directors held on June 16, 2016 at which the South State board of directors evaluated the merger. At this meeting, KBW reviewed the financial aspects of the merger and rendered an oral opinion (subsequently confirmed in writing) to the South State board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to South State. The South State board of directors approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the written opinion, dated as of June 16, 2016, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion. South State's shareholders are encouraged to read the opinion in its entirety.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the South State board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger, to South State. It did not address the underlying business decision of South State to engage in the merger or enter into the merger agreement or constitute a recommendation to the South State board of directors in connection with the merger, and it does not constitute a recommendation to any holder of South State common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of South State and Southeastern and bearing upon the merger, including, among other things:

  •
  a draft of the merger agreement, dated June 14, 2016 (the most recent draft then made available to KBW);

  •
  the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of South State;

  •
  the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 of South State;

  •
  the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Southeastern;

  •
  the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2016 of Southeastern;

  •
  certain regulatory filings of South State and Southeastern and their respective subsidiaries, including the quarterly FRY-9Cs and call reports filed with respect to each quarter during the three-year period ended December 31, 2015 and the quarter ended March 31, 2016;

  •
  certain other interim reports and other communications of South State and Southeastern to their respective stockholders; and

  •
  other financial information concerning the businesses and operations of South State and Southeastern furnished to KBW by South State and Southeastern or which KBW was otherwise directed to use for purposes of its analysis.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  •
  the historical and current financial position and results of operations of South State and Southeastern;

  •
  the assets and liabilities of South State and Southeastern;

  •
  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  •
  a comparison of certain financial information of South State and Southeastern and certain stock market information of South State with similar information for certain other companies the securities of which are publicly traded;

  •
  financial and operating forecasts of Southeastern with respect to the 2016 fiscal year that were prepared by, and provided to KBW and discussed with KBW by, the management of Southeastern, and financial and operating forecasts of Southeastern with respect to fiscal years 2017 through 2022 that were prepared by, and provided to KBW and discussed with KBW by, the management of South State, all of which information was used and relied upon by KBW based on such discussions with such managements, at the direction of South State management and with the consent of the South State board of directors;

  •
  publicly available consensus "street estimates" of South State for 2016 and 2017, which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the South State board of directors; and

  •
  estimates regarding certain pro forma financial effects of the merger on South State (including but not limited to the potential cost savings and related expenses expected to result or be derived from the merger) that were prepared by South State management, provided to and discussed with KBW by such management, and used and relied upon at the direction of such management with the consent of the South State board of directors.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the managements of South State and Southeastern regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of South State, upon the management of Southeastern as to the reasonableness and achievability of the fiscal year 2016 financial and operating forecasts of Southeastern (and the assumptions and bases therefor) referred to above, and KBW assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management and that such forecasts would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon South State management as to the reasonableness and achievability of the fiscal years 2017 through 2022 financial and operating forecasts of Southeastern (and the assumptions and bases therefor) referred to above, as well as the publicly available consensus "street estimates" of South State for 2016 and 2017 and the estimates regarding certain pro forma financial effects of the merger on South State (and the assumptions and bases therefor, including, without limitation, the potential cost savings and related expenses expected to result or be derived from the merger) referred to above, and KBW assumed that all of such forecasts and estimates were reasonably prepared on bases reflecting, or in the case of such publicly available consensus "street estimates" of South State were consistent with, the best currently available estimates and judgments of South State management, and that the forecasts and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

        It is understood that such forecasts and estimates of South State and Southeastern that were provided to and discussed with KBW were not prepared with the expectation of public disclosure, that all such forecasts and projections, together with the publicly available consensus "street estimates" of South State referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the managements of South State and Southeastern and with consent of the South State board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either South State or Southeastern since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with South State's consent, that the aggregate allowances for loan and lease losses for South State and Southeastern are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of South State or Southeastern, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of South State or Southeastern under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold.

Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW assumed, in all respects material to its analyses:

  •
  the merger and any related transaction (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the latest draft of the merger agreement that had been reviewed by KBW) with no adjustments to the exchange ratio;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any related documents; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the bank merger), no delay, limitation, restriction or condition, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of South State, Southeastern or the pro forma entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

        KBW assumed that the merger will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of South State that South State relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to South State, Southeastern, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to South State. KBW expressed no view or opinion as to any other terms or aspects of the merger or any terms or aspects of any related transaction (including the bank merger), including, without limitation, the form or structure of the merger or any such related transaction, or any consequences of the merger or any such related transaction to South State, its stockholders, creditors or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of South State to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by South State or the South State board of directors;

  •
  the fairness of the amount or nature of any compensation to any of South State's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of South State common stock or relative to the exchange ratio;

  •
  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of South State or Southeastern or any other party to any other transaction contemplated by the merger agreement;

  •
  the actual value of South State common stock to be issued in the merger;

  •
  the prices, trading range or volume at which South State common stock might trade following the public announcement of the merger;

  •
  the prices, trading range or volume at which South State common stock might trade following the consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to South State, Southeastern, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, South State and Southeastern. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the South State board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the South State board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between South State and Southeastern, and the decision to enter into the merger agreement was solely that of the South State board of directors.

Summary of Analysis by KBW

        The following is a summary of the material financial analyses presented by KBW to the South State board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the South State board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $334.9 million, or $49.45 per outstanding share of Southeastern common stock, based on the exchange ratio of 0.7307 in the merger and the closing price of South State common stock on June 15, 2016. In addition to the financial analyses described below, KBW reviewed with the South State board of directors for informational purposes, among other things, the implied transaction multiple for the merger of 18.3x Southeastern's estimated 2016 net income using the financial and operating forecasts of Southeastern with respect to the 2016 fiscal year provided by the management of Southeastern and based on the implied transaction value for the merger of $334.9 million.

        South State Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of South State to 12 selected banks that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the southeastern United States (defined as Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia) with total assets between $6.0 billion and $10.0 billion.

        The selected companies were as follows:

Ameris Bancorp	Simmons First National Corporation
Capital Bank Financial Corp.	TowneBank
FCB Financial Holdings, Inc.	Union Bankshares Corporation
Home BancShares, Inc.	United Community Banks, Inc.
Pinnacle Financial Partners, Inc.	WesBanco, Inc.
Renasant Corporation	Yadkin Financial Corporation

        To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of latest 12 months ("LTM") information, through, the most recent completed quarter ("MRQ") available (which was the fiscal quarter ended March 31, 2016) and market price information as of June 15, 2016. KBW also used 2016 and 2017 earnings per share ("EPS") estimates taken from publicly available consensus "street estimates" for South State and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in South State's historical financial statements, or the data prepared by Southeastern's financial advisor presented under the section "The Merger—Opinion of Sandler O'Neill & Partners, L.P.," as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of South State and the selected companies:

		Selected Companies
	South State	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%)(1)	1.23	1.05	1.17	1.17	1.21
MRQ Core Return on Average Equity (%)(1)	9.79	8.38	8.81	9.39	9.70
MRQ Net Interest Margin (%)	4.30	3.56	3.75	3.85	4.07
MRQ Efficiency Ratio (%)	60.5	62.4	59.1	56.6	55.1

(1)
Core Income excludes extraordinary items, non-recurring items and gains/(losses) on sale of securities and non-controlling interests.

        KBW's analysis also showed the following concerning the financial condition of South State and the selected companies:

		Selected Companies
	South State	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	8.43	8.56	9.07	9.18	9.86
Leverage Ratio (%)	9.41	9.09	9.78	10.06	10.79
CET1 Ratio (%)	11.56	9.90	10.76	10.90	11.85
Total Risk Based Capital Ratio (%)	13.03	11.33	12.17	12.62	13.61
Loans / Deposits (%)	86.6	86.1	94.4	91.8	97.2
Loan Loss Reserve / Gross Loans (%)	0.63	0.59	0.77	0.73	0.85
Nonperforming Assets / Loans + OREO (%)(1)	0.73	1.37	1.14	1.20	0.97
LTM Net Charge-Offs / Average Loans (%)	0.09	0.17	0.14	0.13	0.10

(1)
NPAs / Loans + OREO adjusted to exclude loans and other real estate owned ("OREO") covered by FDIC loss share agreements. Nonperforming assets otherwise include nonaccrual loans, restructured loans and OREO.

        In addition, KBW's analysis showed the following concerning the market performance of South State and the selected companies:

		Selected Companies
	South State	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change (%)	(9.8)	0.1	9.8	9.0	16.3
One-Year Total Return (%)	(8.4)	1.6	10.9	11.1	18.2
Stock Price / Tangible Book Value per Share (%)	234	172	190	208	230
Stock Price / 2016 EPS Estimate (x)	15.4	14.6	15.4	15.6	16.3
Stock Price / 2017 EPS Estimate (x)	14.3	12.9	13.6	13.8	14.2
Dividend Yield (%)(1)	1.7	1.3	1.8	2.3	2.4
MRQ Dividend Payout Ratio (%)(1)	27.7	24.0	32.7	56.0	42.7

(1)
Dividend yield and MRQ dividend payout ratio reflect most recent quarterly dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively. One of the selected companies did not pay dividends in its most recent completed quarter.

        No company used as a comparison in the above selected companies analysis is identical to South State. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Southeastern Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance and financial condition of Southeastern to 14 selected banks that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in Florida, Georgia, North Carolina, South Carolina or Tennessee with total assets between $1.0 billion and $4.0 billion. KBW also reviewed the market performance of the selected companies. Merger targets and converted thrifts were excluded from the selected companies.

        The selected companies were as follows:

Atlantic Capital Bancshares, Inc.	National Commerce Corporation
Capital City Bank Group, Inc.	Park Sterling Corporation
Carolina Financial Corporation	Peoples Bancorp of North Carolina, Inc.
Colony Bankcorp, Inc.	SmartFinancial, Inc.
First Bancorp	Southern First Bancshares, Inc.
Franklin Financial Network, Inc.	State Bank Financial Corporation
Live Oak Bancshares, Inc.	Stonegate Bank

        To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of latest 12 months information, through, the most recent completed quarter available (which was the fiscal quarter ended March 31, 2016) and market price information as of June 15, 2016. KBW also used 2016 and 2017 EPS estimates taken from publicly available consensus "street estimates" for the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Southeastern's historical financial statements, or the data prepared by Southeastern's financial advisor presented under the section "The Merger—Opinion of Sandler O'Neill & Partners, L.P.," as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Southeastern and the selected companies:

		Selected Companies
	Southeastern	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%)(1)	0.98	0.73	0.90	0.91	1.07
MRQ Core Return on Average Equity (%)(1)	10.44	7.10	8.33	8.19	9.69
MRQ Net Interest Margin (%)	3.25	3.48	3.72	3.74	3.98
MRQ Efficiency Ratio (%)	62.3	71.6	69.5	66.7	60.9

(1)
Core Income excludes extraordinary items, non-recurring items and gains / (losses) on sale of securities and non-controlling interests.

        KBW's analysis also showed the following concerning the financial condition of Southeastern and the selected companies:

		Selected Companies
	Southeastern	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.49	8.01	9.21	9.62	9.86
Leverage Ratio (%)	10.65	9.32	10.28	10.73	10.98
CET1 Ratio (%)	13.69	10.62	11.24	12.27	12.80
Total Risk-Based Capital Ratio (%)	16.51	12.42	13.58	14.81	16.95
Loans / Deposits (%)	66.9	80.1	86.5	85.1	90.2
Loan Loss Reserve / Gross Loans (%)	2.06	0.89	1.00	0.98	1.21
Nonperforming Assets / Loans + OREO (%)(1)	1.50	1.70	1.11	1.52	0.60
LTM Net Charge-Offs / Average Loans (%)	0.21	0.16	0.06	0.10	0.01

(1)
NPAs / Loans + OREO adjusted to exclude loans and OREO covered by FDIC loss share agreements. Nonperforming assets otherwise include nonaccrual loans, restructured loans and OREO

        In addition, KBW's analysis showed the following concerning the market performance of the selected companies (excluding the impact of the LTM EPS multiple for two of the selected companies, which multiples were considered to be not meaningful because they were greater than 35.0x):

	Selected Companies
	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change (%)	2.4	5.4	10.2	13.2
One-Year Total Return (%)	3.7	6.4	11.0	14.9
Stock Price / Tangible Book Value per Share (%)	133	144	148	160
Stock Price / LTM EPS (x)	14.6	18.5	29.2	24.9
Stock Price / 2016 EPS Estimate (x)	14.2	15.6	16.6	18.1
Stock Price / 2017 EPS Estimate (x)	12.3	12.8	13.4	14.3
Dividend Yield (%)(1)	0.0	0.6	0.8	1.5
MRQ Dividend Payout Ratio (%)(1)	15.6	21.2	29.0	42.1

(1)
Dividend yield and MRQ dividend payout ratio reflect most recent quarterly dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively. Six of the selected companies did not pay dividends in their respective most recent completed quarters.

        No company used as a comparison in the above selected companies analysis is identical to Southeastern. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Select Transactions Analysis.    KBW reviewed publicly available information related to 19 selected whole bank and thrift transactions announced since January 1, 2014 with announced deal values between $200.0 million and $1.0 billion. The selected transactions were as follows:

Acquiror	Acquired Company
WesBanco, Inc.	Your Community Bankshares, Inc.
Mechanics Bank	California Republic Bancorp
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
OceanFirst Financial Corp.	Cape Bancorp, Inc.
TowneBank	Monarch Financial Holdings, Inc.
Univest Corporation of Pennsylvania	Fox Chase Bancorp, Inc.
First Busey Corporation	Pulaski Financial Corp.
Capital Bank Financial Corp.	CommunityOne Bancorp
MB Financial, Inc.	American Chartered Bancorp, Inc.
Bank of the Ozarks, Inc.	C1 Financial, Inc.
United Bankshares, Inc.	Bank of Georgetown
Bank of the Ozarks, Inc.	Community & Southern Holdings, Inc.
Yadkin Financial Corporation	NewBridge Bancorp
F.N.B. Corporation	Metro Bancorp
Valley National Bancorp	CNLBancshares, Inc.
United Community Banks, Inc.	Palmetto Bancshares, Inc.
Western Alliance Bancorporation	Bridge Capital Holdings
PacWest Bancorp	Square 1 Financial, Inc.

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements and, to the extent available, then next 12 months ("NTM") EPS consensus "street estimates" prior to the announcement of the respective transaction:

  •
  Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

  •
  Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

  •
  Price per common share to NTM EPS of the acquired company for the six selected transactions in which then NTM EPS consensus "street estimates" were available; and

  •
  Tangible equity premium to core deposits (which was defined as total deposits less deposits greater than $100,000) of the acquired company, referred to as the core deposit premium.

        The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the merger based on the implied transaction value for the merger of $334.9 million and using historical financial information for Southeastern as of or for the 12 months ended March 31, 2016 and a NTM net income estimate for Southeastern calculated by subtracting actual net income results for the fiscal quarter ended March 31, 2016 from the sum of the fiscal year 2016 net income estimate provided by Southeastern management plus the fiscal quarter ending March 31, 2017 net income estimate provided by South State management.

        The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was not considered to be meaningful because it was greater than 35.0x):

		Selected Transactions
	South State / Southeastern Merger
Transaction Price to		25th Percentile	Average	Median	75th Percentile
Tangible Book Value (%)	187	174	193	192	218
LTM EPS (x)	16.8	15.5	20.7	23.9	26.9
NTM EPS (x)	18.3	14.3	18.2	18.7	22.4
Core Deposit Premium (%)	10.8	9.1	12.3	13.0	15.1

        No company or transaction used as a comparison in the above selected transactions analysis is identical to Southeastern or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of South State and Southeastern to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet and income statement data for South State and Southeastern as of or for the 12 months ended March 31, 2016, (ii) estimated 2016 net income for South State taken from publicly available consensus "street estimates" of South State, and (iii) estimated 2016 net income for Southeastern taken from financial and operating forecasts of Southeastern with respect to the 2016 fiscal year provided by Southeastern management. The results of KBW's analysis are set forth in the following table, which also compares the results of KBW's analysis with the implied pro forma ownership percentages of South State and Southeastern shareholders in the combined company based on the exchange ratio of 0.7307 in the merger:

	South State as a % of Total	Southeastern as a % of Total
Balance Sheet
Total Assets	82.2%	17.8%
Gross Loans	85.5%	14.5%
Total Deposits	82.0%	18.0%
Equity	85.9%	14.1%
Tangible Common Equity	79.7%	20.3%
Income Statement
LTM GAAP Net Income Available to Common	83.4%	16.6%
2016 Est. GAAP Net Income Available to Common	85.3%	14.7%
Ownership
Pro Forma Ownership	83.1%	16.9%

        Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of South State and Southeastern. Using closing balance sheet estimates as of December 31, 2016 for South State and Southeastern provided by South State management (based on, in the case of closing balance sheet estimates for Southeastern, financial forecasts relating to the earnings of Southeastern provided by Southeastern management), publicly available consensus "street estimates" of South State, financial forecasts relating to the earnings of Southeastern for 2017 provided by South State management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto) provided by

South State management. KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to South State's 2017 estimated EPS and dilutive to South State's estimated tangible book value per share as of December 31, 2016. Furthermore, the analysis indicated that, pro forma for the merger, each of South State's tangible common equity to tangible assets ratio and leverage ratio as of December 31, 2016 could be lower, and each of South State's CET1 Ratio, Tier 1 Risk Based Capital Ratio and Total Risk Based Capital Ratio as of December 31, 2016 could be higher. For all of the above analysis, the actual results achieved by South State following the merger may vary from the projected results, and the variations may be material.

        Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Southeastern, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto. In this analysis, KBW used financial forecasts relating to the earnings and assets of Southeastern, estimated cost savings and related expenses and accounting adjustments, in each case provided by South State management, and assumed discount rates ranging from 8.0% to 12.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Southeastern could generate over the five-year period from 2017 to 2021 and (ii) the present value of Southeastern's implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments. KBW assumed that Southeastern would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Southeastern, KBW applied a range of 11.0x to 15.0x estimated 2022 net income, and applying estimated cost savings and related expenses and accounting adjustments. This discounted cash flow analysis resulted in a range of implied values per share of Southeastern common stock of $49.28 to $70.77.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Southeastern.

        Miscellaneous.    KBW acted as financial advisor to South State in connection with the merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses and further to certain sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, South State and Southeastern and their respective affiliates, and as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of South State or Southeastern for their own accounts and for the accounts of their respective customers and clients.

        Pursuant to the KBW engagement agreement, South State agreed to pay KBW a non-refundable cash fee of $1.75 million, all of which is contingent upon the consummation of the merger. South State also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW's engagement or KBW's role in connection therewith. In addition to the present engagement, KBW has provided investment banking and financial advisory services to South State during the two years preceding the date of its opinion for which compensation was received. KBW acted as financial advisor to South State in connection with its acquisition of certain branches of Bank of America, National Association which acquisition was completed in August 2015. In connection with that acquisition, KBW received a fee of approximately $377,000 from South State. In the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Southeastern. KBW may in the future provide investment banking and financial advisory services to South State and receive compensation for such services.

Southeastern's Reasons for the Merger; Recommendation of the Southeastern Board of Directors

        After careful consideration, the Southeastern board of directors, at a meeting held on June 16, 2016, unanimously determined that the plan of merger contained in the merger agreement is in the best interests of Southeastern and its shareholders. Accordingly, the Southeastern board of directors adopted and approved the merger agreement and unanimously recommends that Southeastern shareholders vote (1) "FOR" the approval of the Southeastern merger proposal, (2) "FOR" the approval of the Southeastern adjournment proposal, if necessary or appropriate, and (3) "FOR" the approval of the compensation proposal.

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger, the Southeastern board of directors consulted with Southeastern management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  the value of the consideration to be received by Southeastern's shareholders relative to recent prices, dividend history, book value and earnings per share of Southeastern's common stock;

  •
  information about South State and Southeastern, including but not limited to the business and financial condition, results of operations, earnings and business prospects, and debt service and other existing financial obligations;

  •
  the competence, experience and integrity of management of both South State and Southeastern;

  •
  the prospects of successful execution of the proposed merger;

  •
  the financial terms of recent business combinations involving banks and bank holding companies, particularly in the southeastern United States, and a comparison of the multiples of selected combinations with the terms of the proposed merger with South State;

  •
  the alternatives to the proposed merger, including Southeastern's prospects as an independent institution and the need to provide for board and senior management succession;

  •
  the historical performance of South State's common stock, South State's liquidity in terms of average daily trading volume and the levels of future cash dividends anticipated to be received by Southeastern shareholders;

  •
  the ability to provide liquidity to larger shareholders of Southeastern;

  •
  the competitive and regulatory environment for financial institutions generally;

  •
  the fact that the proposed merger was structured as a tax-free exchange, providing certain tax benefits to Southeastern's shareholders;

  •
  the review undertaken by the Southeastern board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to Southeastern, including the likelihood of an alternative transaction; the value of Southeastern as an independent company; and the capital and earnings available to Southeastern as an independent company, at the time and as expected in the future, to pursue various business and strategic alternatives;

  •
  the fact that the implied value of the merger consideration as of June 15, 2016 of approximately $49.45 for each share of Southeastern common stock, based on South State's closing stock price of $67.68 on that date, represented a $44.2% premium over the closing price of Southeastern's common stock of $34.30 on June 15, 2016;

  •
  the fact that the merger agreement provides that Southeastern may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, in the event that the Southeastern board of directors concludes in good faith (in accordance with the merger agreement and after consultation with its outside legal counsel and financial advisors) that the failure to take such actions would be reasonably likely to violate their fiduciary duties under applicable law;

  •
  the size of the termination fee in relation to the overall transaction size, and the requirement that Southeastern submit the proposal to adopt the merger agreement to its shareholders even if the Southeastern board of directors has withdrawn, modified or qualified its recommendation in favor of such proposal;

  •
  the other terms of the merger agreement and their comparability to those in other recent consolidation transactions;

  •
  the nature and amount of payments to be received by Southeastern's management in connection with the merger;

  •
  South State's commitment in the merger agreement to maintain certain standards of compensation and benefits to continuing Southeastern employees for up to one year following the effective time;

  •
  the prospects of the combined company and banks relative to those of Southeastern and Georgia Bank & Trust as an independent institution, which are influenced by the following factors:

  •
  the board's view that the combined bank will operate with greater financial efficiency and will, as a result, have enhanced financial performance;

  •
  the board's view that the combined bank, given its larger size and increased geographic footprint, will have an enhanced competitive presence through access to new markets, product offerings and legal lending limit; and

  •
  the board's view that the combined bank will receive greater recognition from potential customers, investors, and potential strategic partners;

  •
  the opinion of Sandler O'Neill, delivered to the Southeastern board of directors on June 16, 2016, and subsequently confirmed in writing, to the effect that, as of June 16, 2016, the merger consideration was fair, from a financial point of view, to Southeastern's common shareholders;

  •
  the potential risk of diverting management attention and resources from the operation of Southeastern's business and towards the completion of the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating South State's business, operations and workforce with those of Southeastern's;

  •
  the fact that some of Southeastern's directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Southeastern shareholders (see "—Interests of Southeastern's Directors and Executive Officers in the Merger"); and

  •
  the regulatory and other approvals required in connection with the merger and the bank merger, and the time required to obtain such approvals; consideration of the relevant factors expected to be assessed by the regulators for the approvals and the parties' evaluations of those factors; and the expected likelihood that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions.

        Based on the factors described above, the Southeastern board of directors determined that the merger with South State and the merger of Georgia Bank & Trust with South State Bank would be advisable and in the best interests of Southeastern's shareholders and unanimously approved the merger agreement.

        The foregoing discussion of the information and factors considered by the Southeastern board of directors is not intended to be exhaustive but includes the material factors considered by the Southeastern board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Southeastern board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Southeastern board of directors may have given different weight to different factors. Southeastern's board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Southeastern's management and Southeastern's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

        The foregoing explanation of the Southeastern board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of Sandler O'Neill & Partners, L.P.

        By letter dated January 5, 2016, the Southeastern board of directors engaged Sandler O'Neill to act as its financial advisor in connection with Southeastern's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Southeastern board of directors selected Sandler O'Neill to act as its financial advisor in connection with a possible merger of Southeastern based on Sandler O'Neill's qualifications, expertise, reputation and experience in mergers and acquisitions involving community banks and its knowledge with respect to Southeastern.

        Sandler O'Neill acted as financial advisor to the Southeastern board of directors in connection with the proposed merger with South State and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 16, 2016 meeting of the Southeastern board of directors, Sandler O'Neill delivered to the Southeastern board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair from a financial point of view to the holders of Southeastern common stock. The full text of Sandler O'Neill's opinion is attached to this joint proxy statement/prospectus as Annex C. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of Sandler O'Neill's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Southeastern's shareholders are encouraged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Southeastern board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Southeastern common stock. Sandler O'Neill's opinion does not constitute a recommendation to any holder of Southeastern common stock as to how such holder of Southeastern common stock should vote with respect to the merger or any other matter. It does not address the underlying business decision of Southeastern to engage in the merger or any other aspect of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Southeastern or the effect of any other transaction in which Southeastern might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any Southeastern or South State officer, director or employee, or class of such persons, if any, relative to the merger consideration to be received by any other shareholders. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  A draft of the merger agreement, dated June 16, 2016 (the most recent draft then made available to Sandler O'Neill);

  •
  certain publicly available financial statements and other historical financial information of Southeastern that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of South State that Sandler O'Neill deemed relevant;

  •
  internal financial projections for Southeastern for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of Southeastern;

  •
  publicly available consensus median analyst earnings per share estimates for South State for the years ending December 31, 2016 and December 31, 2017, as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Southeastern;

  •
  the pro forma financial impact of the merger on South State based on certain assumptions relating to estimated transaction expenses, purchase accounting adjustments, the core deposit intangible asset, regulatory costs, cost savings and the repayment of certain FHLB advances, as provided by the senior management of South State;

  •
  the publicly reported historical price and trading activity for Southeastern common stock and South State common stock, including a comparison of certain stock market information for Southeastern common stock and South State common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for South State and Southeastern with similar institutions for which information is publicly available;

  •
  the financial terms of certain other recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of Southeastern the business, financial condition, results of operations and prospects of Southeastern and held similar discussions with the senior management of South State regarding the business, financial condition, results of operations and prospects of South State.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by South State and Southeastern or their respective representatives or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its fairness opinion without any independent verification or investigation. Sandler O'Neill further relied on the assurances of the respective managements of South State and Southeastern that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sander O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Southeastern or South State or any of their respective affiliates or subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Southeastern or South State or any of their respective affiliates or subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Southeastern, South State or the combined entity after the merger, and Sandler O'Neill did not review any individual credit files relating to Southeastern or South State. Sandler O'Neill assumed, with Southeastern's consent, that the respective allowances for loan losses for both South State and Southeastern were adequate to cover such losses and that they would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Southeastern for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of Southeastern, as well as publicly available consensus median analyst earnings per share estimates for South State for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Southeastern. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, the core deposit intangible asset, regulatory costs, cost savings and the repayment of certain FHLB advances, as provided by the senior management of South State. With respect to those projections, estimates and judgments, the respective managements of South State and Southeastern confirmed to Sandler O'Neill that those respective projections, estimates and judgments reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of South State and Southeastern, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such projections, estimates or judgments or the assumptions on which they were based. Sandler O'Neill assumed that there were no material changes in the respective assets, financial condition, results of operations, business or prospects of South State and Southeastern since the date of the most recent financial data made available to Sandler O'Neill. Sandler O'Neill also assumed in all respects material to its analysis that South State and Southeastern would remain as going concerns for all periods relevant to Sandler O'Neill's analyses.

        Sandler O'Neill also assumed, with Southeastern's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third-party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Southeastern, South State or the merger or any related transaction, and (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Southeastern's consent, Sandler O'Neill relied upon the advice that Southeastern received from its legal advisors as to all legal matters relating to the merger and the other transactions contemplated by the merger agreement.

        Sandler O'Neill's analyses and the views expressed therein were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of its fairness opinion. Events occurring after the date thereof could materially affect Sandler O'Neill's views. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its fairness opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading values of Southeastern common stock or South State common stock at any time or what the value of South State's common stock would be once it is actually received by the holders of Southeastern common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's fairness opinion or the presentation made by Sandler O'Neill to the Southeastern board of directors. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Southeastern or South State and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Southeastern or South State and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Southeastern, South State and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses.

Sandler O'Neill prepared its analyses solely for purposes of rendering its fairness opinion and provided such analyses to Southeastern's board of directors at the meeting held on June 16, 2016. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analyses and fairness opinion of Sandler O'Neill were among a number of factors taken into consideration by Southeastern's board of directors in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision of Southeastern's board of directors or management with respect to the fairness of the merger.

        Summary of Proposed Merger Consideration and Implied Transaction Metrics.    Sandler O'Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, upon the effective time of the merger, each share of Southeastern common stock issued and outstanding immediately prior to the effective time, except for certain shares of Southeastern common stock as specified in the merger agreement, shall be converted into the right to receive 0.7307 shares of South State common stock. Using South State's trailing 20-day volume weighted average price as of June 15, 2016 of $71.17 per share, and based upon 6,746,897 shares of Southeastern common stock outstanding and 84,150 Southeastern in-the-money options outstanding with a weighted average exercise price of $34.54 per share, Sandler O'Neill calculated an aggregate implied transaction value of approximately $352.3 million, or an implied price per share of $52.00. Based upon financial information for Southeastern as of or for the 12 month period ending March 31, 2016, Sandler O'Neill calculated the following transaction ratios:

Transaction Multiples (GAAP Basis)

Transaction Value / Book Value per Share	196.9%
Transaction Value / Tangible Book Value	197.0%
Price / LTM Earnings per Share	17.6	x
Price / Adjusted LTM Earnings per Share(1)	18.7	x
Price / Estimated 2016 Earnings per Share(2)	19.2	x
Tangible Book Premium / Core Deposits(3)	12.0%
Market Premium as of June 15, 2016	51.6%

(1)
Earnings adjusted to exclude $1.6 million negative provision reported in year ended December 31, 2015.

(2)
Based on management projections as of June 16, 2016

(3)
Core deposits are defined as total deposits less time deposits greater than $100,000.

        Stock Trading History.    Sandler O'Neill reviewed the history of the publicly reported trading prices of Southeastern's common stock and South State's common stock for the periods of one year and three years, respectively, ended June 15, 2016. Sandler O'Neill then compared the relationship between the movements in the price of Southeastern's and South State's common stock, respectively, to movements in their respective peer groups (as described on pages [        ] and [        ]) as well as certain stock indices.

 SBFC's One Year Stock Performance

	Beginning Index Value June 15, 2015	Ending Index Value June 15, 2016
SBFC	100%	110.7%
SBFC Peer Group	100%	108.3%
NASDAQ Bank Index	100%	95.9%
S&P 500 Index	100%	99.4%

SBFC's Three Year Stock Performance

	Beginning Index Value June 15, 2013	Ending Index Value June 15, 2016
SBFC	100%	168.6%
SBFC Peer Group	100%	140.6%
NASDAQ Bank Index	100%	129.3%
S&P 500 Index	100%	127.3%

South State's One Year Stock Performance

	Beginning Index Value June 15, 2015	Ending Index Value June 15, 2016
South State	100%	90.3%
South State Peer Group	100%	101.0%
NASDAQ Bank Index	100%	95.9%
S&P 500 Index	100%	99.4%

South State's Three Year Stock Performance

	Beginning Index Value June 15, 2013	Ending Index Value June 15, 2016
South State	100%	142.5%
South State Peer Group	100%	162.2%
NASDAQ Bank Index	100%	134.2%
S&P 500 Index	100%	129.0%

        Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for Southeastern with a group of financial institutions selected by Sandler O'Neill. The Southeastern peer group consisted of major exchange traded banks headquartered in the Southeast with total assets of $1.0 billion to $4.0 billion, last 12 months return on average assets (which we refer to as the "LTM ROAA") greater than 0.75% and nonperforming/total assets less than

2.0% (which we refer to as the "SBFC Peer Group"). The SBFC Peer Group consisted of the following companies:

City Holding Company	Carolina Financial Corporation
State Bank Financial Corporation	C&F Financial Corporation
First Community Bancshares, Inc.	First Bancshares, Inc.
Stonegate Bank	Southern First Bancshares, Inc.
Franklin Financial Network, Inc.	Access National Corporation
WashingtonFirst Bankshares, Inc.	National Bankshares, Inc.
National Commerce Corporation	Southern National Bancorp of Virginia, Inc.
American National Bankshares Inc.	Peoples Bancorp of North Carolina, Inc.
Premier Financial Bancorp, Inc.	Citizens Holding Company

        The analysis compared publicly available financial information for Southeastern with the corresponding data for the SBFC Peer Group as of or for the 12 months ended March 31, 2016 (unless otherwise noted), with pricing data as of June 15, 2016. The table below sets forth the data for Southeastern and the high, low, mean and median data for the SBFC Peer Group.

Comparable Group Analysis
SBFC Peer Group
Southeastern Bank Financial Corporation	High Result	Low Result	Mean Result	Median Result
Total Assets (in millions)	$1,877	$3,830	$1,002	$1,783	$1,478
Gross Loans/Deposits	65.7%	103.6%	52.4%	84.0%	85.8%
Tangible Common Equity/Tangible Assets	9.5%	14.4%	6.1%	9.7%	9.6%
Tier I Leverage Ratio	10.7%	15.2%	7.7%	10.5%	10.0%
Total Risk Based Capital Ratio	16.5%	26.4%	11.4%	15.1%	14.8%
LTM Return on Average Assets	1.1%	1.4%	0.8%	1.0%	1.0%
LTM Return on Average Equity	11.9%	15.0%	5.6%	9.5%	9.2%
LTM Net Interest Margin	3.2%	6.4%	3.2%	4.0%	3.8%
LTM Efficiency Ratio	62.3%	71.1%	47.6%	61.3%	63.3%
Loan Loss Reserve/Gross Loans	2.1%	3.8%	0.7%	1.2%	1.1%
Nonperforming Assets/Total Assets(1)	0.8%	1.7%	0.0%	1.0%	1.1%
Price/Tangible Book Value	130.0%	211.3%	99.8%	149.9%	148.0%
Price/LTM Earnings Per Share	11.6	x	24.9	x	10.1	x	15.1	x	14.9	x
Market Capitalization (in millions)	$231	$744	$91	$272	$221

(1)
Nonperforming assets defined as the total of nonaccrual loans, restructured loans and OREO.

        Sandler O'Neill used publicly available information to perform a similar analysis for South State and a group of financial institutions, as selected by Sandler O'Neill. The peer group consisted of major exchange-traded banks headquartered in the Southeast with total assets of $5.0 billion to $15.0 billion

(which we refer to as the "South State Peer Group"). The South State Peer Group consisted of the following companies:

BancorpSouth, Inc.	FCB Financial Holdings, Inc.
Trustmark Corporation	Union Bankshares Corporation
United Bankshares, Inc.	Simmons First National Corporation
Bank of the Ozarks, Inc.	Capital Bank Financial Corporation
United Community Banks, Inc.	Yadkin Financial Corporation
Home BancShares, Inc.	TowneBank
Pinnacle Financial Partners	Ameris Bancorp
WesBanco, Inc.	BNC Bancorp
Renasant Corporation	ServisFirst Bancshares, Inc.

        The analysis compared publicly available financial information for South State with the corresponding data for the South State Peer Group as of or for the 12 months ended March 31, 2016 (unless otherwise noted), with pricing data as of June 15, 2016. The table below sets forth the data for South State and the high, low, mean and median data for the South State Peer Group.

Comparable Group Analysis
SSB Peer Group
South State Corporation	High Result	Low Result	Mean Result	Median Result
Total Assets (in millions)	$8,671	$13,926	$5,379	$8,752	$7,991
Gross Loans/Deposits	86.1%	103.7%	76.7%	91.4%	93.3%
Tangible Common Equity/Tangible Assets	8.4%	12.0%	7.5%	9.2%	9.0%
Tier I Leverage Ratio	9.4%	14.1%	8.4%	10.2%	9.9%
Total Risk Based Capital Ratio	13.0%	15.7%	10.7%	12.6%	12.2%
LTM Return on Average Assets	1.2%	2.1%	0.7%	1.1%	1.0%
LTM Return on Average Equity	9.6%	15.3%	5.2%	9.1%	8.3%
LTM Net Interest Margin	4.4%	5.1%	3.3%	3.9%	3.7%
LTM Efficiency Ratio	59.2%	69.9%	33.5%	54.9%	56.8%
Loan Loss Reserve/Gross Loans	0.6%	1.2%	0.2%	0.8%	0.8%
Nonperforming Assets/Total Assets(1)	0.5%	1.5%	0.3%	0.9%	0.8%
Price/Tangible Book Value	234.4%	357.4%	145.5%	210.5%	204.1%
Price/LTM Earnings Per Share	16.4	x	25.7	x	13.2	x	18.0	x	17.3	x
Market Capitalization (in millions)	$1,637	$3,405	$939	$1,654	$1,363

(1)
Nonperforming assets defined as the total of nonaccrual loans, restructured loans and OREO.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed two groups of recent merger and acquisition transactions. The first group included merger transactions announced from January 1, 2014 through June 15, 2016 with an announced deal value between $200 million and $1.0 billion, in which the target was headquartered in the Southeastern U.S. and in which the target's NPAs/Assets were less than 2.0% (which we refer to as the "Southeastern Transaction Group").

        The Southeastern Transaction Group was composed of the following transactions:

Acquirer / Target
Pinnacle Financial Partners, Inc.	/	Avenue Financial Holdings, Inc.
TowneBank	/	Monarch Financial Holdings, Inc.
Bank of the Ozarks, Inc.	/	Community & Southern Holdings, Inc.
Yadkin Financial Corporation	/	NewBridge Bancorp
PacWest Bancorp	/	Square 1 Financial, Inc.
IBERIABANK Corporation	/	Old Florida Bancshares, Inc.
First Citizens BancShares, Inc.	/	First Citizens Bancorporation, Inc.
Valley National Bancorp	/	1st United Bancorp, Inc.
Simmons First National Corporation	/	Community First Bancshares, Inc.
Bank of the Ozarks, Inc.	/	Summit Bancorp, Inc.
Yadkin Financial Corporation	/	VantageSouth Bancshares, Inc.

        The second group included merger transactions announced from January 1, 2014 through June 15, 2016 involving selected United States-based banks with an announced deal value between $200 million and $1.0 billion and in which the target's NPAs/Assets were less than 2.0% (which we refer to as the "Nationwide Transaction Group").

        The Nationwide Transaction Group was composed of the following transactions:

Acquirer / Target
WesBanco, Inc.	/	Your Community Bankshares, Inc.
Mechanics Bank	/	California Republic Bancorp
Pinnacle Financial Partners, Inc.	/	Avenue Financial Holdings, Inc.
TowneBank	/	Monarch Financial Holdings, Inc.
MB Financial, Inc.	/	American Chartered Bancorp, Inc.
United Bankshares, Inc.	/	Bank of Georgetown
Bank of the Ozarks, Inc.	/	Community & Southern Holdings, Inc.
Yadkin Financial Corporation	/	NewBridge Bancorp
F.N.B. Corporation	/	Metro Bancorp, Inc.
Western Alliance Bancorporation	/	Bridge Capital Holdings
PacWest Bancorp	/	Square 1 Financial, Inc.
Sterling Bancorp	/	Hudson Valley Holding Corp.
Banner Corporation	/	Starbuck Bancshares, Inc.
IBERIABANK Corporation	/	Old Florida Bancshares, Inc.
BB&T Corporation	/	Bank of Kentucky Financial Corporation
First Citizens BancShares, Inc.	/	First Citizens Bancorporation, Inc.
Simmons First National Corporation	/	Liberty Bancshares, Inc.
Valley National Bancorp	/	1st United Bancorp, Inc.
Simmons First National Corporation	/	Community First Bancshares, Inc.
Bank of the Ozarks, Inc.	/	Summit Bancorp, Inc.
Yadkin Financial Corporation	/	VantageSouth Bancshares, Inc.
Center Bancorp, Inc.	/	ConnectOne Bancorp, Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to book value per share, transaction price to tangible book value per share, transaction price to last 12 months earnings, transaction price to estimated forward earnings and core deposit premium. Sandler O'Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics for both the Southeastern Transaction Group and the Nationwide Transaction Group.

Comparable Southeastern Transaction Multiples

	Comparable Southeast Transactions
	South State Corporation / Southeastern Bank Financial Corporation		High Result		Low Result		Mean Result		Median Result
Transaction Value / Book Value	196.9%		262.3%		88.8%		171.8%		175.8%
Transaction Value / Tangible Book Value	197.0%		262.5%		118.3%		186.7%		191.3%
Transaction Value / LTM Earnings	18.7	x	53.1	x	11.9	x	26.9	x	23.3	x
Transaction Value / Estimated Earnings	19.2	x(1)	23.6	x	16.9	x	20.5	x	20.8	x
Core Deposit Premium(2)	12.0%		19.8%		1.5%		11.9%		11.5%

Comparable Nationwide Transaction Multiples

	Comparable Nationwide Transactions
	South State Corporation / Southeastern Bank Financial Corporation		High Result		Low Result		Mean Result		Median Result
Transaction Value / Book Value	196.9%		262.3%		88.8%		179.9%		181.7%
Transaction Value / Tangible Book Value	197.0%		262.5%		118.3%		190.7%		192.5%
Transaction Value / LTM Earnings	18.7	x	53.1	x	11.9	x	24.4	x	22.7	x
Transaction Value / Est. Earnings	19.2	x(1)	44.0	x	13.7	x	21.3	x	19.5	x
Core Deposit Premium(2)	12.0%		20.5%		1.5%		12.4%		13.0%

(1)
Southeastern LTM earnings adjusted to exclude $1.6 million negative provision reported in year ended December 31, 2015.

(2)
Core deposits defined as total deposits less time deposits greater than $100,000

        Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the net present value per share of Southeastern's common stock assuming Southeastern performed in accordance with internal financial projections for Southeastern for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of Southeastern.

        To approximate the terminal value of Southeastern common stock at December 31, 2020, Sandler O'Neill applied price to earnings multiples of 11.0x to 18.5x and multiples of tangible book value ranging from 120% to 195%. The terminal values were then discounted to present values using discount rates ranging from 9.0% to 15.0% when applied to 2020 earnings multiples and 9.0% to 15.0% when applied to multiples of December 31, 2020 tangible book value, which were selected to reflect different assumptions regarding potential desired rates of return of holders or prospective buyers of Southeastern common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Southeastern common stock of $23.10 to $47.14 when applying multiples of earnings and $25.79 to $51.30 when applying multiples of tangible book value.

	Earnings Multiples (Value shown is a per share valuation)
Discount Rate
	11.0x	12.5x	14.0x	15.5x	17.0x	18.5x
9%	$29.45	$32.98	$36.52	$40.06	$43.60	$47.14
10%	$28.25	$31.64	$35.03	$38.42	$41.81	$45.20
11%	$27.11	$30.36	$33.61	$36.85	$40.10	$43.35
12%	$26.03	$29.14	$32.26	$35.37	$38.48	$41.59
13%	$25.01	$27.99	$30.97	$33.96	$36.94	$39.92
14%	$24.03	$26.89	$29.75	$32.61	$35.47	$38.33
15%	$23.10	$25.85	$28.59	$31.33	$34.08	$36.82

	Tangible Book Value Multiples (Value shown is a per share valuation)
Discount Rate
	120%	135%	150%	165%	180%	195%
9%	$32.91	$36.59	$40.27	$43.95	$47.62	$51.30
10%	$31.57	$35.09	$38.61	$42.13	$45.66	$49.18
11%	$30.30	$33.67	$37.04	$40.41	$43.79	$47.16
12%	$29.08	$32.32	$35.55	$38.78	$42.01	$45.24
13%	$27.93	$31.03	$34.13	$37.23	$40.33	$43.42
14%	$26.83	$29.81	$32.78	$35.75	$38.72	$41.69
15%	$25.79	$28.64	$31.49	$34.34	$37.20	$40.05

        Sandler O'Neill also considered and discussed with Southeastern's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Southeastern's net income varied from 15.0% above projections to 15.0% below projections. This analysis resulted in the following range of per share values for Southeastern common stock, applying the price to 2020 earnings multiples range of 11.0x to 18.5x referred to above and using a discount rate of 13.99%.

	Earnings Multiples (Value shown is a per share valuation)
Earnings Projection Change from Base Case
	11.0x	12.5x	14.0x	15.5x	17.0x	18.5x
(15.0)%	$20.89	$23.32	$25.76	$28.19	$30.62	$33.05
(10.0)%	$21.94	$24.52	$27.09	$29.67	$32.24	$34.82
(5.0)%	$22.99	$25.71	$28.43	$31.15	$33.87	$36.58
0.0%	$24.04	$26.90	$29.76	$32.63	$35.49	$38.35
5.0%	$25.09	$28.09	$31.10	$34.10	$37.11	$40.11
10.0%	$26.14	$29.29	$32.43	$35.58	$38.73	$41.88
15.0%	$27.19	$30.48	$33.77	$37.06	$40.35	$43.64

        Sandler O'Neill also performed an analysis that estimated the net present value per share of South State common stock assuming that South State performed in accordance with publicly available consensus median analyst earnings per share estimates for the years ending December 31, 2016 and December 31, 2017, as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Southeastern. To approximate the terminal value of South State common stock at December 31, 2020, Sandler O'Neill applied price to earnings multiples ranging from 14.0x to 24.0x and multiples of tangible book value ranging from 175% to 300%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0% when applied to 2020 earnings multiples and 8.0% to 14.0% when applied to multiples of December 31, 2020 tangible book value, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of South State's common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of South State common stock of $48.73 to $103.08 when applying earnings multiples and $50.21 to $106.33 when applying multiples of tangible book value.

	Earnings Multiples (Value shown is a per share valuation)
Discount Rate
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
8%	$62.39	$70.53	$78.67	$86.81	$94.94	$103.08
9%	$59.81	$67.60	$75.39	$83.18	$90.97	$98.76
10%	$57.36	$64.82	$72.28	$79.74	$87.20	$94.66
11%	$55.04	$62.18	$69.33	$76.47	$83.62	$90.76
12%	$52.83	$59.67	$66.52	$73.37	$80.22	$87.06
13%	$50.72	$57.29	$63.85	$70.42	$76.98	$83.55
14%	$48.73	$55.02	$61.32	$67.61	$73.91	$80.20

	Tangible Book Value Multiples (Value shown is a per share valuation)
Discount Rate
	175%	200%	225%	250%	275%	300%
8%	$64.30	$72.71	$81.11	$89.52	$97.93	$106.33
9%	$61.64	$69.69	$77.73	$85.78	$93.83	$101.87
10%	$59.11	$66.82	$74.52	$82.23	$89.93	$97.64
11%	$56.72	$64.10	$71.48	$78.86	$86.24	$93.62
12%	$54.44	$61.51	$68.58	$75.65	$82.73	$89.80
13%	$52.27	$59.05	$65.83	$72.61	$79.39	$86.17
14%	$50.21	$56.71	$63.21	$69.72	$76.22	$82.72

        Sandler O'Neill also considered and discussed with the Southeastern board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming South State's net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for South State common stock, using the same price to earnings multiples of 14.0x to 24.0x and a discount rate of 9.24%

	Earnings Multiples (Value shown is a per share valuation)
Earnings Projection Change from Base Case
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
(15.0)%	$51.11	$57.66	$64.22	$70.77	$77.32	$83.87
(10.0)%	$53.81	$60.75	$67.69	$74.62	$81.56	$88.50
(5.0)%	$56.51	$63.83	$71.16	$78.48	$85.80	$93.12
0.0%	$59.21	$66.92	$74.62	$82.33	$90.04	$97.75
5.0%	$61.90	$70.00	$78.09	$86.19	$94.28	$102.38
10.0%	$64.60	$73.08	$81.56	$90.04	$98.52	$107.00
15.0%	$67.30	$76.17	$85.03	$93.90	$102.76	$111.63

        In connection with its analyses, Sandler O'Neill considered and discussed with the Southeastern board of directors how the net present value analyses would be affected by changes in the underlying assumptions. Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis and Capital Ratios.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes in the fourth calendar quarter of 2016 for modeling purposes with the actual closing expected early in the first calendar quarter of 2017; (ii) 100% of the outstanding Southeastern common shares are converted into the right to receive 0.7307 shares of South State common stock each; and (iii) all outstanding Southeastern options are cashed out by South State at closing assuming an implied transaction price per share of $52.00. Sandler O'Neill also incorporated certain assumptions as provided by South State's senior management, including financial projections for Southeastern for the years ending December 31, 2016 through December 31, 2020, as provided by South State senior management and based on projections provided to South State by Southeastern senior management, as well as certain other pro forma assumptions, including estimated cost savings and after-tax transaction costs and expenses as well as certain purchase accounting adjustments assumed with respect thereto. The analysis indicated that the merger (excluding transaction expenses) could be accretive to South State's estimated earnings per share in 2017 and could be dilutive to South State's estimated tangible book value per share at the closing of the merger.

        In addition, Sandler O'Neill analyzed certain potential pro forma effects of the transaction on South State's capital ratios given the same assumptions set forth above. The analyses indicated that as of December 31, 2016, the transaction would maintain South State's regulatory capital ratios in excess of the regulatory guidelines for "well-capitalized" status.

        In connection with its pro forma analyses, Sandler O'Neill considered and discussed with the Southeastern board of directors how the analyses would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Relationship.    Sandler O'Neill is acting as financial advisor to the board of directors of Southeastern in connection with the merger. Southeastern has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, which is based upon the price of South State's common stock at closing. The transaction fee is estimated to be approximately $4.1 million (assuming a $72.71 per share closing price), $600,000 of which was paid to Sandler O'Neill upon Southeastern's entry into the merger agreement and the remainder of which will become payable at the time of closing of the merger. In addition, Sandler O'Neill received a fee of $350,000 upon rendering its fairness opinion, which fairness opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the merger. Southeastern has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its legal counsel, and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain liabilities arising out of its engagement.

        Sandler O'Neill has not provided any other investment banking services to Southeastern in the two years preceding the date of Sandler O'Neill's opinion, nor has Sandler O'Neill provided any investment banking services to South State in the two years preceding the date of its opinion. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may actively trade the equity and debt securities of Southeastern, South State or their respective affiliates for its own account and for the accounts of its customers.

Certain South State and Southeastern Unaudited Prospective Financial Information

        South State and Southeastern do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. In connection with the proposed transaction, however, (1) Southeastern provided to the South State board of directors, the Southeastern board of directors and the parties' respective financial advisors, for purposes of performing the financial analyses described above under "The Merger—Opinion of Keefe, Bruyette & Woods, Inc." and "The Merger—Opinion of Sandler O'Neill & Partners, L.P.," certain unaudited prospective financial information with respect to Southeastern on a stand-alone, pre-merger basis and (2) South State management provided to KBW and Sandler O'Neill certain assumptions relating to the prospective financial information of Southeastern giving effect to the merger and as owned by South State (which we refer to as the "projections"). South State and Southeastern have included in this joint proxy statement/prospectus certain limited unaudited financial information for South State and Southeastern to give South State and Southeastern shareholders access to certain nonpublic information provided to the South State board of directors and the Southeastern board of directors, respectively, and their respective financial advisors, for purposes of considering and evaluating the merger.

        The projections were not prepared with a view toward public disclosure, and the inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that South State, Southeastern or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Southeastern's business, all of which are difficult to predict and many of which are beyond South State and Southeastern's control.

        The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Southeastern's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Southeastern's reports filed with the SEC. For other factors that could cause the actual results to differ, please see the "Risk Factors" section and "Cautionary Statement Regarding Forward-Looking Statements" in this joint proxy statement/prospectus.

        None of South State, Southeastern or their respective affiliates assumes any responsibility for the accuracy, completeness or validity of the projections. The projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. None of South State's current independent registered public accounting firm, Dixon Hughes Goodman LLP, Southeastern's current independent registered public accounting firm, Crowe Horwath LLP, or any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

        Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the projections do not take into account the effect of any possible failure of the merger to occur. None of South State, Southeastern nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation by South State or Southeastern that they are viewed by South State or Southeastern as material information of South State or Southeastern, respectively, particularly in light of the inherent risks and uncertainties associated with such forecasts. The projections included below are not being included to influence your decision whether to vote in favor of the South State merger proposal or the Southeastern merger proposal or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to and considered by South State's and Southeastern's respective financial advisors and boards of directors in connection with the merger.

Southeastern Projections

        For purposes of performing its financial analyses of Southeastern on a standalone basis, Southeastern management instructed Sandler O'Neill to use the following financial and operating forecasts of Southeastern for the fiscal years 2016 through 2020:

	As of and for the year ended,
(Dollars in thousands)	12/31/2016	12/31/2017	12/31/2018	12/31/2019	12/31/2020
Income Statement
Net Income	$18,289	$20,137	$21,373	$22,621	$24,047
Balance Sheet
Assets	$1,856,000	$1,961,000	$2,082,000	$2,199,000	$2,324,000
Gross Loans	1,100,000	1,166,000	1,236,000	1,310,000	1,388,000
Deposits	1,537,000	1,630,000	1,728,000	1,831,000	1,941,000
Stockholders' Equity	189,000	204,000	218,000	233,000	249,000

        For purposes of performing its financial analyses of Southeastern on a standalone basis, South State management instructed KBW to use the net income forecast of Southeastern for the fiscal year 2016 of $18,289,000 and, for the years after 2016, to use net income forecasts for the fiscal years 2017 through 2022 that reflected a year-over-year growth rate equal to 4.0% which South State considered to be reasonable.

Pro Forma Financial Analysis

        For purposes of performing its pro forma financial analysis, South State instructed KBW to use forecasts for Southeastern giving effect to the merger, including to reflect projected cost synergies of 35% of Southeastern's noninterest expense, phased in 75% in 2017 and fully phased in thereafter, and estimated after-tax restructuring charges of $28 million. These same forecasts were provided to Sandler O'Neill by South State at the request of Southeastern management.

Interests of Southeastern's Directors and Executive Officers in the Merger

        In considering the recommendation of Southeastern's board of directors that you vote to adopt the merger agreement, you should be aware that some of Southeastern's executive officers and directors have financial interests in the merger that are different from, or in addition to, those of Southeastern shareholders generally. The independent members of Southeastern's board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved. For purposes of all of Southeastern's agreements and plans described below, the completion of the merger will constitute a change in control.

Board of Directors of South State

        At or prior to the effective time, the South State board of directors will be comprised of 14 directors, and South State shall appoint one current member of the board of directors of either Southeastern or Georgia Bank & Trust to be selected by South State. The current Southeastern or Georgia Bank & Trust director who ultimately serves on the board of directors of South State will participate in South State's director compensation program, the current terms of which are set forth in South State's annual proxy statement that was filed with the Securities and Exchange Commission on March 4, 2016. See "Where You Can Find More Information."

Voting and Support Agreements

        Each of the directors and certain other individual shareholders of Southeastern have entered into a voting and support agreement with South State and Southeastern, solely in their capacities as shareholders of Southeastern, pursuant to which they have agreed, among other things, to vote in favor of the Southeastern merger proposal and the other proposals presented at the Southeastern special meeting and against alternative acquisition proposals, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Southeastern common stock. The voting and support agreements also include certain continuing covenants of each of the parties following the closing of the merger, including restrictive covenants binding on the shareholder parties and registration rights subject to certain requirements and conditions binding on South State.

Advisory Board

        At the effective time of the merger, certain members of the Georgia Bank & Trust board of directors will be invited to serve on a regional advisory board established by South State to monitor the surviving company's performance and operations in Southeastern's current market areas. In connection with such service, each member of the advisory board will enter into an advisory board member agreement with South State that provides for the payment of cash compensation of $10,000 per year for a two-year period and further provides that the Southeastern directors party to such advisory board member agreements will be subject to covenants not to compete or solicit clients or employees during that two-year period. The cash retainer under the advisory agreement will be paid through the second anniversary of the effective date, regardless of whether the advisory period is terminated on an earlier date.

Director and Officer Indemnification and Insurance

        The merger agreement provides that from and after the completion of the merger, the surviving corporation will indemnify and hold harmless all present and former directors and officers of Southeastern or any of its subsidiaries against all liabilities arising out of the fact that such person is or was a director or officer of Southeastern or any of its subsidiaries if the claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law. Further, the merger agreement requires the surviving corporation to use its reasonable best efforts to maintain for a period of six years after completion of the merger, directors' and officers' liability insurance. For additional information, see "The Merger Agreement—Director and Officer Indemnification and Insurance."

Acceleration of Vesting of Restricted Stock

        Under the terms of the restricted stock awards and the merger agreement, each unvested share of restricted stock will become fully vested upon the occurrence of a change in control (such as the merger) and will be cancelled in exchange for the merger consideration. If the merger were consummated on June 30, 2016, the vesting of 8,000 shares of restricted stock held by the non-employee directors of Southeastern, the aggregate value of which would be $379,840 based on an assumed price of $47.48 per share of Southeastern's common stock (the average closing price of Southeastern's common stock for the five trading days after the merger was announced on June 17, 2016) would accelerate. For information on the value of accelerated vesting of restricted shares held by the executive officers of Southeastern, see "—Potential Payments and Benefits to Southeastern Named Executive Officers in Connection with a Change in Control" below.

Terms of Certain Employment Agreements

        Messrs. Blanton, Thigpen and Rains are each parties to various agreements with Southeastern and its affiliates which provide, among other matters, that each such named executive officer shall be entitled to certain benefits in connection with a change in control of Southeastern (such as the merger) or in the event that such named executive officer experiences a qualifying termination of employment following a change in control of Southeastern.

Supplemental Executive Retirement Benefit Agreements

        Georgia Bank & Trust has entered into Supplemental Executive Retirement Benefit Agreements with each of Messrs. Blanton, Thigpen and Rains, pursuant to which Messrs. Blanton, Thigpen and Rains are entitled to receive an annual amount, payable monthly, of $231,000, $220,000 and $144,000, respectively, for a period of 20 years following each such executive's retirement on or after reaching the age of 65. In the event that any payments remain payable to the executive officer at the time of his death, the remaining payments would be paid to his surviving spouse, beneficiary or estate. Consummation of the merger would accelerate the vesting of the benefits due to Messrs. Thigpen and Rains pursuant to their respective Supplemental Executive Retirement Benefit Agreements and, if their employment were terminated within two years following the merger, may accelerate the commencement of these payments if they have not then yet attained age 65.

Employment Agreement with Mr. Blanton

        Mr. Blanton is a party to a Key Officer Compensation Agreement with Georgia Bank & Trust (the "Blanton Agreement"), dated January 1, 2015, that updated, amended and restated prior agreements dated January 1, 2000, October 15, 2003, and December 22, 2008.

        In the event of a change in control (as defined in the Blanton Agreement), Mr. Blanton would be entitled to a lump sum cash payment equal to the product of two multiplied by the sum of his average annual base salary and average annual incentive compensation over the three-year period preceding the year of the change in control.

        In the event that, following a change in control, Mr. Blanton (i) were required to relocate his primary office or worksite a distance greater than 50 miles from 3530 Wheeler Road, Augusta, Georgia, (ii) were required to accept a material reduction in the rate of his base salary or annual incentive opportunity, or (iii) had a material change effected by the Company in his authority, duties and responsibilities under the Blanton Agreement, he would be entitled to terminate his employment for "good reason" and would receive continuation payments of his current base salary and target bonus, prorated monthly, for a period of 24 months following his termination of employment. In the event that, following a change in control, Mr. Blanton were to be involuntarily terminated without cause, he would be entitled to continuation of his base salary for a term of 24 months. In the event it were determined that the foregoing payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Blanton would be entitled to receive an additional "gross-up payment" in respect of such excise taxes. The Blanton Agreement provides that upon termination of employment, for a term of 24 months thereafter, Mr. Blanton will not compete with Georgia Bank & Trust and will not solicit, divert or hire away to any competing business any person employed by Georgia Bank & Trust. The Blanton Agreement also contains covenants by Mr. Blanton regarding confidentiality of Georgia Bank & Trust information.

        In connection with the execution of the merger agreement, South State entered into an Employment and Noncompetition Agreement with Mr. Blanton, the material terms of which are discussed below under "Employment Agreements between South State and Certain Executive Officers of Southeastern—Employment and Noncompetition Agreement with R. Daniel Blanton." If the merger is consummated, the Employment and Noncompetition Agreement by and between Mr. Blanton and South State would replace the existing Blanton Agreement, which would have no further force and effect. Because any payments due upon consummation of the merger would be paid pursuant to the Employment and Noncompetition Agreement with South State and not the Blanton Agreement, the information provided below under "Potential Payments and Benefits to Southeastern Named Executive Officers in Connection with a Change in Control" is based on the terms of the Employment and Noncompetition Agreement and not the Blanton Agreement.

Employment Agreement with Mr. Thigpen

        Mr. Thigpen is a party to a Key Officer Compensation Agreement with Georgia Bank & Trust (which we refer to as the "Thigpen Agreement"), dated January 1, 2015, that updated, amended and restated prior agreements dated January 1, 2000, October 15, 2003 and December 22, 2008.

        In the event of a change in control, Mr. Thigpen would be entitled to a lump sum cash payment equal to the product of two multiplied by the sum of his average annual base salary and average annual incentive compensation over the three-year period preceding the year of the change in control.

        In the event that, following a change in control, Mr. Thigpen (i) were required to relocate his primary office or worksite a distance greater than 50 miles from 3530 Wheeler Road, Augusta, Georgia, (ii) were required to accept a material reduction in the rate of his base salary or annual incentive opportunity, or (iii) had a material change effected by the Company in his authority, duties and responsibilities under the Thigpen Agreement, he would be entitled to terminate his employment for "good reason" and receive continuation payments of his current base salary and target bonus, prorated monthly, for a period of 24 months following his termination of employment. In the event that, following a change in control, Mr. Thigpen were to be involuntarily terminated without cause, he would be entitled to continuation of his base salary for a term of 24 months. In the event it were determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Thigpen would be entitled to receive an additional "gross-up payment" in respect of such excise taxes. The Thigpen Agreement provides that upon termination of employment, for a term of 24 months thereafter, Mr. Thigpen will not compete with Georgia Bank & Trust and will not solicit, divert or hire away to any competing business any person employed by Georgia Bank & Trust. The Thigpen Agreement also contains covenants by Mr. Thigpen regarding confidentiality of Georgia Bank & Trust information.

        In connection with the execution of the merger agreement, South State entered into an Employment and Noncompetition Agreement with Mr. Thigpen, the material terms of which are discussed below under "Employment Agreements between South State and Certain Executive Officers of Southeastern—Employment and Noncompetition Agreement with Ronald L. Thigpen." If the merger is consummated, the Employment and Noncompetition Agreement by and between Mr. Thigpen and South State would replace the existing Thigpen Agreement, which would have no further force and effect. Because any payments due upon consummation of the merger would be paid pursuant to the Employment and Noncompetition Agreement with South State and not the Thigpen Agreement, the information provided below under "Potential Payments and Benefits to Southeastern Named Executive Officers in Connection with a Change in Control" is based on the terms of the Employment and Noncompetition Agreement and not the Thigpen Agreement.

Employment Agreement with Mr. Rains

        Mr. Rains is a party to an Employment Agreement with Georgia Bank & Trust (which we refer to as the "Rains Agreement"), dated January 1, 2015, that updated, amended and restated a previous agreement dated January 1, 2007, which had superseded his earlier Change in Control Agreement.

        In the event of a change in control, Mr. Rains would be entitled to a lump sum cash payment equal to the sum of his average annual base salary and average annual incentive compensation over the three-year period preceding the year of the change in control.

        In the event that, following a change in control, Mr. Rains (i) were required to relocate his primary office or worksite a distance greater than 50 miles from 3530 Wheeler Road, Augusta, Georgia, (ii) were required to accept a material reduction in the rate of his base salary or annual incentive opportunity, or (iii) had a material change in his authority, duties or responsibilities under the Rains Agreement, he would be entitled to terminate his employment for "good reason" and receive continuation payments of his current base salary and target bonus, prorated monthly, for a period of 24 months following his termination of employment. In the event that, following a change in control, Mr. Rains were to be involuntarily terminated without cause, he would be entitled to continuation of his base salary for a term of 24 months. In the event it were determined that the foregoing payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Rains would be entitled to receive an additional "gross-up payment" in respect of such excise taxes. The Rains Agreement provides that upon termination of employment, for a term of 24 months thereafter, Mr. Rains will not compete with Georgia Bank & Trust and will not solicit, divert or hire away to any competing business any person employed by Georgia Bank & Trust. The Rains Agreement also contains covenants by Mr. Rains regarding confidentiality of Georgia Bank & Trust information.

Employment Agreements between South State and Certain Executive Officers of Southeastern

        As a condition to entering into the merger agreement, South State entered into an Employment and Noncompetition Agreement with each of R. Daniel Blanton and Ronald L. Thigpen (which we refer to as the "Replacement Agreements"). The Replacement Agreements will become effective upon the closing of the merger and will be void if the merger is not consummated. Mr. Blanton's Replacement Agreement provides for Mr. Blanton to be employed on a full-time basis, at an annual base salary of $444,000, from consummation of the merger through June 30, 2017, and on a part-time basis, at an annual base salary of $250,000, from July 1, 2017 through June 30, 2019, at which time his Replacement Agreement shall terminate. Mr. Thigpen's Replacement Agreement provides for Mr. Thigpen to be employed on a full-time basis, at an annual base salary of $439,000, from consummation of the merger through April 30, 2017, and on a part-time basis, at an annual base salary of $250,000, from May 1, 2017 through April 30, 2019, at which time his Replacement Agreement shall terminate.

        Each of Mr. Blanton and Mr. Thigpen would be eligible for an incentive bonus in 2016 (if the merger is consummated before Southeastern pays its 2016 bonuses) as well as an annual incentive bonus of $150,000 per year during each of 2017 and 2018. In addition, each would have the right to participate in employee benefit plans, the use of an automobile, reimbursement for expenses related to their respective duties under the Replacement Agreements, a one-time payment of $1,015,003 for Mr. Blanton and $963,695 for Mr. Thigpen to be paid no later than ten days following the closing of the merger, and a one-time payment of $150,000 for Mr. Blanton and $210,000 for Mr. Thigpen to be paid no later than 30 days following the completion of the systems conversion. In the event it were determined that any payments under a Replacement Agreement that are in respect of an amount that would have been payable under the Blanton Agreement or Thigpen Agreement, as applicable, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Blanton or Mr. Thigpen, as applicable, would be entitled to receive an additional "gross-up payment" in respect of such excise taxes.

        The Replacement Agreements provide that, upon a termination of employment by South State other than for "cause," including termination for death or disability, or by the executive for "good reason," the executive would receive severance that is equal to the continued base salary for the remaining term of the respective Replacement Agreement, any unpaid annual incentive bonus for 2016, 2017 and 2018, and the one-time payment due upon systems conversion, if not already paid. The foregoing payments are subject to the applicable executive's execution of a release of claims in favor of South State and its affiliates and compliance with covenants not to compete and not to solicit clients or employees for the duration of the term and for two years following termination of the respective Replacement Agreement (regardless of whether he is employed).

        For the purposes of the Replacement Agreements, "cause" means, with respect to Mr. Blanton or Mr. Thigpen, (a) a material breach of the terms of the Replacement Agreement, including failure to perform his responsibilities and duties thereunder; (b) the commission of an act constituting fraud against, misappropriation from, or material dishonesty to South State that results in material financial harm; (c) conviction of a felony or any crime involving breach of trust or moral turpitude; (d) conduct that amounts to willful misconduct, gross and willful insubordination, or gross neglect or inattention to his duties and responsibilities under the Replacement Agreement, including prolonged unexcused absences; (e) willful disclosure, other than in connection with any legal process or in connection with any regulatory examination or review, to an unauthorized person of confidential information or trade secrets which causes material financial harm to South State; (f) receipt of written notice from any regulatory agency with jurisdiction over South State of the intention to institute any formal regulatory action against Mr. Blanton or Mr. Thigpen, as applicable; or (g) his removal or permanent prohibition from participating in the conduct of South State's affairs.

        For the purposes of the Replacement Agreements, "good reason" means (a) a material breach by South State of the Replacement Agreement, which includes a material reduction by South State in annual base salary or the failure to pay certain amounts due under the Replacement Agreement or (b) South State requiring relocation of his primary office or worksite a distance greater than 50 miles from 3530 Wheeler Road, Augusta, Georgia.

Potential Payments and Benefits to Southeastern Named Executive Officers in Connection with a Change in Control

        The following table and related footnotes are intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about the payments and benefits that each of the Southeastern "named executive officers," as determined for the purposes of Southeastern's most recent Annual Report on Form 10-K, will or may receive that are based on or otherwise relate to the merger, assuming the merger was completed on June 30, 2016. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur on the relevant date, including an assumption that the employment of each of the three named executive officers is terminated without cause immediately following the completion of the merger, and do not reflect certain compensation actions that may occur before the completion of the merger and do reflect some events that may not occur following the merger.

 Compensation Subject to Compensation Proposal

Name	Cash ($)		Equity ($)(4)	Pension/ NQDC ($)(5)	Perquisites/ Benefits ($)	Tax Reimbursement ($)(6)	Other ($)	Total ($)
R. Daniel Blanton	$2,424,491	(1)	$142,440	—	—	$1,166,893	—	$3,733,824
Ronald L. Thigpen	$2,478,319	(2)	$142,440	$80,000	—	$1,229,006	—	$3,929,765
Darrell R. Rains	$937,679	(3)	$71,220	$1,518,180	—	$459,899	—	$2,986,978

(1)
The amount set forth includes (a) a single trigger one-time cash payment equal to $1,015,003 to be made following the closing of the transaction; (b) a single trigger one-time cash payment equal to $150,000 to be made subject to completion of the systems conversion; and (c) a severance payment equal to the sum of (i) the continued base salary for the remainder of the term of Mr. Blanton's Replacement Agreement, (ii) the annual incentive bonus earned in 2016, which for purposes of this table is estimated to be $140,363, the same as the bonus earned in 2015, and (iii) the annual incentive bonus of $150,000 due for each of 2017 and 2018.

(2)
The amount set forth includes (a) a single trigger one-time cash payment equal to $963,695 to be made following the closing of the transaction; (b) a single trigger one-time cash payment equal to $210,000 to be made subject to completion of the systems conversion; and (c) a severance payment equal to the sum of (i) the continued base salary for the remainder of the term of Mr. Thigpen's Replacement Agreement, (ii) the annual incentive bonus earned in 2016, which for purposes of this table is estimated to be $138,791, the same as the bonus earned in 2015, and (iii) the annual incentive bonus of $150,000 due for each of 2017 and 2018.

(3)
The amount set forth includes (a) a single trigger one-time cash payment of $280,995, which equals the sum of the annual average of Mr. Rains' base salary and cash bonuses for the past three years; and (b) salary continuation following severance equal to $656,684 in the aggregate payable 24 monthly installments, which are calculated as one-twelfth of the sum of (i) his then-current base salary and (ii) his annual target bonus that would have been received in the year of termination.

(4)
The amounts set forth are comprised of the value of restricted stock subject to accelerated vesting as a result of the merger, measured as the average closing price of Southeastern common stock for the five trading days after the merger was announced on June 17, 2016. The estimated equity compensation is as follows:

	Vesting Stock Awards(1)
Name	Stock Awards that Vest	Value Realized Upon Vesting	Total Equity Compensation
Blanton	3,000	$142,440	$142,440
Thigpen	3,000	$142,440	$142,440
Rains	1,500	$71,220	$71,220

(1)
The values are based on an assumed price of $47.48 per share of Southeastern's common stock, the average closing price of Southeastern's common stock for the five trading days after the date the merger was announced, June 17, 2016.
(5)
The amounts set forth represent the difference between the amounts currently vested under each named executive officer's Supplemental Employment Retirement Agreement and the amount of total payments that would become vested. The benefits to be paid under each named executive officer's Supplemental Employment Retirement Agreement shall be paid in monthly installments for 20 years commencing with such named executive officer's termination of employment.

(6)
The amounts set forth represent the estimated amount of an additional "gross-up payment" obligated by contractual arrangements in respect of excise taxes on payments treated as contingent on the change in control under Section 4999 of the Internal Revenue Code. The estimated amounts do not take into account the value of any non-competition covenants with a named executive officer or certain amounts that may be reasonable compensation provided to the named executive officer, either before or after the closing of the merger, each of which may, in some cases, significantly reduce the amount of the potential excise tax reimbursements. The additional "gross-up payment" is "single-trigger," but the estimated amounts assume the termination of employment of each of the named executive officers.

Advisory (Non-Binding) Vote on the Compensation Proposal

        In accordance with Section 14A of the Exchange Act, Southeastern's board of directors is providing shareholders with the opportunity to cast a non-binding advisory vote on the compensation payable to the named executive officers of Southeastern in connection with the merger. This proposal gives Southeastern shareholders the opportunity to express their views on the compensation that Southeastern's named executive officers will be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized above in the table in the section entitled "The Merger—Interests of Southeastern's Directors and Executive Officers in the Merger—Potential Payments and Benefits to Southeastern Named Executive Officers in Connection with a Change in Control" beginning on page [      ], including the footnotes to the table.

        As required by Section 14A of the Exchange Act, Southeastern is asking its shareholders to vote on the adoption of the following resolution:

    "RESOLVED, that the compensation that may be paid or become payable to Southeastern's named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the "Compensation Subject to Compensation Proposal" table included in the section of the proxy statement entitled "Interests of Southeastern's Directors and Executive Officers in the Merger—Potential Payments and Benefits to Southeastern Named Executive Officers in Connection with a Change in Control," including the associated narrative discussion, are hereby APPROVED."

        The vote on the compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. You may vote for the compensation proposal and against the proposal to adopt the merger agreement, and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Southeastern or South State. Accordingly, because Southeastern or South State, as applicable, is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject to the conditions applicable thereto, regardless of the outcome of the advisory vote.

        The affirmative vote of a majority of the shares of Southeastern common stock cast at the Southeastern special meeting will be required to approve the compensation proposal. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of the proposal.

        Southeastern's board of directors recommends that you vote "FOR" the compensation proposal.

Public Trading Markets

        South State common stock is listed for trading on the NASDAQ under the symbol "SSB," and Southeastern common stock is quoted on OTCQB under the symbol "SBFC." Upon completion of the merger, Southeastern common stock will no longer be quoted on OTCQB.

        Under the merger agreement, South State will use reasonable best efforts to cause the shares of South State common stock to be issued in connection with the merger to be approved for listing on the NASDAQ, and the merger agreement provides that neither South State nor Southeastern will be required to complete the merger if such shares are not approved for listing, subject to notice of issuance, on the NASDAQ. Following the merger, South State expects that its common stock will continue to be traded on the NASDAQ.

South State's Dividend Policy

        No assurances can be given that any dividends will be paid by South State or that dividends, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by the policies and regulations of the Federal Reserve Board, be paid in addition to, or in lieu of, regular cash dividends. Dividends from South State will depend, in large part, upon receipt of dividends from South State Bank, and any other banks which South State acquires, because South State will have limited sources of income other than dividends from South State Bank and earnings from the investment of proceeds from the sale of shares of common stock retained by South State. The South State board of directors may change its dividend policy at any time, and the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations. For further information, see "Comparative Market Prices and Dividends."

Dissenters' Rights in the Merger

        Southeastern is incorporated under Georgia law. Under Article 13, Sections 14-2-1301 through 14-2-1332 of the GBCC, holders of Southeastern common stock who desire to object to the merger and to receive the fair value of their Southeastern stock in cash (which we refer to as "dissenting shareholders") may do so by complying with the provisions of Georgia law pertaining to the exercise of dissenters' rights. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this joint proxy statement/prospectus as Annex F.

        This joint proxy statement/prospectus constitutes notice to holders of Southeastern common stock of the applicable statutory provisions of Article 13 of the GBCC. Any shareholder who wishes to assert his or her dissenters' rights or who wishes to preserve his or her right to do so should review the following discussion and Annex F carefully. If shareholders fail to comply timely and properly with the procedures specified they will lose dissenters' rights under Georgia law.

        A holder of Southeastern common stock is entitled to dissent and obtain payment in cash for the fair value of his or her shares. For purposes of Article 13 of the GBCC, the term "fair value" means the value of the dissenting shares immediately before the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger. Each dissenting shareholder must: (i) deliver to Southeastern, before the vote is taken to approve the merger at the Southeastern special meeting, written notice of his or her intent to demand payment of the fair value of his or her shares of common stock if the merger is effectuated; and (ii) not vote his or her dissenting shares in favor of the Southeastern merger proposal.

        A shareholder who does not satisfy both of these requirements is not entitled to payment for his or her shares under Georgia law. In addition, any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which the shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights.

        If the merger agreement is approved by the shareholders, Southeastern is required to send a written dissenter's notice to all dissenting shareholders no later than ten days after consummation of the merger. The dissenter's notice will provide where the payment demand must be sent and where and when stock certificates for dissenting shares must be deposited. The dissenter's notice will also set a date by which Southeastern must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenter's notice is delivered and be accompanied by a copy of Article 13 of the GBCC.

        Each dissenting shareholder to whom Southeastern sends a dissenter's notice must make a first payment demand for his or her shares by written notice to Southeastern and deposit his or her stock certificates in accordance with the terms of the dissenter's notice. Upon completion of the merger, the rights of a dissenting shareholder are limited to the rights to receive the fair value of his or her shares. Any dissenting shareholder who does not submit a first payment demand or deposit his or her shares as set forth in the dissenter's notice will lose his or her rights to dissent and shall not be entitled to payment for his or her shares under Article 13 of the GBCC.

        Within ten days of the later of the closing of the merger or Southeastern's receipt of the first payment demand, Southeastern (or its successor South State) will offer to pay the dissenting shareholders who have complied with the provisions of Article 13 of the GBCC the amount Southeastern (or its successor) estimates to be the fair value of the shares, plus accrued interest. The offer of payment must be accompanied by:

  •
  recent Southeastern financial statements;

  •
  a statement of Southeastern's estimate of the fair value of the shares;

  •
  an explanation of how the interest was calculated;

  •
  a statement of the dissenting shareholder's right to demand payment of a different amount if the dissenting shareholder is dissatisfied with the offer; and

  •
  a copy of Article 13 of the GBCC.

        If a dissenting shareholder accepts the offer by providing written notice to Southeastern within 30 days after the date the offer is made, or if the dissenting shareholder is deemed to have accepted such offer by failure to respond within such 30-day period, Southeastern (or its successor) shall make payment for the dissenting shareholder's shares within 60 days after the later of the date Southeastern (or its successor) made the offer of payment or the date on which the merger occurs.

        If the merger is not effected within 60 days after the first payment demand and the deposit of stock certificates, Southeastern must return the deposited stock certificates. If, after the return, the merger is effectuated, Southeastern must send a new dissenters' notice and repeat the payment demand procedure described above.

        If a dissenting shareholder does not accept the offer or the merger does not occur and Southeastern does not return the deposited certificates within 60 days after the date set for making the first payment demand, he or she may make a second payment demand to Southeastern in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder waives his or her right to demand payment of a different amount than that offered by Southeastern and is deemed to have accepted the amount offered by Southeastern (or its successor) unless the dissenting shareholder makes a second payment demand within 30 days after the date Southeastern (or its successor) makes its offer.

        In the event a dissenting shareholder's second payment demand remains unsettled 60 days after Southeastern (or its successor) receives such second payment demand, Southeastern (or its successor) will commence a nonjury equitable appraisal proceeding to determine the fair value of the shares and accrued interest. Southeastern will make all dissenting shareholders whose second payment demands remain unsettled parties to the appraisal proceeding. In the appraisal proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If Southeastern (or its successor) does not commence the appraisal proceeding within 60 days after receiving a dissenting shareholder's second payment demand, it shall pay each dissenting shareholder whose second payment demand remains unsettled the amount demanded by each dissenting shareholder in his or her second payment demand.

        Any dissenting shareholder who has duly asserted dissenters' rights in compliance with Article 13 of the GBCC will not, after the consummation of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions on those shares.

        If any shareholder who properly asserts dissenters' rights under Article 13 of the GBCC fails to perfect such rights, or effectively withdraws such assertion or loses such rights, as provided in Article 13 of the GBCC, the dissenting shares of such shareholder will be converted into the right to receive the consideration receivable with respect to such dissenting shares in accordance with the merger agreement. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Southeastern common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters' rights under the GBCC, you should consult your legal advisors.

Regulatory Approvals Required for the Merger

        Completion of the merger is subject to the prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be likely to have a material adverse effect on South State and its subsidiaries, taken as a whole, or Southeastern and its subsidiaries, taken as a whole, in each case measured on a scale relative to Southeastern and its subsidiaries, taken as a whole. Subject to the terms and conditions of the merger agreement, South State and Southeastern have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval of the merger and the bank merger, as applicable, by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance and the South Carolina State Board of Financial Institutions. South State and Southeastern will file applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board

        South State is a bank holding company under Section 3 of the BHC Act. The primary regulator of South State is the Federal Reserve Board. Accordingly, the transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board under Section 3 of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act requires the Federal Reserve Board to review, with respect to the bank holding companies and the banks concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act of 1977 (which we refer to as the "CRA"), (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that such meeting or other proceeding would be appropriate.

        Under the CRA, the Federal Reserve Board must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisory and are assigned ratings. In evaluating the record of performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve Board considers the institution's record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, each of South State Bank and Georgia Bank & Trust was rated "Satisfactory" with respect to CRA compliance.

Federal Deposit Insurance Corporation

        The prior approval of the FDIC will be required under the federal Bank Merger Act to merge Georgia Bank & Trust with and into South State Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger or mergers, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks' effectiveness in combating money-laundering activities and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Georgia Department of Banking and Finance

        The mergers of Southeastern with and into South State and of Georgia Bank & Trust with and into South State Bank must be approved by the Georgia Department of Banking and Finance under §§ 7-1-628 and 7-1-608 of the Official Code of Georgia, adopting the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. The matters to be addressed in the application to the Georgia Department of Banking and Finance are the same as the matters to be addressed in the application to the Federal Reserve Board under Section 3 of the BHC Act and in the application to the FDIC under the Bank Merger Act. In connection with its review, the Georgia Department of Banking and Finance provides an opportunity for public comment on the application.

South Carolina State Board of Financial Institutions

        The merger of Georgia Bank & Trust with and into South State Bank must be approved by the South Carolina State Board under the South Carolina Code. The matters to be addressed in the application to the South Carolina State Board are the same as the matters to be addressed in the application to the FDIC under the Bank Merger Act.

Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        South State and Southeastern believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither South State nor Southeastern can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of South State following completion of the merger.

        The parties' obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. South State and Southeastern will use their respective reasonable best efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.

        Neither South State nor Southeastern is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT

        The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

        The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about South State and Southeastern contained in this joint proxy statement/prospectus or in the public reports of South State and Southeastern filed with the SEC may supplement, update or modify the factual disclosures about South State and Southeastern contained in the merger agreement. The merger agreement contains representations and warranties by South State, on the one hand, and by Southeastern, on the other hand. The representations, warranties and covenants made in the merger agreement by South State and Southeastern were qualified and subject to important limitations agreed to by South State and Southeastern in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that South State and Southeastern each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement.

        For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of South State or Southeastern or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this joint proxy statement/prospectus. Please see "Where You Can Find More Information." South State and Southeastern will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Structure of the Merger

        Each of the South State board of directors and the Southeastern board of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of Southeastern with and into South State, with South State continuing as the surviving entity in the merger. Immediately following the merger, Georgia Bank & Trust, a wholly owned bank subsidiary of Southeastern, will merge with and into South State's wholly owned bank subsidiary, South State Bank, with South State Bank continuing as the surviving bank.

Merger Consideration

        Each share of Southeastern common stock issued and outstanding immediately prior to the completion of the merger, except for certain specified shares of Southeastern common stock held by Southeastern or South State and dissenting shares, will be converted into the right to receive 0.7307 shares of South State common stock. If the shares of common stock of either South State or Southeastern are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities before the merger is completed as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in capitalization, or if there is any extraordinary dividend or distribution paid, then the merger consideration will be proportionately adjusted to give holders of Southeastern common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

        South State will not issue any fractional shares of South State common stock in the merger. Instead, a Southeastern shareholder who otherwise would have received a fraction of a share of South State common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (x) the fraction of a share of South State common stock to which the holder would otherwise be entitled by (y) the South State share value.

Board of Directors

        On or prior to the effective time, the South State board of directors will be comprised of 14 directors. At the effective time, the initial board of directors of the surviving corporation will include one current member of the board of directors of either Southeastern or Georgia Bank & Trust to be designated by South State prior to closing and 13 current members of the South State board of directors. Following the closing, Mr. Robert R. Horger will continue to serve as Chairman of the board of directors of South State.

Executive Officers

        The executive officers of South State in office immediately prior to the effective time, together with such additional persons as may thereafter be elected or appointed, shall serve as the officers of the surviving corporation from and after the effective time of the merger in accordance with the bylaws of South State.

Treatment of Southeastern Equity Awards

Options

        At the effective time, each outstanding option to acquire shares of Southeastern common stock, whether or not vested, that is not exercised prior to the effective time will be cancelled by virtue of the merger and converted into a right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (i) the number of shares of Southeastern common stock subject to such Southeastern stock option and (ii) the excess, if any, of (A) the product of the exchange ratio and the South State share value over (B) the per-share exercise price of such Southeastern stock option. In the event that the product obtained by the prior sentence is zero or a negative number, then the Southeastern stock option will be cancelled for no consideration.

Restricted Stock Awards

        At the effective time, each restricted stock award in respect of Southeastern common stock will be cancelled by virtue of the merger and converted into a right to receive the merger consideration with respect to each share subject to the award.

Closing and Effective Time of the Merger

        The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The merger will become effective when the Articles of Merger, as described in Section 14-2-1105 of the GBCC and Section 33-11-105 of the South Carolina Business Corporation Act of 1988, as amended (which we refer to as the "SCBCA"), are filed with the Secretary of State of the State of Georgia and the Secretary of State of the State of South Carolina, respectively. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., New York City time on a date no later than the later of January 3, 2017 or three business days after the satisfaction or waiver of the last of the conditions specified in the merger agreement, or such other date as mutually agreed to by the parties. It currently is anticipated that the completion of the merger will occur in the first quarter of 2017, subject to the receipt of regulatory approvals and other customary closing conditions, but neither Southeastern nor South State can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

        The conversion of Southeastern common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Southeastern common stock for the merger consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the South State common stock deliverable in respect of each share of Southeastern common stock to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

        As soon as reasonably practicable after the completion of the merger, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of Southeastern common stock immediately prior to the completion of the merger. These materials will contain instructions on how to surrender shares of Southeastern common stock in exchange for the merger consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the South State common stock deliverable in respect of each share of Southeastern common stock that the holder is entitled to receive under the merger agreement.

        If a certificate for Southeastern common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the South State common stock deliverable in respect of each share of Southeastern common stock to which such Southeastern common stock is entitled upon receipt of (1) an affidavit of that fact by the claimant and (2) if reasonably required, such bond as South State may determine is necessary as indemnity against any claim that may be made against South State with respect to such lost, stolen or destroyed certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of Southeastern.

Withholding

        The exchange agent (and following the first anniversary of the effective time, South State) will be entitled to deduct and withhold from the merger consideration otherwise payable to any Southeastern shareholder such amounts as the exchange agent or South State, as applicable, is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

        Whenever a dividend or other distribution is declared by South State on South State common stock, the record date for which is after the effective time of the merger, the declaration will include dividends or other distributions on all shares of South State common stock issuable under the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered or transferred his, her or its Southeastern stock certificates or book-entry shares.

Representations and Warranties

        The merger agreement contains customary representations and warranties of South State and Southeastern relating to their respective businesses. The representations and warranties in the merger agreement will not survive the effective time of the merger.

        The merger agreement contains representations and warranties made by Southeastern to South State relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification and subsidiaries;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  required governmental and other regulatory filings and consents and approvals in connection with the merger;

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  reports to regulatory authorities, including to the Securities and Exchange Commission (which we refer to as the "SEC");

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  financial statements, internal controls, books and records and the absence of "off-balance sheet arrangements";

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  the absence of undisclosed liabilities;

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  the absence of certain changes or events;

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  legal proceedings;

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  tax matters related to the merger;

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  employee benefit matters;

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  labor matters;

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  compliance with applicable laws;

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  certain material contracts;

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  the absence of agreements with regulatory authorities;

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  investment securities;

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  derivative instruments and transactions;

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  environmental matters;

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  insurance matters;

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  title to real and personal property;

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  intellectual property matters;

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  broker's fees payable in connection with the merger;

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  the absence of any broker-dealer, investment adviser and insurance matters;

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  loan matters;

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  customer relationships;

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  related party transactions;

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  inapplicability of takeover statutes;

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  the absence of knowledge of any reasons why all required regulatory approvals should not be obtained on a timely basis;

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  the opinion of Southeastern's financial advisor; and

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  the accuracy of information supplied by Southeastern for inclusion in this joint proxy statement/prospectus and other similar documents.

        The merger agreement contains representations and warranties made by South State to Southeastern relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  required governmental and other regulatory filings and consents and approvals in connection with the merger;

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  reports to regulatory authorities, including to the SEC;

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  financial statements, internal controls, books and records and absence of "off-balance sheet arrangements";

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  the absence of certain changes or events;

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  legal proceedings;

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  compliance with applicable laws;

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  the absence of agreements with regulatory authorities;

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  tax matters related to the merger;

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  broker's fees payable in connection with the merger;

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  the absence of knowledge of any reasons why all required regulatory approvals should not be obtained on a timely basis;

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  the opinion of South State's financial advisor; and

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  the accuracy of information supplied by South State for inclusion in this joint proxy statement/prospectus and other similar documents.

        Certain representations and warranties of South State and Southeastern are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either Southeastern or South State, means any event, circumstance, development, change or effect that, individually or in the aggregate, (1) is, or is reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of such company and its subsidiaries taken as a whole or (2) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such company to timely consummate the closing (including the merger and the bank merger) on the terms set forth in the merger agreement or to perform its agreements or covenants under the merger agreement; provided that in the case of clause (1) of this sentence, a material adverse effect will not be deemed to include any event, circumstance, development, change or effect to the extent resulting from:

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  changes in GAAP, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  changes in laws generally applicable to companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  changes in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of a party's common stock, in and of itself, but not including any underlying causes thereof;

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  public disclosure of the merger agreement; or

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  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        Southeastern has agreed that, prior to the effective time of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice, use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by governmental entities and its and current relationships and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Southeastern or South State to obtain any required regulatory approvals or to perform their respective obligations under the merger agreement.

        Additionally, Southeastern has agreed that prior to the effective time of the merger, except as expressly required by the merger agreement or with the prior written consent of South State (which shall not be unreasonably withheld or delayed), Southeastern will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

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  (1) create or incur indebtedness for borrowed money, except for certain indebtedness incurred in the ordinary course of business consistent with past practice (and after good faith consultation with South State with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six months) or (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

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  (1) adjust, split, combine or reclassify any capital stock or other equity interest; (2) set any record or payment dates for any dividends or distributions on its capital stock, make, declare or pay any dividend or distribution (other than (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned subsidiary to Southeastern or any other direct or indirect wholly owned subsidiary, (B) regular quarterly dividends on Southeastern common stock at a rate not in excess of $0.16 per share and on payment dates consistent with past practice and (C) dividends in respect of the outstanding trust preferred securities as of June 16, 2016) or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest; (3) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant any right to acquire any shares of its capital stock; (4) issue or commit to issue any additional shares of capital stock or issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Southeastern subsidiary, except for issuances upon the exercise or settlement of Southeastern options outstanding as of June 16, 2016 in accordance with the terms of such awards, or (5) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

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  sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (other than to a direct or indirect wholly owned subsidiary), except for sales of OREO, loans, loan participations and sales of investment securities to non-affiliates in the ordinary course of business consistent with past practice to third parties who are not affiliates of Southeastern;

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  acquire direct or indirect control over any business or person or make any other investment in any person, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Southeastern; except as required under applicable law or the terms of any Southeastern employee benefit plan as in effect on June 16, 2016, (1) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate, any employee benefit plan, (2) increase or agree to increase the compensation or benefits payable to any current or former employee, officer, director or independent contractor of Southeastern or any of its subsidiaries, (3) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, (4) cause the funding of any rabbi trust or similar arrangement, (5) grant or accelerate the vesting of or lapsing of restrictions with respect to any equity-based awards or other incentive compensation under any employee benefit plan, (6) hire or promote any employee, or engage any independent contractor, who has (or with respect to hiring, engaging or promoting, will have) an annual target compensation opportunity of $100,000 or more or (7) terminate the employment of any employee, or service of any independent contractor, other than a termination of employment or service for cause in the ordinary course of business consistent with past practice;

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  settle any claim, action or proceeding other than in the ordinary course of business consistent with past practice involving solely money damages not in excess of $200,000 individually or $500,000 in the aggregate; waive, compromise, assign, cancel or release any material rights or claims; or agree to any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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  pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice;

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  implement or adopt any change in accounting principles, practices or methods, except as required by GAAP as concurred in by Southeastern's independent auditors, or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

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  make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any material closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

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  amend the articles of incorporation or bylaws of Southeastern or comparable organizational documents of its "significant subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

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  (1) materially restructure or materially change its investment securities portfolio or its gap position or the manner in which the portfolio is classified or reported or (2) invest in any mortgage-backed or mortgage-related securities that would be considered "high-risk" securities under applicable regulatory pronouncements or any collateralized debt obligations or private label (non-agency) mortgage-backed securities;

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  enter into, modify, amend or terminate any material contract, other than normal renewals in the ordinary course of business consistent with past practice;

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  change in any material respect its credit policies and collateral eligibility requirements and standards;

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  except as required by applicable law, regulation or policies, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, securitization, acquiring, selling, servicing, or buying or selling rights to service loans;

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  permit the construction of new structures or facilities upon, or purchase or lease any real property in respect of, any branch or other facility, or file any application or take any other action to establish, relocate or terminate the operation of any banking office;

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  make, or commit to make, any capital expenditures in excess of $200,000 in the aggregate;

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  without previously notifying and consulting with South State, (1) except to the extent approved by Southeastern and committed to prior to the date of the merger agreement and disclosed to South State, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan relationship aggregating in excess of $3,000,000, (2) amend, renew, restructure or modify in any material respect any existing loan relationship that would result in total credit exposure to the applicable borrower in excess of $3,000,000, (3) increase the concentrations of its acquisition, development and construction loans in excess of the concentrations as in effect as of June 16, 2016, or otherwise increase credit exposure above the existing approved guidance line limitations as in effect as of June 16, 2016, with respect to such acquisition, development and construction loans or (4) enter into any new acquisition, development and construction loans with any third parties with whom Southeastern or its subsidiaries did not have an existing relationship as of June 16, 2016; provided that for purposes of clauses (1) and (2), such loans or commitments (or renewals or extensions) or modifications are permitted so long as such loans or commitments (or renewals or extensions) or modifications do not result in an increase in total credit exposure in the aggregate, between June 16, 2016 and the closing of the merger, of greater than the lesser of 10% of Southeastern's total credit exposure as of June 16, 2016 or $1,500,000;

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  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or prevent or materially delay the transactions contemplated by the merger agreement, including the merger and the bank merger, except as may be required by applicable law;

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  take any action, or knowingly fail to take any action, which would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

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  agree to take, make any commitment to take or adopt any resolutions of the Southeastern board of directors in support of, any of the above prohibited actions.

        South State has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, South State has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of Southeastern (which consent shall not be unreasonably withheld or delayed), South State will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

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  amend the articles of incorporation or bylaws of South State in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Southeastern common stock;

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  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or prevent or materially delay the transactions contemplated in the merger agreement, including the merger and the bank merger, except as may be required by applicable law;

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  make, declare, pay or set aside for payment any dividend on or with respect to South State common stock or make any other distribution to South State's shareholders, except for the payment of regular quarterly dividends in the ordinary course of business consistent with past practice;

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  effect any merger, consolidation or other business combination of South State, in which South State is not the surviving person, unless such agreement: (i) requires express assumption of the merger agreement by such surviving person; or (ii) does not materially or adversely affect the economic benefit to holders of Southeastern common stock provided in the merger agreement;

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  take any action, or knowingly fail to take any action, which would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

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  agree to take, make any commitment to take or adopt any resolutions of the South State board of directors in support of, any of the above prohibited actions.

Regulatory Matters

        South State and Southeastern have agreed to use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to take, and assist and cooperate with the other party in taking, all actions that are necessary, proper or advisable to comply promptly with all legal requirements with respect to the merger and the other transactions contemplated by the merger agreement and to obtain all permits, consents, authorizations, waivers or approvals of any regulatory authority required or advisable in connection with the merger and the other transactions contemplated by the merger agreement. However, in no event will South State be required, or will Southeastern and its subsidiaries be permitted (without South State's written consent in its sole discretion), to take any action or agree to any condition or restriction involving South State, Southeastern or any of their respective subsidiaries if such action, condition or restriction would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of South State and its subsidiaries, taken as a whole, or Southeastern and its subsidiaries, taken as a whole, in each case measured on a scale relative to Southeastern and its subsidiaries, taken as a whole (including, without limitation, any determination by any regulatory authority that the bank mergers may not be consummated as contemplated in the merger agreement and simultaneously with the effective time of the merger). South State and Southeastern have also agreed to furnish each other with all information reasonably necessary in connection with any statement, filing, notice or application in connection with the transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Tax Matters

        South State and Southeastern have agreed to use their respective reasonable best efforts to cause the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and have agreed not knowingly to take or fail to take any action that could reasonably be expected to prevent the merger from so qualifying.

Employee Benefits Matters

        For the first year following the closing of the merger, the employees (as a group) of Southeastern who are actively employed by Southeastern and its subsidiaries as of the closing of the merger and continue to be actively employed thereafter (which we refer to as the "covered employees") will be provided employee benefits that, in the aggregate, are substantially comparable to the employee benefits that are generally made available to similarly situated employees of South State or its subsidiaries (other than Southeastern and its subsidiaries). Notwithstanding the foregoing, until such time as South State has caused the covered employees to participate in the employee benefit plans that are made available to similarly situated employees of South State or its subsidiaries (other than Southeastern and its subsidiaries), a covered employee's continued participation in the employee benefit plans of Southeastern and its subsidiaries will be deemed to satisfy the requirements of the merger agreement. Any covered employees who are eligible to receive severance benefits, change in control benefits or any enhanced payments pursuant to any individual employment arrangement, change in control arrangement or deferred compensation plan will not be eligible to receive severance benefits under South State's severance policy.

        If a covered employee becomes eligible to participate in an employee benefit plan maintained by South State or any of its subsidiaries (other than Southeastern or its subsidiaries), South State will recognize the service of such covered employee with Southeastern or its subsidiaries for purposes of eligibility, participation and vesting under such employee benefit plan to the same extent that such service was recognized immediately prior to the effective time under a corresponding Southeastern benefit plan in which such covered employee was eligible to participate immediately prior to the effective time; however, such service will not be recognized (a) to the extent that it would result in duplication of any benefits of a covered employee with respect to the same period of service, or (b) for any purpose under any incentive plan, retiree medical plan or defined benefit pension plan or any plan, program or arrangement under which similarly situated employees of South State and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

        With respect to any health care plan of South State or any of its subsidiaries (other than Southeastern and its subsidiaries) in which any covered employee is eligible to participate, for the plan year in which such covered employee is first eligible to participate, South State will use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such South State or subsidiary plan to be waived with respect to such covered employee to the extent that such limitation would have been waived or satisfied under the Southeastern benefit plan in which such covered employee participated immediately prior to the effective time and (y) recognize any health care expenses incurred by such covered employee in the year in which the effective time occurs (or, if later, the year in which such covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of South State or any of its subsidiaries.

Director and Officer Indemnification and Insurance

        The merger agreement provides that from and after the completion of the merger, the surviving corporation will indemnify and hold harmless all present and former directors and officers of Southeastern or any of its subsidiaries against all liabilities arising out of the fact that such person is or was a director or officer of Southeastern or any of its subsidiaries if the claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law.

        The merger agreement requires the surviving corporation to use its reasonable best efforts to maintain for a period of six years after completion of the merger the currently existing directors' and officers' liability insurance policy maintained by Southeastern, or policies of at least the same coverage and amounts and containing terms and conditions that are substantially no less advantageous than the existing policy (or, with the prior written consent of Southeastern given prior to the completion of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, the surviving corporation is not required to spend annually an amount more than 300% of the annual premium payment on Southeastern's current directors' and officers' liability insurance policy. If the surviving corporation is unable to maintain a policy as described for less than that amount, the surviving corporation will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, (1) the surviving corporation may substitute a six-year "tail" prepaid policy with terms no less favorable in any material respect to such directors and officers than Southeastern's existing policy as of June 16, 2016, or, if the cost of such a policy exceeds 300% of the annual premium payment on Southeastern's current directors' and officers' liability insurance policy, the surviving corporation may obtain the most advantageous (in terms of both duration and coverage) "tail" prepaid policy available for such amount or (2) Southeastern, with South State's prior consent (which shall not be unreasonably withheld or delayed), may obtain extended coverage for the six-year period under Southeastern's existing insurance programs.

Surviving Corporation Board of Directors; Governance Matters

        At or prior to the effective time, the South State board of directors will be comprised of 14 directors. At the effective time, the initial board of directors of the surviving corporation will include one current member of the board of directors of either Southeastern or Georgia Bank & Trust to be designated by South State prior to closing and 13 current members of the South State board of directors. Following the closing, Mr. Robert R. Horger will continue to serve as Chairman of the board of directors of South State.

Surviving Corporation Executive Officers

        The executive officers of South State in office immediately prior to the effective time, together with such additional persons as may thereafter be elected or appointed, shall serve as the officers of the surviving corporation from and after the effective time of the merger in accordance with the bylaws of South State.

Advisory Board

        South State has agreed to establish a regional advisory board for the Augusta, Georgia and Aiken, South Carolina regions, which will consist of the current directors of Georgia Bank & Trust (other than certain specified individuals) who wish to serve on such advisory board. The regional advisory board will monitor the performance and operations of the surviving corporation in certain markets currently served by Southeastern. Such Southeastern directors will be invited to serve for two years following the completion of the merger. In connection with their service on the advisory board, each member will enter into an advisory board member agreement. See "—Advisory Board Member Agreements."

Restructuring Efforts

        If either South State or Southeastern fails to receive shareholder approval to approve the merger agreement at their respective shareholder meetings, or any adjournment or postponement thereof, each party will use its reasonable best efforts in good faith to negotiate a restructuring of the merger and resubmit the merger agreement or the restructured transactions to its shareholders for approval. In such circumstances, neither South State nor Southeastern is obligated to agree to alter or change any material term of the merger agreement, including the amount, kind or timing of receipt of the merger consideration provided for in the merger agreement, or adversely affect the tax treatment of the merger with respect to South State or Southeastern shareholders.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of South State common stock to be issued in the merger, dividends of South State and Southeastern to be declared after the date of the merger agreement, the redemption or assumption of Southeastern's outstanding debt securities, trust preferred securities or related guarantees, access to information of the other company, notification of certain matters, exemption from takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.

Southeastern Shareholder Meeting and Recommendation of the Southeastern Board of Directors

        Southeastern has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. Southeastern will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement, including by recommending that its shareholders approve the merger agreement.

South State Shareholder Meeting and Recommendation of the South State Board of Directors

        South State has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. South State will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement, including by recommending that its shareholders approve the merger agreement.

Agreement Not to Solicit Other Offers

        For purposes of the merger agreement:

  •
  an "acquisition proposal" means any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transaction involving Southeastern or any of its subsidiaries, as applicable, that, if consummated, would constitute an "alternative transaction" (as described below);

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  an "alternative transaction" means (1) any transaction pursuant to which any person (or group of persons) other than South State or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of Southeastern common stock or outstanding voting power of Southeastern, whether from Southeastern or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, reorganization, share exchange, consolidation or other business combination involving Southeastern and any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Southeastern (except, in each case, the merger or the bank merger), (3) any transaction pursuant to which any person (or group of persons) other than South State or its affiliates, acquires or would acquire control of assets (including for this purpose, the outstanding equity securities of any Southeastern subsidiaries, and securities of the entity surviving any merger or business combination involving any Southeastern subsidiary) of Southeastern or any of its subsidiaries representing more than 20% of the fair market value of all the assets, deposits, net revenues or net income of Southeastern or any of its subsidiaries, taken as a whole, immediately prior to such transaction or (4) any other consolidation, business combination, recapitalization or similar transaction involving Southeastern or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Southeastern common stock, immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding shares of Southeastern common stock, and the outstanding voting power of the surviving or resulting entity in such transaction immediately following the completion of the transaction, in substantially the same proportion as such holders held the shares of Southeastern common stock, immediately prior to the completion of such transaction; and

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  a "superior proposal" for Southeastern means an unsolicited, bona fide written acquisition proposal made by a third person (or group of persons acting in concert) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction (1) all or substantially all of the assets of Southeastern, or (2) all of the outstanding voting securities of Southeastern, and which the Southeastern board of directors has in good faith determined to be more favorable, from a financial point of view, to Southeastern shareholders than the transactions contemplated by the merger agreement (as may be proposed to be amended by South State) and to be reasonably capable of being completed on the terms proposed, taking into account all other legal, financial, timing, regulatory and other aspects of such acquisition proposal and the person making the proposal.

        Southeastern has agreed that it will not, and will cause each of its subsidiaries and cause its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly:

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  initiate, solicit, knowingly encourage or knowingly facilitate any acquisition proposal;

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  participate in any discussions with or provide any confidential information to any person relating to an acquisition proposal or alternative transaction, engage in any negotiations concerning an acquisition proposal or alternative transaction, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal or alternative transaction;

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  approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other contract related to any acquisition proposal or alternative transaction; or

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  propose or agree to do any of the above.

        However, the Southeastern board of directors shall be permitted, prior to the Southeastern shareholders' meeting and subject to compliance with its non-solicitation obligations (as described above) and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the confidentiality agreement between South State and Southeastern, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person, in response to an unsolicited bona fide written acquisition proposal by such person first made after the date of the merger agreement and which the Southeastern board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a superior proposal, if and only to the extent that the Southeastern directors conclude in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to violate their fiduciary duties under applicable law.

        Southeastern has agreed to provide South State prompt notice (and in no event later than 24 hours) after the receipt of any acquisition proposal, or any request for nonpublic information or inquiry related to a possible acquisition proposal. The notice will be made orally and in writing, and indicate the identity of the person making the acquisition proposal, inquiry or request and the material terms thereof (including a copy thereof if in writing and any related documentation or correspondence). Southeastern also agrees to provide South State prompt notice (and in no event later than 24 hours) if its board of directors enters into any discussions or negotiations with or provides nonpublic information to a person as required by their fiduciary duties and permitted under the preceding paragraph. Southeastern will keep South State fully informed of the status and terms of any such proposals, offers, inquiries, discussions or negotiations on a current basis, including by providing a copy of all material related documentation or correspondence.

        Furthermore, neither the Southeastern board of directors nor any of its committees will (1) withhold, withdraw or modify (or propose publicly to do so) its recommendation of the transactions contemplated under the merger agreement, (2) approve or recommend to its shareholders (or resolve to or publicly propose or announce its intention to do so) any alternative acquisition proposal or (3) within 10 business days after an alternative acquisition proposal is made public, fail to publicly, finally and without qualification recommend against any alternative acquisition proposal and reaffirm its recommendation for Southeastern shareholders to approve the merger agreement (each of which we refer to as a "change in company recommendation"). However, before the Southeastern shareholder approval is received, the Southeastern board of directors may make a change in company recommendation if and only if (1) an unsolicited bona fide written acquisition proposal (which did not result from a breach of Southeastern's non-solicitation obligations in the merger agreement) is made by a third party and not withdrawn, (2) the Southeastern board of directors concludes in good faith (in consultation with its outside legal counsel and financial advisors) that the acquisition proposal constitutes a superior proposal, (3) the Southeastern board of directors concludes in good faith (after consultation with its outside legal counsel) that failure to make a change in company recommendation would be reasonably likely to violate their fiduciary duties under applicable law, (4) prior to effecting the change in company recommendation, Southeastern has given written notice to South State advising South State that it intends to effect a change in company recommendation, and five days have elapsed,

(5) during the five business day period, Southeastern has considered any adjustments or modifications to the merger agreement proposed by South State and engaged in good faith discussions with South State regarding such adjustments or modifications and (6) the Southeastern board of directors again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any proposed adjustments or modifications to the merger agreement proposed by South State) that the acquisition proposal continues to constitute a superior proposal and that failure to effect a change in company recommendation would violate the directors' fiduciary duties under applicable law. In the event there is an amendment to any material term of the acquisition proposal, Southeastern is also required to notify South State of the amendment and to consider any proposed adjustments or modifications to the merger agreement proposed by South State, but the notification and proposal period will be three business days instead of five business days.

        The merger agreement provides that nothing in the non-solicitation provisions of the merger agreement prohibits Southeastern or its subsidiaries from (1) disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act, (2) making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act or (3) issuing a "stop, look and listen" statement pending disclosure of its position under such rules. However, compliance with such rules will not eliminate or modify the effect that any action would otherwise have under the merger agreement.

        Finally, Southeastern has agreed to (1) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal or alternative transaction (and cause its respective subsidiaries and representatives to cease any such discussions) and (2) not release any third party from or waive the provisions of any confidentiality or standstill agreement to which Southeastern or its subsidiaries is a party with respect to any acquisition proposal or alternative transaction.

Conditions to Complete the Merger

        South State's and Southeastern's respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

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  the approval of the merger agreement by South State's and Southeastern's respective shareholders;

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  the receipt of required regulatory approvals without a condition or restriction that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of South State and its subsidiaries, taken as a whole, or Southeastern and its subsidiaries, taken as a whole (measured in each case on a scale relative to Southeastern and its subsidiaries, taken as a whole), and the expiration or termination of all related statutory waiting periods;

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  the absence of any order, injunction, decree or judgment by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement;

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  the authorization of the listing of the South State common stock to be issued upon the consummation of the merger on the NASDAQ, without objection to the listing from NASDAQ;

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  the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the South State common stock to be issued upon the consummation of the merger under the Exchange Act, and the absence of any stop order (or proceedings initiated or continuing for that purpose);

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  the accuracy of the representations and warranties of each other party in the merger agreement as of the day on which the merger is completed, subject to the materiality standards provided in the merger agreement and the performance of the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effect); and

  •
  receipt by each of South State and Southeastern of an opinion of its respective legal counsel as to certain tax matters.

        South State's obligations to complete the merger are further subject to:

  •
  each of the then-sitting members of the Georgia Bank & Trust board of directors (other than those who will be appointed to the South State board of directors or serve as employees of South State following the merger) who desire to serve on the advisory board having entered into an advisory board member agreement. See "—Advisory Board Member Agreements."

        Neither Southeastern nor South State can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither Southeastern nor South State has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

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  the merger has not been completed by June 16, 2017 (which we refer to as the "end date"), if the failure to complete the merger by the end date is not caused by the terminating party's breach of the merger agreement;

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  any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and non-appealable, or a regulatory authority has issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

  •
  there is a breach by the other party that would cause the failure of the closing conditions described above, and the breach is not cured prior to the earlier of the end date and 30 business days following written notice of the breach; or

  •
  Southeastern shareholders or South State shareholders do not approve the merger agreement and the transactions contemplated thereby at their respective special meeting called for such purpose, or any adjournment thereof.

        In addition, South State may terminate the merger agreement in the following circumstances:

  •
  The Southeastern board of directors (1) fails to recommend to the Southeastern shareholders that they approve the merger agreement or (2) effects a change in company recommendation with respect to the merger agreement or the transactions contemplated thereby; or

  •
  The Southeastern board of directors fails to comply in all material respects with its non-solicitation obligations described above in the section entitled "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings described above in the section entitled "—Southeastern Shareholder Meeting and Recommendation of the Southeastern Board of Directors."

Effect of Termination

        If the merger agreement is terminated, it will become void, except that (1) both South State and Southeastern will remain liable for any fraud or willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

        Southeastern will pay South State a $14 million termination fee if the merger agreement is terminated by South State in the following circumstances:

  •
  The Southeastern board of directors (1) fails to recommend to the Southeastern shareholders that they approve the merger agreement or (2) effects a change in company recommendation; or

  •
  The Southeastern board of directors fails to comply in all material respects with its non-solicitation obligations described above in the section entitled "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings described above in the section entitled "—Southeastern Shareholder Meeting and Recommendation of the Southeastern Board of Directors."

  •
  (1) an acquisition proposal with respect to Southeastern is made known to Southeastern or its shareholders, or any person has publicly announced an intent (whether or not conditional) to make an acquisition proposal with respect to Southeastern, after the date of the merger agreement; (2) thereafter, the merger agreement is terminated (a) by South State or Southeastern, because the merger has not been completed by the end date (if the Southeastern shareholder approval has not been obtained), (b) by South State, following a breach by Southeastern, or (c) by South State or Southeastern, because Southeastern shareholders fail to approve the merger agreement at the Southeastern shareholder meeting; and (3) Southeastern consummates an alternative transaction or enters into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other contract related to any acquisition proposal or alternative transaction, within 15 months of the date the merger agreement is terminated.

Expenses and Fees

        Except as set forth above, each of South State and Southeastern will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to applicable law, South State and Southeastern may amend the merger agreement by written agreement. However, after any approval of the merger agreement by Southeastern shareholders or South State shareholders, as applicable, there may not be, without further approval of Southeastern shareholders or South State shareholders, as applicable, any amendment of the merger agreement that requires further approval under applicable law.

        At any time prior to the effective time of the merger, each party, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions contained in the merger agreement.

Advisory Board Member Agreements

        South State has agreed to establish a regional advisory board for the Augusta, Georgia and Aiken, South Carolina regions, which will consist of the current directors of Georgia Bank & Trust (other than certain specified individuals) who wish to serve on such advisory board. The regional advisory board will monitor the performance and operations of the surviving corporation in certain markets currently served by Southeastern. Such Southeastern directors will be invited to serve for two years following the completion of the merger.

        In connection with their service on the advisory board, each member will enter into an advisory board member agreement, which generally provides for each member to receive $10,000 per year, paid quarterly, for the two-year period immediately following the closing in exchange for each member agreeing to serve on the advisory board and to abide by certain non-competition and non-solicitation (with respect to both customers and employees) covenants for the two-year period immediately following the closing of the merger.

        The preceding discussion is a summary of the advisory board member agreements and is qualified in its entirety by reference to the form of advisory board member agreement, which is provided in its entirety as Annex D to this joint proxy statement/prospectus.

Voting and Support Agreements

        Each of the directors and certain other individual shareholders of Southeastern have entered into a voting and support agreement with South State and Southeastern, solely in their capacities as shareholders of Southeastern, pursuant to which they have agreed, among other things, to vote in favor of the Southeastern merger proposal and the other proposals presented at the Southeastern special meeting and against alternative acquisition proposals, as well as certain other customary restrictions with respect to the voting and transfer of his or her shares of Southeastern common stock. The voting and support agreements also include certain continuing covenants of each of the parties following the closing of the merger, including restrictive covenants binding on the shareholder parties and registration rights subject to certain requirements and conditions binding on South State.

        The preceding discussion is a summary of the voting and support agreements and is qualified in its entirety by reference to the form of voting and support agreement, which is provided in its entirety as Annex E to this joint proxy statement/prospectus.

ACCOUNTING TREATMENT

        The merger will be accounted for as an acquisition by South State using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Southeastern as of the effective time of the merger will be recorded at their respective fair values and added to those of South State. Any excess of purchase price over the fair values is recorded as goodwill. The consolidated financial statements of South State will reflect these fair values and the results of operations of Southeastern only after the merger closes and will not be restated retroactively to reflect the historical financial position or results of operations of Southeastern. The purchase price will be determined by adding (1) the product obtained by multiplying (a) the number of shares of Southeastern common stock to be cancelled in the merger, by (b) 0.7307, the exchange ratio and (c) the closing price of South State's common shares on the last trading day prior to the date of acquisition and (2) the amount of cash paid by South State for Southeastern's vested and outstanding stock options.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        This section describes the material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of Southeastern common stock that exchange their shares of Southeastern common stock for shares of South State common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        The following discussion applies only to U.S. holders of shares of Southeastern common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Southeastern common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts, holders who acquired Southeastern common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise dissenters' rights or holders who actually or constructively own more than 5% of Southeastern common stock).

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Southeastern common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Southeastern common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Southeastern common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

        Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

        It is a condition to the obligation of South State to complete the merger that South State receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Southeastern to complete the merger that Southeastern receive an opinion from Bryan Cave LLP dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by South State and Southeastern and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (which we refer to as the "IRS") or any court. South State and Southeastern have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, upon exchanging your Southeastern common stock for South State common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of South State common stock (as discussed below). The aggregate tax basis of the South State common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the shares of Southeastern common stock you surrender in the merger. Your holding period for the shares of South State common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the shares of Southeastern common stock that you surrender in the merger. If you acquired different blocks of Southeastern common stock at different times or at different prices, the South State common stock you receive will be allocated pro rata to each block of Southeastern common stock, and the basis and holding period of each block of South State common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Southeastern common stock exchanged for such block of South State common stock.

Cash Instead of Fractional Shares

        If you receive cash instead of a fractional share of South State common stock, you will be treated as having received such fractional share of South State common stock pursuant to the merger and then as having sold such fractional share of South State common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of South State common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Southeastern common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        If you are a non-corporate holder of Southeastern common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

        This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Holders of Southeastern common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of South State and Southeastern after giving effect to the merger and the issuance of South State common stock in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of June 30, 2016 is presented as if the merger with Southeastern had occurred on June 30, 2016. The unaudited pro forma condensed combined income statement for the year ended December 31, 2015 and the six months ended June 30, 2016 is presented as if the merger had occurred on January 1, 2015. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. South State is the acquirer for accounting purposes. South State has not had sufficient time to completely evaluate the significant identifiable long-lived tangible and identifiable intangible assets of Southeastern. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Certain reclassifications have been made to the historical financial statements of Southeastern to conform to the presentation in South State's financial statements.

        A final determination of the acquisition consideration and fair values of Southeastern's assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Southeastern that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired intangible assets.

        In connection with the plan to integrate the operations of South State and Southeastern following the completion of the merger, South State anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, could be incurred. South State is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the results of operations of South State and Southeastern, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. Direct transaction-related expenses estimated at $4.3 million for South State, and $7.8 million for Southeastern are not included in the unaudited pro forma condensed combined income statements.

        The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

  •
  changes in the trading price for South State's common stock;

  •
  net cash used or generated in Southeastern's operations between the signing of the merger agreement and completion of the merger;

  •
  the timing of the completion of the merger;

  •
  other changes in Southeastern's net assets that occur prior to the completion of the merger, which could cause material differences in the information presented below; and

  •
  changes in the financial results of the combined company, which could change the future discounted cash flow projections.

        The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  South State's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2015, included in South State's Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Southeastern's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2015, included in Southeastern's Annual Report on Form 10-K for the year ended December 31, 2015; and

  •
  other information pertaining to South State and Southeastern contained in or, with respect to South State and Southeastern, incorporated by reference into this joint proxy statement/prospectus. See "Selected Consolidated Historical Financial Data of South State" and "Selected Consolidated Historical Financial Data of Southeastern" included elsewhere in this joint proxy statement/prospectus.

        The unaudited pro forma condensed combined balance sheet as of June 30, 2016 presents the consolidated financial position giving pro forma effect to the following transactions as if they had occurred as of June 30, 2016:

  •
  the completion of South State's acquisition of Southeastern, including the issuance of 4,929,958 shares (based upon the number of shares outstanding of Southeastern common stock as of June 30, 2016 and an exchange ratio of 0.7307) of South State's common stock; and

  •
  $7.8 million in transaction related cost that was accrued for on the Southeastern closing balance sheet, including professional fees.

        The unaudited pro forma condensed combined income statement for the year ended December 31, 2015 presents the consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2015:

  •
  full year impact of Southeastern's income statement, including pro forma amortization and accretion of purchase accounting adjustments on securities, loans, fixed assets, deposits, other borrowings, and intangible assets; and

  •
  the issuance of additional South State common stock, applying the 0.7307 exchange ratio to the number of shares outstanding of Southeastern in determining EPS.

 SOUTH STATE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value)

	South State Corporation 6/30/2016 (as reported)	Southeastern Bank Financial Corporation 6/30/2016 (as reported)	Purchase Acct Adjustments & Reclassifications		Pro Forma 6/30/2016 Combined
ASSETS
Cash and cash equivalents:
Cash and due from banks	$182,875	$61,858	(1,564)	(z)	$243,169
Interest-bearing deposits with banks	8,055	29,077			37,132
Federal funds sold and securities purchased under agreements to resell	290,982	—			290,982

Total cash and cash equivalents	481,912	90,935	(1,564)		571,283

Investment securities:
Securities held to maturity	7,921	—			7,921
Securities available for sale, at fair value	989,610	696,257	(750)	(a)	1,685,117
Other investments	9,529	5,478	621	(1)	15,628

Total investment securities	1,007,060	701,735	(129)		1,708,666

Loans held for sale	48,926	13,737	—		62,663

Loans:
Acquired credit impaired, net	658,835	—	55,894	(b)	714,729
Acquired noncredit impaired	941,886	—	943,153	(b)	1,885,039
Non-acquired	4,816,875	1,027,047	(1,027,047)		4,816,875
Less allowance for non-acquired loan losses	(36,939)	(21,401)	21,401		(36,939)

Loans, net	6,380,657	1,005,646	(6,599)		7,379,704

Other real estate owned (OREO)	22,427	398	(150)	(c)	22,675
Premises and equipment, net	177,950	26,483	(4,000)	(d)	200,433
Goodwill	338,340	140	179,954	(e)	518,434
Bank-owned life insurance	102,815	43,827			146,642
Mortgage servicing rights (MSRs)	22,350	—			22,350
Other intangible assets	43,629	—	20,027	(f), (g)	63,656
Deferred tax asset	25,915	9,302	2,764	(h)	37,981
Other assets	72,012	9,425			81,437

Total assets	$8,723,993	$1,901,628	$190,303		$10,815,924

	South State Corporation 6/30/2016 (as reported)	Southeastern Bank Financial Corporation 6/30/2016 (as reported)	Purchase Acct Adjustments & Reclassifications		Pro Forma 6/30/2016 Combined
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$2,117,246	$243,546	$—		$2,360,792
Interest-bearing	5,046,680	1,340,907	3,500	(i)	6,391,087

Total deposits	7,163,926	1,584,453	3,500		8,751,879
Federal funds purchased and securities sold under agreements to repurchase	341,064	631	—		341,695
Advances from Federal Home Loan Bank	—	90,000	1,861	(j)	91,861
Other borrowings	55,254	20,000	121	(1)	75,375
Other liabilities	59,406	21,508	15,500	(k), (m)	96,414

Total liabilities	7,619,650	1,716,592	20,982		9,357,224

Shareholders' equity:
Preferred stock—$.01 par value; authorized 10,000,000 shares; no shares issued and outstanding	—	—	—		—
Common stock	60,488	20,241	(7,916)	(l), (n), (o)	72,813
Surplus (APIC)	703,445	64,002	282,280	(l), (n), (o)	1,049,727
Retained earnings	333,900	94,287	(98,537)	(l), (m)	329,650
Accumulated other comprehensive (loss)	6,510	6,506	(6,506)	(l)	6,510

Total shareholders' equity	1,104,343	185,036	169,321		1,458,700

Total liabilities and shareholders' equity	$8,723,993	$1,901,628	$190,303		$10,815,924

Conforming reclassifications:

(1)
Represents reclassification and gross up of equity portion of trust owned by Southeastern consistent with South State.

Purchase Accounting Adjustments:

(z)
Adjustment reflects payment for in the money stock options paid at closing.

(a)
Adjustment reflects marking the investment portfolio to fair value as of the acquisition date determined by using bid pricing.

(b)
Adjustment reflects the fair value adjustments based on the South State's evaluation of the acquired loan portfolio, and the reversal of Southeastern's ALLL.

(c)
Adjustment reflects the fair value adjustments to OREO based on the South State's evaluation of the acquired OREO portfolio.

(d)
Adjustment reflects the estimated fair value adjustments to acquired premises (building and land) based on South State's evaluation as of the acquisition date.

(e)
Adjustment reflects the goodwill generated as a result of the consideration paid being greater than the net assets acquired.

(f)
Adjustment reflects the recording of the core deposit intangible of $18.5 million on the acquired core deposit accounts.

(g)
Adjustment reflects the incremental intangible related to the client list and the adjustment for the noncompetition intangible of $1.5 million.

(h)
Adjustment reflects the recording of the deferred tax asset generated by the net fair value adjustments (at a rate equal to 35.8%). Includes $4.0 million deferred tax adjustment related to Southeastern's assumed liabilities of direct transaction costs and change in control accrual.

(i)
Adjustment reflects fair value on interest-bearing deposits, which are expected to be higher interest rates than similar deposits as of the acquisition date.

(j)
Adjustment reflects the fair value adjustment (premium) to FHLB advances of $1.86 million.

(k)
Adjustment reflects $7.75 million in accrued transaction costs related to Southeastern and an accrual of the $3.5 million related to additional change in control liability.

(l)
Adjustment reflects the reversal of Southeastern's June 30, 2016 retained earnings, common stock, surplus and AOCI.

Pro forma Adjustments:

(m)
Adjustment reflects the accrual of South State's direct transaction costs of $4.3 million.

(n)
Adjustment reflects the difference in par value of common stock from $3.00 at Southeastern to $2.50 at South State and the exchange ratio of 0.7307.

 The following table summarizes the preliminary purchase price allocation to the estimated fair value of assets and liabilities of (in thousands, except per share data):

Southeastern Bank Financial Corporation common shares outstanding June 30, 2016		6,747
Price per share, based upon South State price of $72.71 as of August 17, 2016		$53.13

Total pro forma purchase price from common stock		$358,468
Stock based compensation (in the money stock options)		1,564

Total pro forma purchase price		$360,032

Fair value of assets acquired:
Cash and cash equivalents	$90,935
Investment securities	695,507
Loans, net	1,012,784
Other real estate owned	248
Premises & equipment	22,483
Other intangible assets, including CDI, non-compete, and client list	20,027
Bank owned life insurance	43,827
Deferred tax asset, net	12,067
Other assets	15,524

Total assets	1,913,402

Fair value of liabilities assumed:
Deposits	1,587,953
Advances from FHLB	91,861
Other borrowings	20,752
Other liabilities	32,758

Total liabilities	1,733,324

Net assets acquired		180,078

Preliminary Pro Forma Goodwill		$179,954

SOUTH STATE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	South State Corporation 6/30/2016 (as reported)	Southeastern Bank Financial Corp 6/30/2016 (as reported)	Reclassification and Pro Forma Adjustments		Pro forma 6/30/2016 Combined
Interest income:
Loans, including fees	$154,408	$23,777	$1,284	(8)	$179,469
Investment securities:
Taxable	9,270	7,743	(1,523)	(1)	15,490
Tax-exempt	2,008	—	1,617	(1)	3,625
Federal funds sold and securities purchased under agreements to resell	1,508	107			1,615

Total interest income	167,194	31,627	1,378		200,199

Interest expense:
Deposits	2,969	2,759	(700)	(9)	5,028
Federal funds purchased and securities sold under agreements to repurchase	281	10			291
Other borrowings	944	1,259	(382)	(10)	1,821

Total interest expense	4,194	4,028	(1,082)		7,140

Net interest income	163,000	27,599	2,460		193,059
Provision for loan losses	5,286	468	—	(11)	5,754

Net interest income after provision for loan losses	157,714	27,131	2,460		187,305

Noninterest income:
Service charges on deposit accounts	21,226	3,570			24,796
Bankcard services income	20,437	1,092			21,529
Trust and investment services income	9,697	737			10,434
Mortgage banking income	9,818	4,069			13,887
Securities gains, net	122	369			491
Amortization of FDIC indemnification asset	(5,901)				(5,901)
Other	6,761	1,290			8,051

Total noninterest income	62,160	11,127	—		73,287

	South State Corporation 6/30/2016 (as reported)	Southeastern Bank Financial Corp 6/30/2016 (as reported)	Reclassification and Pro Forma Adjustments		Pro forma 6/30/2016 Combined
Noninterest expense:
Salaries and employee benefits	81,969	13,786			95,755
Net occupancy expense	10,900	2,164	(200)	(12)	12,864
OREO expense and loan related	2,648	7	(38)	(13)	2,617
Information services expense	10,117	—	3,421	(2)	13,538
Furniture and equipment expense	5,923				5,923
Bankcard expense	5,919				5,919
FDIC assessment and other regulatory charges	2,161		454	(3)	2,615
Advertising and marketing	1,502	—	810	(4)	2,312
Amortization of intangibles	3,795	—	1,825	(5), (14)	5,620
Supplies, prating and postage expense	3,565	—	437	(6)	4,002
Professional fees	2,906	—	831	(7)	3,737
Merger related expense	—	1,057		(15)	1,057
Branch and conversion related expenses	2,531	—			2,531
Other	11,947	7,633	(5,957)	(2), (3), (4), (5), (6), (7)	13,623

Total noninterest expense	145,883	24,647	1,583		172,113

Earnings:
Income before provision for income taxes	73,991	13,611	877		88,479
Provision for income taxes	24,981	4,415	314	(16)	29,710

Net income	$49,010	$9,196	$563		$58,769

Earnings per common share:
Basic	$2.04	$1.37			$2.03

Diluted	2.02	1.37			2.02

Dividends per common share	$0.58	$0.32			$0.58

Weighted-average common shares outstanding:
Basic	23,977	6,722	4,930	(17)	28,907
Diluted	24,205	6,735	4,930	(17)	29,135

Pro Forma adjustments:

(1)
Reclassification of interest income from investment securities between taxable interest and tax-exempt interest. Includes amortization of discount on investments over four years.

(2)
Reclassification of certain information service related expenses to conform to South State's practices from other non-interest expense.

(3)
Reclassification of FDIC assessment and other regulatory charges to conform to South State's practices from other non-interest expense.

(4)
Reclassification of certain advertising and marketing expenses to conform to South State's practices from other non-interest expense.

(5)
Reclassification of amortization of intangibles to conform to South State's practices from other non-interest expense.

(6)
Reclassification of certain supplies, printing, and postage expenses to conform to South State's practices from other non-interest expense.

(7)
Reclassification of professional fees to conform to South State's practices from other non-interest expense.

(8)
Adjusted loan interest income for purchased loans using level yield methodology over the estimated lives of the acquired loan portfolios.

(9)
Adjustment reflects the amortization of CD premium based upon the scheduled maturities of the related deposits.

(10)
Adjustment reflects the reduction in interest expense for the amortization of the premium ($1.86 million) recorded on the FHLB advances assumed January 1, 2015. Adjustment reflects the increase in interest expense for the amortization of the discount ($0.50 million) recorded on subordinated debt (Trust Preferreds) assumed January 1, 2015.

(11)
With acquired loans recorded at fair value, the Company would expect to reduce the provision for loan losses from Southeastern, however no adjustment to the historic amount of Southeastern provision for loan losses is reflected in these pro formas.

(12)
Adjustment reflects incremental depreciation expense of assets acquired and marked down to fair value.

(13)
Adjustment reflects the amortization of the decreased value of OREO and other foreclosed assets written down to fair value.

(14)
Adjustment reflects the annual amortization of intangibles generally using Sum of the Years Digit method over 10 years for CDI and the client list intangible.

(15)
South State expects to incur significant merger charges related to contract cancellations, severance, change in control and other merger related charges, however, these are not reflected in these pro forma income statements.

(16)
Adjustment reflects 35.8% tax rate on additional net income.

(17)
Adjustment reflects exchange ratio of 0.7307 times outstanding shares of Southeastern.

SOUTH STATE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	South State Corporation 12/31/2015 (as reported)	Southeastern Bank Financial Corp 12/31/2015 (as reported)	Pro Forma Adjustments		Pro forma 12/31/2015 Combined
Interest income:
Loans, including fees	$315,574	$47,046	$2,568	(5)	$365,188
Investment securities:
Taxable	16,110	12,236	150	(6)	28,496
Tax-exempt	4,300	3,119	38	(6)	7,457
Federal funds sold and securities purchased under agreements to resell	2,117	83			2,200

Total interest income	338,101	62,484	2,756		403,341

Interest expense:
Deposits	7,344	5,790	(1,400)	(7)	11,734
Federal funds purchased and securities sold under agreements to repurchase	395	12			407
Other borrowings	2,589	2,425	(764)	(8)	4,250

Total interest expense	10,328	8,227	(2,164)		16,391

Net interest income	327,773	54,257	4,920		386,950
Provision for loan losses	5,864	(1,628)	—	(9)	4,236

Net interest income after provision for loan losses	321,909	55,885	4,920		382,714

Noninterest income:
Service charges on deposit accounts	40,373	7,315			47,688
Bankcard services income	34,106	2,182			36,288
Trust and investment services income	20,117	1,408			21,525
Mortgage banking income	21,761	6,595			28,356
Securities gains, net	—	(1,043)			(1,043)
Other-than-temporary impairment losses	(489)				(489)
Amortization of FDIC indemnification asset	(8,587)				(8,587)
Other	8,274	2,231			10,505

Total noninterest income	115,555	18,688	—		134,243

	South State Corporation 12/31/2015 (as reported)	Southeastern Bank Financial Corp 12/31/2015 (as reported)	Pro Forma Adjustments		Pro forma 12/31/2015 Combined
Noninterest expense:
Salaries and employee benefits	161,304	26,384			187,688
Net occupancy expense	21,105	4,178	(400)	(10)	24,883
OREO expense and loan related	9,595	(102)	—		9,493
Information services expense	17,810		6,155	(1)	23,965
Furniture and equipment expense	11,233				11,233
FHLB prepayment termination charge	—	955			955
Bankcard expense	9,320				9,320
FDIC assessment and other regulatory charges	4,714		859	(2)	5,573
Advertising and marketing	3,838		2,027	(3)	5,865
Amortization of intangibles	8,324		3,641	(11)	11,965
Supplies, printing and postage expense	5,919				5,919
Professional fees	5,533		1,639	(4)	7,172
Branch and conversion related expenses	6,945			(12)	6,945
Other	21,449	14,625	(10,680)	(1), (2), (3), (4)	25,394

Total noninterest expense	287,089	46,040	3,241		336,370

Earnings:
Income before provision for income taxes	150,375	28,533	1,679		180,587
Provision for income taxes	50,902	9,138	601	(13)	60,641

Net income	$99,473	$19,395	$1,078		$119,946

Earnings per common share:
Basic	$4.15	$2.89			$4.15

Diluted	4.11	2.89			4.11

Dividends per common share	$0.98	$0.60			$0.98

Weighted-average common shares outstanding:
Basic	23,966	6,701	4,930	(14)	28,896
Diluted	24,224	6,716	4,930	(14)	29,154

Pro Forma adjustments:

(1)
Reclassification of certain information service related expenses to conform to SSB's practices from other non-interest expense.

(2)
Reclassification of FDIC assessment and other regulatory charges to conform to SSB's practices from other non-interest expense.

(3)
Reclassification of certain advertising and marketing expenses to conform to SSB's practices from other non-interest expense.

(4)
Reclassification of professional fees to conform to SSB's practices from other non-interest expense.

(5)
Adjusted loan interest income for purchased loans using level yield methodology over the estimated lives of the acquired loan portfolios.

(6)
Adjustment reflects amortization of discount on the fair value mark on securities. The amortization is split between taxable and tax-exempt based on the ratio of balances held by Southeastern on December 31, 2015.

(7)
Adjustment reflects the amortization of CD premium based upon the scheduled maturities of the related deposits.

(8)
Adjustment reflects the reduction in interest expense for the amortization of the premium ($1.861 million) recorded on the FHLB advances assumed January 2017. Adjustment reflects the increase in interest expense for the amortization of the discount ($0.50 million) recorded on subordinated debt (Trust Preferreds) assumed January 2017.

(9)
With acquired loans recorded at fair value, the Company would expect to reduce the provision for loan losses from Southeastern, however no adjustment to the historic amount of Southeastern provision for loan losses is reflected in these pro formas.

(10)
Adjustment reflects incremental depreciation expense of assets acquired and marked up to fair value.

(11)
Adjustment reflects the annual amortization of intangibles SYD over 3 years, 10 years and 15 years for non-compete, CDI and the client list intangible.

(12)
South State expects to incur significant merger charges related to contract cancellations, severance, change in control and other merger related charges, however, these are not reflected in these pro forma income statements.

(13)
Adjustment reflects 35.8% tax rate on additional net income.

(14)
Adjustment reflects exchange ratio of 0.7307 multiplied times outstanding shares of Southeastern.

DESCRIPTION OF CAPITAL STOCK OF SOUTH STATE

        As a result of the merger, Southeastern shareholders who receive shares of South State common stock in the merger will become shareholders of South State. Your rights as shareholders of South State will be governed by South Carolina law and the articles of incorporation and the bylaws of South State, each as amended to date. The following briefly summarizes the material terms of South State common stock. We urge you to read the applicable provisions of the SCBCA, South State's articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of South State's and Southeastern's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

Authorized Capital Stock

        South State's authorized capital stock consists of 40,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [            ] shares of South State common stock outstanding and [                ] shares of South State preferred stock outstanding.

Common Stock

Dividend Rights

        South State can pay dividends if, as and when declared by the South State board of directors, subject to compliance with limitations imposed by law. The holders of South State common stock will be entitled to receive and share equally in these dividends as they may be declared by the South State board of directors out of funds legally available for such purpose. If South State issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

        Each holder of South State common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Directors will be elected by a majority of the shares actually voting on the matter at each annual meeting or special meeting called for the purpose of electing such directors. If South State issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation Rights

        In the event of liquidation, dissolution or winding-up of South State, whether voluntary or involuntary, the holders of South State common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of South State available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights

        Holders of the common stock of South State will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if South State issues more shares in the future. Therefore, if additional shares are issued by South State without the opportunity for existing shareholders to purchase more shares, a shareholder's ownership interest in South State may be subject to dilution.

        For more information regarding the rights of holders of South State common stock, see "Comparison of Shareholders' Rights."

Preferred Stock

        South State's articles of incorporation, as amended to date, permit the South State board of directors to issue up to 10,000,000 shares of preferred stock in one or more series, with such designations, titles, voting powers, preferences and rights and such qualifications, limitations and restrictions as may be fixed by the South State board of directors without any further action by South State shareholders. The issuance of preferred stock could adversely affect the rights of holders of common stock.

 COMPARISON OF SHAREHOLDERS' RIGHTS

        South State is incorporated under the laws of the State of South Carolina, and, accordingly, the rights of South State shareholders are governed by South Carolina law. Southeastern is incorporated under the laws of the State of Georgia, and, accordingly, the rights of Southeastern shareholders are governed by Georgia law. Consequently, after the effective time of the merger, the rights of former Southeastern shareholders who receive South State common stock as merger consideration will be governed by South Carolina law and determined by reference to South State's organizational documents.

        The following is a summary of certain material differences between (i) the current rights of Southeastern shareholders under Southeastern's articles of incorporation and bylaws, each as amended to date, and Georgia law, including the GBCC, and (ii) the current rights of South State shareholders under South State's articles of incorporation and bylaws, each as amended to date, and South Carolina law, including the SCBCA, which will govern the rights of Southeastern shareholders who become South State shareholders following the merger.

        The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to South State and Southeastern's respective governing documents and the provisions of the SCBCA and the GBCC, which we urge you to read carefully and in their entirety. Copies of the respective companies' governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

Authorized Capital Stock

South State

        South State's articles of incorporation, as amended to date, authorize it to issue up to 50,000,000 shares, consisting of 40,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [            ] shares of South State common stock outstanding and [            ] shares of South State preferred stock outstanding. The South State board of directors is authorized to issue the preferred stock in one or more series.

Southeastern

        Southeastern's articles of incorporation, as amended to date, authorize it to issue up to 20,000,000 shares, consisting of 10,000,000 shares of common stock, par value $3.00 per share, and 10,000,000 shares of preferred stock, no par value. As of the record date, there were [            ] shares of Southeastern common stock outstanding and [            ] shares of Southeastern preferred stock outstanding. The Southeastern board of directors is authorized to issue the preferred stock in one or more series.

Voting Limitations

South State

        Section 35-2-101 et seq. of the SCBCA contains a control share acquisition statute that, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval of the control share acquisition by the corporation's shareholders must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority of all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which South State has done pursuant to its bylaws. Accordingly, the South Carolina control share acquisition statute does not apply to acquisitions of shares of South State common stock. Although not anticipated, South State could seek shareholder approval of an amendment to its bylaws to eliminate the opt-out provision. See "—Amendments to Articles of Incorporation and Bylaws."

Southeastern

        The GBCC does not contain a control share acquisition statute.

Size of Board of Directors

South State

        South State's articles of incorporation, as amended to date, currently provide that the South State board of directors shall consist of a maximum of 20 directors, and that the size of the board may be determined from time to time by resolution of the board. The provisions of South State's articles of incorporation, as amended to date, concerning the size of the South State board of directors may only be amended or repealed by a vote of not less than eighty percent (80%) of the outstanding voting stock of South State. The South State board of directors currently has 20 directors. At or prior to the effective time, the South State board of directors will be comprised of 14 directors. At the effective time, the initial board of directors of the surviving corporation will consist of one current member of the board of directors of either Southeastern or Georgia Bank & Trust to be designated by South State prior to closing.

Southeastern

        Southeastern's bylaws currently provide that the Southeastern board of directors shall consist of not less than five nor more than 25 directors, and that the size of the board may be determined from time to time by resolution of the board or by resolution of the shareholders at an annual or special meeting. However, the board may increase or decrease the number of directors on the board by not more than two directors in any one year. The Southeastern board of directors currently has 11 directors.

Cumulative Voting and Election of Directors

South State

        South State shareholders do not have the right to cumulate their votes with respect to the election of directors. In order to be elected, each director nominee must receive a majority of votes cast by South State common shareholders at each annual meeting of the shareholders, or a similar vote at any special meeting called for the purpose of electing directors.

Southeastern

        Southeastern shareholders do not have the right to cumulate their votes with respect to the election of directors. In order to be elected, each director nominee must receive a majority of votes cast by Southeastern shareholders entitled to vote in the election of directors at each annual meeting of the shareholders, or a similar vote at any special meeting called for the purpose of electing directors.

Classes of Directors

South State

        The South State board of directors is divided into three classes, as nearly equal in number as reasonably possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.

Southeastern

        The Southeastern board of directors is not classified, and each director is elected to a one-year term.

Removal of Directors

South State

        Directors may be removed, with or without cause, only by the affirmative vote of holders of eighty percent (80%) of South State's common shares. Cause shall mean fraudulent or dishonest acts or gross abuse of authority in the discharge of duties to South State and shall be established after written notice of specific charges and the opportunity to meet and refute such charges.

Southeastern

        A director or the entire board of directors may be removed by the affirmative vote of a majority of the outstanding shares of capital stock of Southeastern entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose. Any change to this bylaw must be approved by either eighty percent (80%) of the Southeastern board of directors or by at least two-thirds of the shareholder votes entitled to be cast on the amendment of the bylaws.

Filling Vacancies on the Board of Directors

South State

        Except in the event a director is serving at the election of the preferred shareholders, newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason, including the removal of an officer or director with or without cause, may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists. The term of any director elected to fill a vacancy shall expire at the next meeting of shareholders at which directors are elected.

Southeastern

        A vacancy occurring on the board of directors may be filled for the unexpired term, unless the shareholders have elected a successor, by the affirmative vote of a majority of the remaining directors, whether or not the remaining directors constitute a quorum. Vacancies in the Southeastern board of directors may result from death, resignation, disqualification or removal of any director, or any increase in the number of directors.

Special Meetings of Shareholders

South State

        Under South State's bylaws, special meetings of shareholders may be called by the president, the chairman of the board of directors, a majority of the South State board of directors or by the holders of not less than ten percent (10%) of all South State common shares entitled to vote at such meeting. The place of such meetings shall be designated by the directors.

Southeastern

        Under Southeastern's bylaws, special meetings of shareholders may be called by the president, the chairman of the Southeastern board of directors, a majority of the Southeastern board of directors or by the holders of not less than twenty-five percent (25%) of the outstanding Southeastern voting shares. The chairman of the meeting shall have the discretion to declare to the meeting that any business proposed by shareholders to be considered at the meeting is out of order and that such business shall not be transacted at the meeting if the chairman concludes that the matter has been proposed in a manner inconsistent with the bylaws or that the subject of the proposed business is inappropriate for consideration by the shareholders at the meeting. This bylaw may not be amended unless approved either by sixty-six percent (66%) or more of Southeastern's directors or by the majority of the shareholder votes entitled to be cast on the amendment.

Quorum

South State

        Under South State's bylaws, a majority of shares of South State common stock entitled to vote shall constitute a quorum for the transaction of business at any meeting of South State shareholders, except that with respect to a special meeting called to consider a merger, consolidation or sale of substantially all of the assets of South State that has not been recommended by the South State board of directors, eighty percent (80%) of South State common shares entitled to vote shall be necessary to constitute a quorum. If a quorum is not present or represented at a meeting of shareholders, a meeting may be adjourned despite the absence of a quorum.

Southeastern

        Under Southeastern's bylaws, a majority of Southeastern's outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of Southeastern shareholders. If a quorum is not present or represented at a meeting of shareholders, a meeting may be adjourned to such time and place as the shareholders present may determine.

Dividends

South State

        Under South Carolina law, which is the law of the state where South State is incorporated, South State may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as they become due in the ordinary course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time the dividend was declared, to satisfy the preferential rights of any holders of South State preferred shares. In addition, the Federal Reserve Board has the authority to restrict dividends issued by bank holding companies, including South State.

Southeastern

        Under Georgia law, which is the law of the state where Southeastern is incorporated, Southeastern may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Southeastern were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. In addition, the

Federal Reserve Board has the authority to restrict dividends issued by bank holding companies, including Southeastern.

Notice of Shareholder Meetings

South State

        South State's bylaws provide that South State must give written notice between 10 and 60 days before any shareholder meeting to each shareholder entitled to vote at such meeting and to each other shareholder entitled to notice of the meeting. The notice must state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes of the meeting. Additionally, if at any meeting South State's bylaws are to be altered, repealed, amended, or adopted, notice of such meeting must make this clear.

Southeastern

        Southeastern's bylaws provide that Southeastern must give written notice between 10 and 50 days before any shareholder meeting to each shareholder entitled to vote as of the record date at such meeting. In the case of a special meeting, the purpose or purposes of the meeting must be included.

Director Nominations and Business Proposals by Shareholders

South State

        Under South State's bylaws, director nominations and business proposals by shareholders must be received no earlier than 120 days and no later than 90 days prior to the first anniversary of the prior year's annual meeting of shareholders and must comply with the procedural, informational and other requirements outlined in South State's bylaws.

        Specifically, South State's bylaws provide that, to be in proper form, a shareholders' notice must include, among other things, with respect to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) the shareholder or beneficial owner's name and address, (2) the class and number of shares held by such shareholder or beneficial owner, (3) any derivative securities and equity interests held by such shareholder or beneficial owner, (4) any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder or such beneficial owner has a right to vote any shares of South State's securities, (5) any performance-related fees (other than an asset-based fee) that such shareholder or beneficial owner is entitled to based on any increase or decrease in the value of the shares of South State or any derivative instruments, (6) any pending or threatened legal proceeding in which such shareholder or beneficial owner is a party or participant involving South State or any of its officers or directors, or any affiliate of South State, and (7) a representation that the shareholder intends to appear in person or by proxy at the meeting to propose the business or nomination.

        As to any nominee, a shareholder's notice must include all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act. As to any other business, a shareholder's notice must include a brief description of the business to be brought, the reasons for conducting such business at the meeting and any material interest in such business of each proposing person.

Southeastern

        Under Southeastern's bylaws, director nominations and business proposals by shareholders must be received on or before the later of (i) 14 days prior to the annual meeting or (ii) 5 days after notice of the meeting is provided to Southeastern shareholders and must comply with the procedural, informational and other requirements outlined in South State's bylaws.

        Specifically, Southeastern's bylaws provide that as to any nominee, a shareholder notice must include, among other things, (1) the name, age, business and residence addresses, principal business or occupation during the past five years of the nominee, (2) any affiliation with or material interest of such nominee in Southeastern or any transaction involving Southeastern and any affiliate with or material interest in any person or entity having an interest materially adverse to Southeastern, and (3) a sworn or certified statement of the shareholder that the nominee has consented to being nominated and that the shareholder believes that the nominee will stand for election and will serve if elected. Any change to this bylaw must be approved by either eighty percent (80%) of the Southeastern board of directors or by at least two-thirds of the shareholder votes entitled to be cast on the amendment of the bylaws.

        As to any other business, a shareholder's notice must include (1) a brief description of each matter of business the shareholder proposes to bring before the meeting and the reasons for conducting the business at the meeting, (2) the shareholder's name and address, (3) the class and number of shares held by such shareholder and (4) any material interest of the shareholder in the proposed business. The chairman of the meeting shall have the discretion to declare to the meeting that any business proposed by shareholders to be considered at the meeting is out of order and that such business shall not be transacted at the meeting if the chairman concludes that the matter has been proposed in a manner inconsistent with the bylaws or that the subject of the proposed business is inappropriate for consideration by the shareholders at the meeting. This bylaw may not be amended unless approved either by sixty-six percent (66%) or more of Southeastern's directors or by the majority of the shareholder votes entitled to be cast on the amendment.

Anti-Takeover Provisions and Other Shareholder Protections

South State

        Under South State's articles of incorporation, as amended to date, certain business combinations (for example, mergers, share exchanges, consolidations or a sale of all or substantially all of South State's assets) that are not recommended by the South State board of directors require, in addition to any vote required by law, the approval of the holders of at least eighty percent (80%) of the outstanding South State shares entitled to vote on such business combinations. In addition, if such business combination involves any South State shareholder owning or controlling twenty percent (20%) or more of the South State's voting stock at the time of the proposed transaction (which we refer to as a "controlling party"), and (1) certain fair price requirements are not satisfied or (2) the business combination is not recommended by a majority of the entire South State board of directors, then such business combination must be approved by at least eighty percent (80%) of the outstanding South State shares entitled to vote on such business combination and at least sixty-seven percent (67%) of the outstanding South State shares entitled to vote on such business combination that are not held by the controlling party.

Southeastern

        Southeastern's articles of incorporation, as amended to date, requires the unanimous approval of the continuing directors (those who are not affiliates of an interested shareholder) or the recommendation of at least two-thirds of the continuing directors and approval by the majority of the holders of Southeastern's outstanding voting shares not deemed beneficially owned by the interested shareholder to approve certain business combinations involving an interested person or an affiliate who is a party to the business combination, except in cases where certain fair price requirements are satisfied. The term "interested shareholder" is defined to include any person which owns beneficially twenty percent (20%) or more of the outstanding voting power of the outstanding voting shares of Southeastern or any affiliate of Southeastern that beneficially owned twenty percent (20%) or more of the outstanding voting power of the outstanding voting shares of Southeastern within a two year period prior to the date in question. This provision of the articles of incorporation, as amended to date, applies to any "business combination," which is defined to include: (i) any merger or consolidation of Southeastern with or into any interested shareholder or affiliate thereof; (ii) any sale, lease, transfer, or other disposition of ten percent (10%) or more of the assets of Southeastern or of a subsidiary of Southeastern to an interested shareholder or affiliate; (iii) the issuance of any securities of Southeastern or a subsidiary of Southeastern representing an aggregate market value of five percent or more of the total market value of such entity's outstanding common and preferred shares to an interested shareholder or affiliate in a 12-month period; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Southeastern in which anything other than cash will be received by an interested shareholder or affiliate; or (v) any reclassification of common stock of Southeastern or any subsidiary of Southeastern, which has the effect of increasing the proportionate amount of the outstanding shares of any class of securities by five percent (5%) or more.

        The GBCC prohibits Southeastern from engaging in certain business combinations with "interested shareholders" occurring within five years from the date such shareholder first becomes an interested shareholder unless: (i) prior to the shareholder becoming an interested shareholder, Southeastern's board of directors approved the business combination or the transaction in which the shareholder became an interested shareholder; (ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became a beneficial owner of at least ninety percent (90%) of the outstanding voting stock of Southeastern other than shares owned by officers and directors of Southeastern, including their affiliates or associates, subsidiaries and certain employee stock plans; or (iii) subsequent to becoming an interested shareholder, the shareholder acquires additional shares resulting in beneficial ownership of at least ninety percent (90%) of the outstanding Southeastern voting shares, other than shares owned by officers and directors of Southeastern, including their affiliates or associates, subsidiaries and certain employee stock plans. These business combination provisions include exceptions, subject to certain conditions, for shareholders who become an interested shareholder inadvertently. The business combination provisions under the GBCC are not applicable to any corporation unless they are specifically incorporated in the bylaws of the corporation. Southeastern's bylaws, as amended to date, adopt the business combination provisions provided by the GBCC, so the business combination provisions of the GBCC apply to Southeastern.

        Additionally, the GBCC provides for certain voting rules and fair price requirements concerning business combinations with "interested shareholders." Under the fair price provisions designed to protect a corporation's minority shareholders, business combinations with interested shareholders must (i) be unanimously approved by the continuing directors of the corporation, provided that the continuing directors constitute at least three members of the board at the time of such approval or (ii) be recommended by at least two-thirds of the continuing directors and approved by a majority of shares held by shareholders other than the interested shareholders. In addition, the fair price provisions do not apply to certain business combinations meeting certain fair market value criteria. For purposes of the fair price provisions, an "interested shareholder" is generally defined as any person other than the corporation or its subsidiaries that beneficially owns at least 10% of the outstanding voting stock of the corporation, or is an affiliate of the corporation that beneficially owned more than 10% of the outstanding voting stock of the corporation at any time in the two years prior, and "continuing directors" are generally those who have served prior to the time an interested shareholder acquired its 10% ownership and who are unaffiliated with such interested shareholder. The fair price requirements under the GBCC are not applicable to any corporation unless they are specifically incorporated in the bylaws of the corporation. Southeastern's articles of incorporation, as amended to date, adopt the fair price requirements provided by the GBCC, so the fair price requirements of the GBCC apply to Southeastern.

Limitation of Personal Liability of Officers and Directors

South State

        South State's articles of incorporation, as amended to date, provide for the elimination or limitation of director liability for monetary damages to the maximum extent allowed by South Carolina law.

Southeastern

        Southeastern's articles of incorporation, as amended to date, provides that a director shall have no liability to Southeastern or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any appropriation, in violation of the director's duties, of any business opportunity of Southeastern, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 14-2-832 of the GBCC, or (iv) for any transaction from which a director derived an improper personal benefit. In addition, Southeastern's articles of incorporation, as amended to date, provide for the elimination or limitation of director liability for monetary damages to the maximum extent allowed by the GBCC to the extent amended in the future.

Indemnification of Directors and Officers and Insurance

South State

        South State's bylaws, as amended to date, provide for the indemnification of any current and former directors to the fullest extent authorized by law. South State may advance reasonable expenses to directors, provided that if required by law, such advancement of expenses shall only be made if the director seeking such advancement provides South State with a written affirmation of his or her good faith belief that he or she met the standard of conduct required by law and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet that standard of conduct. South State's bylaws further provide that South State may, to the extent authorized from time to time by the South State board of directors, grant rights of indemnification and to the advancement of expenses to any officer, employee or agent of the South State consistent with the other provisions of South State's bylaws concerning the indemnification and advancement of expenses to South State directors.

        South State's bylaws, as amended to date, provide that South State may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of South State or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not South State would have the power to indemnify such person against such expense, liability or loss under applicable law.

Southeastern

        Southeastern's bylaws provide for indemnification of its directors, officers, employees, and agents of Southeastern, for expenses and against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding. Southeastern may advance such expenses to the indemnified person no later than ten (10) days after the request for advance along with a written affirmation of such indemnified person's good faith belief that such indemnified person has met the standard of conduct set forth in the GBCC and a written undertaking to repay any advances if not entitled to indemnification. Southeastern's bylaws further provide indemnification to the full extent permitted by action of the Southeastern board of directors without shareholder approval under the GBCC.

        Southeastern's bylaws also permit Southeastern to purchase and maintain insurance on behalf of any person who holds or who has held any position named above, against any liability incurred by such person in such position.

Amendments to Articles of Incorporation and Bylaws

South State

        The SCBCA provides that South State's articles of incorporation, as amended to date, generally may be amended upon approval by the South State board of directors and the holders of two-thirds of the South State outstanding shares entitled to vote. Pursuant to South State's articles of incorporation, as amended to date, however, the amendment of certain provisions of the articles of incorporation requires the vote of the holders of at least eighty percent (80%) of the South State's outstanding shares. These include provisions relating to issuing South State's capital stock; the approval of certain business combinations not approved by the South State board of directors; the number, classification, election and removal of directors and amendments to South State's bylaws.

        South State's bylaws, as amended to date, may be amended either by a majority of the entire South State board of directors or by a vote of the holders of at least eighty percent (80%) of South State's outstanding shares entitled to vote.

Southeastern

        The GBCC provides that Southeastern's articles of incorporation, as amended to date, generally may be amended upon approval by the holders of a majority of the Southeastern outstanding shares entitled to vote.

        Southeastern's bylaws may be amended by a majority of the Southeastern board of directors or by the affirmative vote of a majority of the holders of the outstanding shares of capital stock entitled to vote. Shareholders may alter, amend, or repeal any bylaws adopted by the Southeastern board of directors. Shareholders may prescribe in adopting any bylaw that the bylaw shall not be altered, amended, or repealed by the Southeastern board of directors.

        However, pursuant to Southeastern's bylaws, amendment of certain bylaws relating to the removal of directors and director nomination requirements requires the approval of either 80% or more of the board of directors or two thirds or more of the votes entitled to be cast on the amendment, and amendment of certain bylaws relating to the calling of special meetings and matters to be considered at annual meetings requires the approval of either sixty-six percent (66%) of Southeastern's board of directors or the affirmative vote of at least a majority of the outstanding shares of capital stock entitled to vote on the amendment. In addition, the GBCC requires that amendments to the bylaws provisions opting-in to the fair price requirements and business combination provisions be approved by two thirds of the board of directors and by the affirmative vote of a majority of the shares entitled to vote on the amendment, excluding interested shareholders.

Action by Written Consent of the Shareholders

South State

        Under South State's bylaws, South State shareholders may act without a shareholder meeting by written consent. Such written consent must set forth the action so taken and be signed by the holders of all South State's outstanding shares entitled to vote upon such action or their attorneys-in-fact or proxy holders.

Southeastern

        Under Southeastern's articles of incorporation and bylaws, Southeastern shareholders may act without a shareholder meeting by written consent. Such written consent must describe the action so taken, be signed by all shareholders entitled to take action without a meeting, and be delivered to Southeastern for inclusion in the minutes or filing with the corporate records.

Shareholder Rights Plan

        Neither South State nor Southeastern currently has a shareholder rights plan in effect.

Rights of Dissenting Shareholders

South State

        The dissenters' rights of South State shareholders are governed by the SCBCA. Under South Carolina law, a dissenting or objecting shareholder has the right to demand and receive payment of the fair value of the shareholder's shares in the event of (1) the consummation of a plan of merger if shareholder approval is required and the shareholder is entitled to vote on the plan, or if the corporation to be merged is a subsidiary that is merged with its parent; (2) the consummation of a plan of share exchange if the shareholder is entitled to vote on the plan; (3) the consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business if the shareholder is entitled to vote on the sale or exchange; (4) an amendment to the corporation's articles of incorporation in a way that materially and adversely affects the shareholder's rights; (5) in certain circumstances, the conversion of a corporation into a limited liability company or a partnership; or (6) a transaction, to the extent the corporation's articles of incorporation, bylaws or a resolution of the corporation's board of directors provides for dissenters' rights relating to such a transaction.

        The SCBCA provides that a shareholder may not demand the fair value of the shareholder's shares and is bound by the terms of the transaction if, among other things, the shares are listed on a national securities exchange on the record date for determining shareholders entitled to vote on the matter. Shares of South State common stock are currently listed on the NASDAQ Global Select Market, a national securities exchange.

Southeastern

        The dissenters' rights of Southeastern shareholders are governed by the GBCC. Under the GBCC, a shareholder of record of a Georgia corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions: (1) the consummation of a plan of merger to which the corporation is party if shareholder approval is required and the shareholder is entitled to vote on the merger (subject to certain exceptions), or if the corporation is a subsidiary that is merged with its parent; (2) the consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (3) the consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange (subject to certain exceptions); (4) an amendment to the corporation's articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (5) any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of the GBCC, the corporation's articles of incorporation or bylaws or a resolution of the corporation's board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. The GBCC provides, among other things, that a shareholder of a Georgia corporation may not have appraisal rights if, among other things, the shares of such corporation are either listed on a national securities exchange or held of record by more than 2,000 shareholders.

        Under Georgia law, and because Southeastern common stock is not listed on a national securities exchange, Southeastern shareholders are or may be entitled to assert dissenters' rights with respect to the proposed merger and to seek judicial appraisal of the fair value of their shares upon compliance with the requirements of Georgia law. We have described dissenters' rights under Georgia law in this joint proxy statement/prospectus and have also included a copy of Sections 14-2-1301 through 14-2-1332 of the GBCC as Annex F to this joint proxy statement/prospectus. For further information, see "The Merger—Dissenters' Rights in the Merger." Any Southeastern shareholder who wishes to assert dissenters' rights should read the statute carefully and consult legal counsel before attempting to assert dissenters' rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF SOUTHEASTERN

        The following table sets forth certain information regarding the beneficial ownership of Southeastern common stock as of August 17, 2016 by: (1) each of Southeastern's directors; (2) each of Southeastern's named executive officers; (3) all of Southeastern's directors and executive officers as a group; and (4) each person, or group of affiliated persons, known by Southeastern to beneficially own more than 5% of Southeastern's outstanding common stock. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. An asterisk (*) indicates ownership of less than 1% of the outstanding common stock. Unless otherwise indicated below, the address for each director and officer is 3530 Wheeler Road, Augusta, Georgia 30909.

        Information with respect to beneficial ownership has been furnished by each director and executive officer. With respect to beneficial owners of more than 5% of Southeastern's outstanding common stock, information is based on information filed with the SEC. Southeastern has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules require inclusion of shares of common stock issuable pursuant to Southeastern equity awards within 60 days after August 17, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding the Southeastern equity awards for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address	Number of Shares Beneficially Owned		Percentage of Ownership
William J. Badger	101,497	(1)	1.50%
R. Daniel Blanton	553,407	(2)	8.15%
Patrick D. Cunning	9,659	(3)	*
Warren A. Daniel	56,956	(4)	*
Edward G. Meybohm	294,822	(5)	4.34%
Robert W. Pollard, Jr. 5863 Washington Road Appling, Georgia 30802	569,910	(6)	8.40%
Larry S. Prather	51,063	(7)	*
Darrell R. Rains	15,600	(8)	*
Randolph R. Smith, MD	326,384	(9)	4.81%
Ronald L. Thigpen	70,000	(10)	1.03%
John W. Trulock, Jr.	6,860	(11)	*
All current executive officers and directors as a group (11 persons)	2,056,158	(12)	30.30%
SBF Partnership, LLLP 5863 Washington Road Appling, GA 30802	1,017,742	(13)	15.09%

Name and Address	Number of Shares Beneficially Owned		Percentage of Ownership
Levi A. Pollard 3310 Scotts Ferry Road Appling, Georgia 30802	508,501	(14)	7.54%

*
Represents less than one percent of the outstanding shares.

(1)
Includes 28,547 shares held in Mr. Badger's IRA, 3,216 shares held by Mr. Badger's wife and 13,333 shares pledged as collateral. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(2)
Includes 17,874 shares held in Mr. Blanton's IRA, 221,244 shares held by Mr. Blanton's wife, 27,284 shares held in Mr. Blanton's wife's IRA, 7,512 shares held jointly with Mr. Blanton's wife, 96,738 shares held in trust by Mr. Blanton's wife as trustee for their minor children, 1,738 shares held by Mr. Blanton as custodian for his minor children, 32,795 shares held in Mr. Blanton's children's name. Includes 3,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(3)
Includes 4,459 shares held in Mr. Cunning's IRA and includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(4)
Includes 23,569 shares held in Mr. Daniel's IRA. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(5)
Includes 67,731 shares held in an IRA plan as to which Mr. Meybohm is a beneficiary, 109,296 as EG Meybohm IRGT and 109,295 as Lynn Meybohm IRGT. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(6)
Includes 4,466 shares held in Mr. Pollard's wife's IRA, 103,109 shares held in trust for their minor children, 94,683 shares held by Mr. Pollard's children and 10,576 shares held in Mr. Pollard's IRA. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(7)
Includes 20,061 shares held in Mr. Prather's IRA, 440 shares held in a partnership, 880 shares held as custodian for his grandchild and 550 shares held by Mr. Prather's wife. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(8)
Includes 1,100 shares in exercisable options and 2,850 shares held in Mr. Rains's IRA. Includes 1,500 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(9)
Includes 79,464 shares held in a pension and profit sharing plan as to which Dr. Smith is a beneficiary and 15,094 shares held in Dr. Smith's IRA. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(10)
Includes 24,840 shares held in Mr. Thigpen's IRA's, 27,560 shares held jointly with Mr. Thigpen's wife and 6,000 shares held in the Ron & Mary Carolyn Thigpen Foundation. It also includes 3,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(11)
Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1 2017.

(12)
Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

(13)
SBF Partnership, LLLP is a family limited partnership with four general partners: Robert W. Pollard, Jr.; Levi A. Pollard, V; Patricia P. Blanton; and Lynn Pollard. All voting, dispositive and other activities by the partnership are taken by majority vote of the general partners, and each general partner has equal voting rights.

(14)
Includes 24,642 shares held in trust for Mr. Pollard's and 56,263 shares held in Mr. Pollard's children's names.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENTOF SOUTH STATE

        The following table sets forth, as of August 17, 2016, the number and percentage of outstanding shares of Common Stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each executive officer named, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of South State Corporation, P.O. Box 1030, Columbia, South Carolina 29202. An asterisk (*) indicates ownership of less than one percent of the outstanding common stock.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Shares Beneficially Owned (1)	Common Shares Subject to a Right to Acquire (2)	Percent of Shares Outstanding
Jimmy E. Addison(6)	13,141	—	*	%
Luther J. Battiste III(6)	6,759	500	*	%
Paula Harper Bethea	12,508	—	*	%
Renee R. Brooks(4)(6)	11,724	2,213	*	%
Joseph E. Burns(4)(5)(6)	44,812	21,413	*	%
Martin B. Davis	400	—	*	%
Robert H. Demere, Jr.(3)(5)(6)	93,695	—	*	%
M. Oswald Fogle(6)	24,860	500	*	%
Herbert G. Gray(6)	27,422	—	*	%
Cynthia A. Hartley(6)	6,756	—	*	%
Robert R. Hill, Jr.(3)(4)(6)	91,437	56,062	*	%
Robert R. Horger(3)(4)(6)	104,703	24,653	*	%
Thomas J. Johnson	20,848	—	*	%
Ralph W. Norman, Jr.(6)	17,870	—	*	%
Alton C. Phillips(6)	22,528	—	*	%
John C. Pollok(3)(4)(6)	71,767	39,897	*	%
James W. Roquemore(3)(5)(6)	43,927	500	*	%
Richard W. Salmons, Jr.	3,209	—	*	%
B. Ed Shelley, Jr.	8,264	—	*	%
Thomas E. Suggs(6)	15,205	—	*	%
Kevin P. Walker(6)	10,953	—	*	%
John W. Williamson III(6)	84,390	—	*	%
John F. Windley(4)(6)	26,875	27,753	*	%
All directors and executive officers as a group (25 persons)(4)(6)	807,987	179,207	4.08%

*
Represents less than 1%.

(1)
As reported to the Company by the directors, nominees and executive officers.

(2)
Based on the number of shares of Common Stock acquirable by directors and executive officers through vested stock options within 60 days of the record date of August 17, 2016.

(3)
Excludes shares of Common Stock owned by or for the benefit of family members of the following directors and executive officers, each of whom disclaims beneficial ownership of such shares: Mr. Hill, 802 shares; Mr. Pollok, 666 shares; Mr. Horger, 377 shares; Mr. Demere, 1,325 shares and Mr. Roquemore, 5,587 shares; and all directors and executive officers as a group, 8,757 shares.

(4)
Includes shares of Common Stock held as of December 31, 2015 by the Company under the Company's 401(K) Employee Savings Plan, as follows: Mrs. Brooks, 3,442 shares; Mr. Burns,

  4,600 shares; Mr. Hill, 2,839 shares; Mr. Horger, 1,757 shares; Mr. Pollok, 7,186 shares; Mr. Windley, 2,561 shares; and all directors and executive officers as a group, 28,128 shares.

(5)
For Mr. Demere, includes 52,257 shares of Common Stock owned by Colonial Group, Inc., of which Mr. Demere is President and Chief Executive Officer. For Mr. Roquemore, includes 9,426 shares owned by Patten Seed Company, of which Mr. Roquemore is a 29% owner and management affiliate. For Mr. Burns, includes 2,137 shares owned by J.E. Burns Holdings, Inc., of which Mr. Burns is an 86% owner and has the ability to direct the voting and disposition of the shares.

(6)
Includes unvested shares of restricted stock, as to which the executive officers and directors have full voting privileges. The shares are as follows: Mrs. Brooks, 2,825 shares; Mr. Burns, 14,088 shares; Mr. Hill, 35,773 shares; Mr. Horger, 1,806 shares; Mr. Pollok, 27,316 shares; Mr. Windley, 7,544 shares; and all directors and executive officers as a group, 99,811 shares.

        As of August 17, 2016, South State knew of no person who was the beneficial owner of more than 5% of its outstanding shares of common stock (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934), except as follows:

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Shares Outstanding
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,799,442(1)	7.4%
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	1,668,649(2)	6.9%

(1)
Beneficial ownership of BlackRock, Inc. is based on its Schedule 13F filed with the U.S. Securities and Exchange Commission ("SEC") on August 10, 2016.

(2)
Beneficial ownership of The Vanguard Group is based on its Schedule 13F filed with the SEC on August 10, 2016. The Vanguard Group reported that it has shared power to dispose or direct the disposition of 32,826 shares of common stock, and sole power to dispose or direct the disposition of 1,635,823 shares of common stock.

 LEGAL MATTERS

        The validity of the South State common stock to be issued in connection with the merger will be passed upon for South State by Nelson Mullins Riley & Scarborough, LLP (Greenville, South Carolina). Certain U.S. federal income tax consequences relating to the merger will be passed upon for South State by Wachtell, Lipton, Rosen & Katz (New York, New York) and for Southeastern by Bryan Cave LLP (Atlanta, Georgia).

EXPERTS

South State

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to South State's Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Southeastern

        The consolidated financial statements of Southeastern Bank Financial Corporation as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and the effectiveness of Southeastern Bank Financial Corporation's internal control over financial reporting as of December 31, 2015 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in Southeastern Bank Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 OTHER MATTERS

        No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the special meetings of South State or Southeastern or at any adjournment or postponement of the special meetings.

 HOUSEHOLDING OF PROXY MATERIALS

        SEC rules permit companies and intermediaries (such as brokers, banks and other companies that hold shares in "street name") to satisfy the delivery requirements for proxy statements, prospectuses and certain other materials by delivering a single copy of these materials to an address shared by two or more of South State's or Southeastern's shareholders. This delivery method is referred to as "householding" and can result in significant cost savings for South State and Southeastern and, in turn, their respective shareholders.

        If your shares of South State or Southeastern common stock are held in "street name," your bank, broker or other nominee may have delivered only one proxy statement/prospectus to multiple shareholders who share one address. However, you can request separate copies of these documents by contacting the broker, bank or other intermediary. Conversely, if your South State or Southeastern shares are held in "street name" and you wish to receive separate copies of a South State or Southeastern proxy statement, as applicable, in the future, you can request "householding" by contacting the broker, bank or other intermediary.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

South State

        Under SEC rules, holders of South State common shares who wish to make a proposal to be included in South State's proxy statement and proxy for South State's 2017 annual meeting of shareholders must deliver the proposal to the executive offices of South State no later than November 5, 2016, unless the date of the 2017 annual meeting is more than 30 days before or after April 21, 2017, in which case the proposal must be received a reasonable time before South State begins to print and send its proxy materials for the 2017 annual meeting. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, South State's articles of incorporation and bylaws, each as amended to date, and South Carolina law.

        Under South State's bylaws, as amended to date, shareholder proposals not intended for inclusion in South State's 2017 proxy statement pursuant to Rule 14a-8 but intended to be raised at the 2017 annual meeting of shareholders, including nominations for election of director(s) other than the nominees of the South State board of directors, must be received no earlier than 120 days and no later than 90 days prior to the first anniversary of the 2016 annual meeting of shareholders and must comply with the procedural, informational and other requirements outlined in South State's bylaws. To be timely for the 2017 annual meeting of shareholder, a shareholder proposal must be delivered to the Secretary of South State at P.O. Box 1030, Columbia, South Carolina 29202, no earlier than December 22, 2016 and no later than January 21, 2017.

        South State does not have a formal process by which shareholders may communicate with the South State board of directors. Historically, however, the chairman of the South State board of directors or the Governance Committee has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of the South State board of directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with the South State board of directors may do so by writing to the Secretary of South State at P.O. Box 1030, Columbia, South Carolina 29202.

Southeastern

        If the merger is completed in the first quarter of 2017, as currently anticipated, Southeastern does not expect to hold an annual meeting of shareholders in 2017. However, if the merger is not completed as anticipated, Southeastern may hold a 2017 annual meeting of shareholders.

        Under SEC rules, holders of Southeastern common shares who wish to make a proposal to be included in Southeastern's proxy statement and proxy for Southeastern's 2017 annual meeting of shareholders must deliver the proposal to the executive offices of Southeastern no later than November 30, 2017, unless the date of the 2017 annual meeting is more than 30 days before or after April 27, 2017, in which case the proposal must be received a reasonable time before Southeastern begins to print and send its proxy materials for the 2017 annual meeting.

        Under Southeastern's bylaws, shareholder proposals not intended for inclusion in South State's 2017 proxy statement pursuant to Rule 14a-8 but intended to be raised at the 2017 annual meeting of shareholders, including nominations for election of director(s) other than the nominees of the South State board of directors, must be received at the principal offices of Southeastern at 3530 Wheeler Road, Augusta, Georgia 30909 on or before the later to occur of (i) 14 days prior to the annual meeting or (ii) 5 days after notice of the meeting is provided to Southeastern shareholders and must comply with the procedural, informational and other requirements outlined in Southeastern's bylaws.

 WHERE YOU CAN FIND MORE INFORMATION

        South State has filed with the SEC a registration statement under the Securities Act that registers the issuance to Southeastern shareholders of the shares of South State common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of South State in addition to being a proxy statement for South State and Southeastern shareholders for the South State special meeting and Southeastern special meeting, respectively. The registration statement, including this joint proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about South State and Southeastern common stock.

        South State (File No. 001-12669) and Southeastern (File No. 0-24172) also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like South State and Southeastern, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by South State with the SEC are also available at South State's website at http://www.southstatebank.com. The reports and other information filed by Southeastern with the SEC are available at Southeastern's website at http://www.southeasternbank.com. The web addresses of the SEC, South State and Southeastern are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

        The SEC allows South State and Southeastern to incorporate by reference information in this joint proxy statement/prospectus. This means that South State and Southeastern can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that South State and Southeastern previously filed with the SEC. They contain important information about the companies and their financial condition.

South State SEC Filings

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

  •
  Definitive Proxy Statement for South State's 2016 annual meeting of shareholders incorporated by reference therein;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

  •
  Current Reports on Form 8-K filed with the SEC on January 22, 2016, January 27, 2016, February 9, 2016, March 22, 2016, April 22, 2016, April 25, 2016, May 17, 2016, May 20, 2016, June 17, 2016, June 22, 2016, June 24, 2016 and July 22, 2016 (other than those portions of the documents deemed to be furnished and not filed); and

  •
  Description of South State common stock, par value $2.50 per share, contained in the Registration Statement on Form 8-K filed on March 8, 2004, as amended by Current Reports on Form 8-K filed on December 23, 2008, December 31, 2008, January 16, 2009 and October 28, 2014.

Southeastern SEC Filings

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

  •
  Definitive Proxy Statement for Southeastern's 2016 annual meeting of shareholders incorporated by reference therein;

  •
  Quarterly Reports on Form 10-Q and Form 10-Q/A, as applicable, for the quarterly periods ended March 31, 2016 and June 30, 2016; and

  •
  Current Reports on Form 8-K filed with the SEC on April 28, 2016, June 17, 2016 and June 22, 2016 (other than those portions of the documents deemed to be furnished and not filed).

        In addition, South State and Southeastern also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the later of the date of the South State special meeting and the date of the Southeastern special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        South State has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to South State, as well as all pro forma financial information, and Southeastern has supplied all information contained in this joint proxy statement/prospectus relating to Southeastern.

        Documents incorporated by reference are available from South State and Southeastern without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

South State Corporation	Southeastern Bank Financial Corporation
520 Gervais Street	3530 Wheeler Road
Columbia, South Carolina 29201	Augusta, Georgia 30909
Attention: Corporate Secretary	Attention: Corporate Secretary
Telephone: (800) 277-2175	Telephone: (706) 738-6990

        South State shareholders and Southeastern shareholders requesting documents must do so by [            ] to receive them before their respective special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from South State or Southeastern, South State and Southeastern, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

        Neither South State nor Southeastern has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus, as applicable. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

 Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

SOUTHEASTERN BANK FINANCIAL CORPORATION

and

SOUTH STATE CORPORATION

Dated as of June 16, 2016

A-i

A-ii

A-iii

DEFINED TERMS

Section
Acquisition Agreement	6.9(a)
Acquisition Proposal	6.9(a)
Advisory Board Member Agreement	6.12(a)
Affiliate	3.26(a)
Agreement	Preamble
Alternative Transaction	6.9(b)
Articles of Merger	1.2
Balance Sheet Date	3.7
Bank Merger	1.10
Bank Merger Agreement	1.10
Bank Merger Certificates	1.10
BHC Act	3.1(a)
Book-Entry Shares	2.2(a)
Business Day	9.9
Cancelled Shares	1.8(b)
Cash Consideration	1.9(a)
Certificate	2.2(a)
Change in Company Recommendation	6.9(e)
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.5(d)
Company Articles of Incorporation	3.1(a)
Company Balance Sheet	3.7
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3(a)
Company Bylaws	3.1(a)
Company Common Stock	1.8(a)
Company Director	6.11(a)
Company Disclosure Schedules	Article III
Company Equity Award	1.9(c)
Company Equity Plans	9.9
Company Financial Statements	3.6(a)
Company Indemnified Party	6.7(a)
Company Insiders	6.13
Company Intellectual Property	3.21(a)
Company Option	1.9(a)
Company Policies	3.19
Company Regulatory Agreement	3.15
Company Restricted Stock Award	1.9(b)
Company SEC Documents	3.5(b)
Company Shareholder Approval	3.3(a)
Company Shareholders Meeting	6.3(a)
Company Subsidiaries	3.1(b)
Company Subsidiary	3.1(b)
Confidentiality Agreement	9.9
Continuation Period	6.5(a)
Contract	9.9
control	3.26(a)
Controlled Group Liability	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	3.17
Dissenting Shares	1.8(a)
Effective Time	1.2
End Date	9.9
Environmental Laws	3.18(a)
ERISA	3.11(a)
ERISA Affiliate	9.9
Exchange Act	3.4
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.8(a)
FDIC	3.1(a)
Federal Reserve	3.4
Form S-4	3.4
GAAP	3.6(a)
GBCC	1.1
Georgia Bank & Trust	1.10
Georgia Secretary	1.2
Governmental Entity	3.4
Holders	2.2(a)
Intellectual Property	3.21(d)
IRS	3.10(k)
Joint Proxy Statement	3.4
Knowledge	9.9
Law	9.9
Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.2(a)
Lien	3.1(b)
Loan Documentation	3.24(a)
Loans	3.24(a)
Material Adverse Effect	9.9
Material Contract	3.14(a)
Materially Burdensome Regulatory Condition	6.1(b)
Maximum Amount	6.7(c)
Merger	Recitals
Merger Consideration	1.8(a)

A-iv

Section
Multiemployer Plan	3.11(h)
Multiple Employer Plan	3.11(h)
NASDAQ	3.4
Notice of Recommendation Change	6.9(f)
Obligor	3.24(a)
OREO	3.20(a)
Owned Real Property	3.20(a)
Parent	Preamble
Parent 401(k) Plan	6.5(d)
Parent Articles of Incorporation	4.1
Parent Bank	1.10
Parent Board Recommendation	6.3(b)
Parent Bylaws	4.1
Parent Common Stock	1.7
Parent Disclosure Schedules	Article IV
Parent Equity Awards	4.2
Parent Financial Statements	4.6(a)
Parent Material Adverse Effect	9.9
Parent Preferred Stock	4.2
Parent Regulatory Agreement	4.10
Parent SEC Documents	4.5(b)
Parent Share Value	9.9
Parent Shareholder Approval	4.3(a)
Parent Shareholders Meeting	6.3(b)
parties	9.9
party	9.9
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Qualified Plans	3.11(f)
Real Property Leases	3.20(a)
Regional Advisory Board	6.12(a)
Regulatory Agencies	3.5(a)
Regulatory Approvals	6.1(a)
Related Parties	3.26(a)
Reports	3.5(a)
Representative	6.9(a)
Sarbanes-Oxley Act	3.6(d)
SCBCA	1.1
SEC	3.2(a)
Securities Act	3.2(a)
Severance Policy	6.5(a)
South Carolina Secretary	1.2
Subsidiary	3.1(b)
Superior Proposal	6.9(g)
Surviving Corporation	Recitals
Takeover Statutes	3.27
Tax	9.9
Tax Return	9.9
Taxes	9.9
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Trust Preferred Securities	3.1(b)
Voting and Support Agreements	Recitals

A-v

AGREEMENT AND PLAN OF MERGER

        Agreement and Plan of Merger (this "Agreement"), dated as of June 16, 2016, by and between Southeastern Bank Financial Corporation, a Georgia corporation (the "Company"), and South State Corporation, a South Carolina corporation ("Parent"). Certain capitalized terms have the meanings given to such terms in Article IX.

RECITALS

        WHEREAS, the boards of directors of the Company and Parent have determined that it is advisable and in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the "Merger"), with Parent as the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the "Surviving Corporation");

        WHEREAS, the boards of directors of the Company and Parent have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of each of the Company and Parent has resolved to recommend that the shareholders of each of the Company and Parent, respectively, approve this Agreement and the transactions contemplated hereby, including the Merger;

        WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

        WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into Voting and Support Agreements substantially in the form attached hereto as Exhibit A (each, a "Voting and Support Agreement" and collectively, the "Voting and Support Agreements") in connection with the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.     Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code, as amended (the "GBCC") and the South Carolina Business Corporation Act of 1988, as amended (the "SCBCA"), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of South Carolina. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

        1.2    Effective Time.     The Merger shall become effective upon filing of the Articles of Merger with the Secretary of State of the State of Georgia (the "Georgia Secretary") and the Articles of Merger with the Secretary of State of the State of South Carolina (the "South Carolina Secretary") (collectively, the "Articles of Merger"). The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

        1.3    Closing.     On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a date no later than the later of (a) January 3, 2017 or (b) three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII), unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        1.4    Articles of Incorporation and Bylaws of the Surviving Corporation.     At the Effective Time, the articles of incorporation and bylaws of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

        1.5    Tax Consequences.     It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        1.6    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the GBCC and the SCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

        1.7    Parent Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities, each share of the common stock, par value $2.50 per share, of Parent ("Parent Common Stock") issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation, and shall not be affected by the Merger.

        1.8    Conversion of Company Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

          (a)   Each share of the common stock, par value $3.00 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, except for any Cancelled Shares (as defined below) and shares of Company Common Stock that are held by shareholders properly exercising their dissenters' rights pursuant to Sections 14-2-1301 through 14-2-1332 of the GBCC ("Dissenting Shares"), shall be converted into the right to receive 0.7307 shares (the "Exchange Ratio"), subject to adjustment in accordance with Section 1.8(c), of validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Merger Consideration"), it being understood that upon the Effective Time, pursuant to Section 1.7, the Parent Common Stock, including the shares issued to former holders of Company Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation.

          (b)   All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent or the Company (in each case, other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) held, directly or indirectly, by Parent or the Company in respect of a debt previously contracted), shall be cancelled and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the "Cancelled Shares").

          (c)   If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution paid, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

          (d)   Notwithstanding anything in this Agreement to the contrary, in the event dissenters' rights are available under Sections 14-2-1301 through 14-2-1332 of the GBCC in connection with the Merger, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as described in Section 1.8(a), but shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Sections 14-2-1301 through 14-2-1332 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with and as contemplated by Sections 14-2-1301 through 14-2-1332 of the GBCC or otherwise waives, withdraws or loses such holder's dissenters' rights, such shares of Company Common Stock held by such shareholder shall thereupon be treated as though such shares of Company Common Stock had been converted into, and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration pursuant to Section 1.8(a), without any interest thereon. The Company shall promptly notify Parent of each shareholder who asserts rights as a dissenting shareholder following receipt of such shareholder's written notice of intent to demand payment delivered as provided in Sections 14-2-1321 of the GBCC. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of a dissenting shareholder asserted under Sections 14-2-1301 through 14-2-1332 of the GBCC.

        1.9    Treatment of Company Equity Awards.

          (a)    Company Options.    At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each, a "Company Option") that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled, by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than fifteen (15) calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Cash Consideration (as defined below) over the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time. Any Company Option with an exercise price equal to or in excess of the Cash Consideration shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof. For purposes of this Agreement, the term "Cash Consideration" shall mean the product determined by multiplying (x) the Exchange Ratio by (y) the Parent Share Value.

          (b)    Company Restricted Stock Awards.    At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Equity Plan (each, a "Company Restricted Stock Award") that is outstanding immediately prior to the Effective Time shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than fifteen (15) calendar days) following the Effective Time, the Merger Consideration (without interest and less applicable withholding Taxes) in respect of each share of Company Common Stock underlying such Company Restricted Stock Award.

          (c)    Corporate Actions.    Prior to the Effective Time, the board of directors of the Company or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Options and Company Restricted Stock Awards (either such award, a "Company Equity Award") contemplated by this Section 1.9. Parent may process any payments contemplated by this Section 1.9 through the payroll of Parent, the Surviving Corporation or their respective Affiliates.

        1.10    Bank Merger.     Immediately following the Effective Time, Georgia Bank & Trust Company of Augusta, a Georgia-chartered commercial bank and a direct, wholly owned Subsidiary of the Company ("Georgia Bank & Trust"), will merge (the "Bank Merger") with and into South State Bank, a South Carolina banking corporation and a direct, wholly owned Subsidiary of Parent ("Parent Bank"). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Georgia Bank & Trust shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Parent in consultation with the Company (the "Bank Merger Agreement"). In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (x) the Company shall cause the board of directors of Georgia Bank & Trust to approve the Bank Merger Agreement; the Company, as the sole shareholder of Georgia Bank & Trust, shall approve the Bank Merger Agreement; and the Company shall cause Georgia Bank & Trust to duly execute and deliver to Parent the Bank Merger Agreement; and (y) Parent shall cause the board of directors of Parent Bank to approve the Bank Merger Agreement; Parent, as the sole shareholder of Parent Bank, shall approve the Bank Merger Agreement; and Parent shall cause Parent Bank to duly execute and deliver to the Company the Bank Merger Agreement. Prior to the Effective Time, the Company shall cause Georgia Bank & Trust, and Parent shall cause Parent Bank, to execute such articles of merger and any other documents and certificates as are necessary to make the Bank Merger effective ("Bank Merger Certificates") immediately after the Effective Time.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

        2.1    Deposit of Merger Consideration.     Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), pursuant to an agreement entered into prior to the Closing (the "Exchange Agent Agreement"), for the benefit of the holders of record of shares of Company Common Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Article II, (a) the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration, and (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (such shares of Parent Common Stock and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.14), the "Exchange Fund"), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration.

        2.2    Delivery of Merger Consideration.

          (a)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time (each, a "Holder" and, collectively, the "Holders") of certificates representing shares of Company Common Stock (each, a "Certificate") and uncertificated shares of Common Company Stock represented by book-entry form ("Book-Entry Shares") that have been converted into the right to receive the Merger Consideration pursuant to Section 1.8, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Share(s) shall pass only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) or transfer of such Book-Entry Share(s) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and Parent) (the "Letter of Transmittal") and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Share(s) in exchange for the Merger Consideration and any cash in lieu of a fractional share and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

          (b)   Upon proper surrender to the Exchange Agent of its Certificate(s) or transfer of its Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock shall be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s) or Book-Entry Share(s), as applicable. Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of a fractional share upon surrender of such Certificate or Book-Entry Share in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

          (c)   No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate or untransferred Book-Entry Share until the Holder thereof shall surrender such Certificate or transfer such Book-Entry Share in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or transfer of such Book-Entry Share in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, the amount of any dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate or Book-Entry Share have been converted into the right to receive and not paid.

          (d)   If the Merger Consideration is to be delivered in exchange for a Certificate representing Company Common Stock to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer records of the Company, it shall be a condition to such exchange that (i) the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any portion of the Merger Consideration such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

          (e)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of a fractional share and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c), in accordance with the procedures set forth in this Article II.

          (f)    Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates or transfer of Book-Entry Shares for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each Holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 1.8. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

          (g)   Any portion of the Exchange Fund that remains unclaimed by the Holders of Company Common Stock as of the first anniversary of the Effective Time shall be returned to the Surviving Corporation. Any former Holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation with respect to the Merger Consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (h)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of a fractional share, deliverable in respect thereof pursuant to this Agreement and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

          (i)    Subject to the terms of this Agreement and the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of

  Transmittal and compliance by any Holder of Company Common Stock with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of the Parent Common Stock portion of the Merger Consideration into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of the cash in lieu of fractional shares of Parent Common Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of the Company delivered herewith (the "Company Disclosure Schedules") (provided that each exception set forth in the Company Disclosure Schedules shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)) or (b) disclosed in any Company SEC Documents publicly filed prior to the date hereof (but excluding any disclosures set forth in any "risk factors," "forward-looking statements" or "market risk" sections or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

        3.1    Corporate Organization.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended ("BHC Act") that has not elected to be treated as a financial holding company under the BHC Act. Each of the Subsidiaries of the Company is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of Georgia Bank & Trust are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Georgia Bank & Trust is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein. The Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of the Articles of Incorporation of the Company, as amended (the "Company Articles of Incorporation"), and the Bylaws of the Company, as amended (the "Company Bylaws"), and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each Company Subsidiary, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Company Subsidiary, as applicable.

          (b)   Section 3.1(b) of the Company Disclosure Schedules sets forth a complete and correct list of all the Subsidiaries of the Company (each a "Company Subsidiary" and collectively the "Company Subsidiaries"). Section 3.1(b) of the Company Disclosure Schedules also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or Contracts by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by the Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind ("Lien") with respect thereto. Except for its interests in the Company Subsidiaries and as set forth in Section 3.1(b) of the Company Disclosure Schedules, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, the term "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member (for the avoidance of doubt, with respect to the Company, the statutory business trusts related to the trust preferred securities of the Company (the "Trust Preferred Securities") are Subsidiaries of the Company).

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, no par value. As of the date of this Agreement, there are (i) 6,746,897 shares of Company Common Stock issued and outstanding (including 21,000 shares of Company Common Stock outstanding in respect of Company Restricted Stock Awards), (ii) no shares of Company Common Stock held in treasury, (iii) 627,452 shares of Company Common Stock reserved for issuance under the Company Equity Plans, of which amount 84,150 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options), (iv) no shares of Preferred Stock of the Company issued and outstanding and (v) no other shares of capital stock or other equity or voting securities of the Company issued, designated, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding. Except for the Trust Preferred Securities or related debentures issued by the Company or any of its Affiliates, as of the date of this Agreement, no trust preferred or subordinated debt securities of the Company are issued or outstanding. Except for the Company Equity Awards outstanding as of the date hereof, and as set forth on Section 3.2(a) of the Company Disclosure Schedules, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder (the "Securities Act"), any such securities.

          (b)   Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. As of the date of this Agreement, the Company does not have in effect a "poison pill" or similar shareholder rights plan. Section 3.2(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the vesting schedule of each such Company Equity Award, (v) the exercise price for each such Company Equity Award (if applicable), (vi) the expiration date of each such Company Equity Award (if applicable), (vii) whether such Company Equity Award is intended to qualify as an "incentive stock option" under Section 422 of the Code and (viii) the Company Equity Plan under which the Company Equity Award was granted. With respect to each grant of Company Equity Awards, (x) each such grant was made in accordance with the terms of the applicable Company Equity Plan, the Exchange Act and all other applicable Laws, and (y) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. The Company has not elected to defer interest payments with respect to any Trust Preferred Securities or related debentures issued by it or any of its Affiliates.

        3.3    Authority; No Violation.

          (a)   The Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously adopted by the board of directors of the Company, the board of directors of the Company has resolved to recommend to the Company's shareholders the approval of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of the Company has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval") and the adoption and approval of the Bank Merger Agreement by the board of directors of Georgia Bank & Trust and the Company as its sole shareholder. This Agreement has been duly and validly executed and delivered by the Company. Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or the Company Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of the Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

          3.4    Consents and Approvals.    Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the FDIC, the Georgia Department of Banking and Finance, the South Carolina State Board of Financial Institutions and the South Carolina Office of the Commissioner of Banking, and approval of or non-objection to such applications, filings and notices, (c) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the "Exchange Act") and the Securities Act, including the filing with the SEC of (i) a joint proxy statement/prospectus in definitive form relating to the Company Shareholders Meeting and the Parent Shareholders Meeting (including any amendments and supplements thereto, the "Joint Proxy Statement") and (ii) a registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed by Parent in connection with the transactions contemplated by this Agreement (including any amendments and supplements thereto, the "Form S-4") and declaration of effectiveness of the Form S-4, (d) the filing of the Articles of Merger with the Georgia Secretary and the South Carolina Secretary pursuant to the GBCC and the SCBCA, respectively, (e) the filing of the Bank Merger Certificates, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (g) approval of listing of such Parent Common Stock on the NASDAQ Global Select Market (the "NASDAQ"), no material notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a "Governmental Entity") are required to be made or obtained by the Company or any of its Subsidiaries in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation of the transactions contemplated hereby. The only material third-party consents necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 3.4(b) of the Company Disclosure Schedules.

        3.5    Reports.

          (a)   The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements (together with any amendments required to be made with respect thereto, "Reports"), that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) the Georgia Secretary, (ii) the Federal Reserve, (iii) the FDIC, and (iv) any other federal, state or foreign governmental or regulatory or self-regulatory agency or authority having jurisdiction over the Company, Parent and their respective Subsidiaries ((i)–(iv), collectively, the "Regulatory Agencies"), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2013, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Any such Report regarding the Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of the Company, examination or investigation by, any Regulatory Agency into the business or operations of the Company or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations or inspections of the Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

          (b)   The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, with the SEC since January 1, 2013 (the "Company SEC Documents"). The Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

        3.6    Financial Statements.

          (a)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

          (b)   The Company and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's and its Subsidiaries' assets that could have a material effect on the Company Financial Statements.

          (c)   The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to the Company's auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

          (d)   Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act") with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as set forth on Section 3.6(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (e)   The books and records kept by the Company and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

          (f)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company Financial Statements or any of its Subsidiaries in such Subsidiary's financial statements.

        3.7    Undisclosed Liabilities.     The audited consolidated balance sheet of the Company dated as of December 31, 2015 (the "Balance Sheet Date") is hereinafter referred to as the "Company Balance Sheet." Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Company Balance Sheet if it had existed on the Balance Sheet Date, except for those liabilities that (i) are reflected or reserved against on the Balance Sheet Date (including in the notes thereto), (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

        3.8    Absence of Certain Changes or Events.

          (a)   Since the Balance Sheet Date, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

          (b)   Since the Balance Sheet Date, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices.

        3.9    Legal Proceedings.

          (a)   Except as set forth in Section 3.9 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries.

          (b)   Except as otherwise disclosed therein, each matter set forth on Section 3.9 of the Company Disclosure Schedules is insured under insurance policies set forth on Section 3.19 of the Company Disclosure Schedules with reputable insurers in such amounts as constitute reasonably adequate coverage with respect to each such matter.

          (c)   There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

        3.10    Taxes and Tax Returns.

          (a)   The Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) (i) all income Tax Returns and (ii) all other Tax Returns where the failure to file such Tax Returns would be reasonably expected to result in a material liability, in each case, including all such federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns) other than Taxes being contested in good faith for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP. Through the date hereof, the Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on their financial statements. The Company and each of its Subsidiaries has made adequate provision on the Company Balance Sheet for all accrued Taxes not yet due and payable.

          (b)   No jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

          (c)   No Liens for Taxes exist with respect to any of the assets of the Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

          (d)   There are no audits, examinations, disputes or proceedings pending or threatened in writing delivered to the Company or any Subsidiary with respect to, or claims or assessments asserted or threatened in writing delivered to the Company or any Subsidiary for, any Taxes of the Company or any of its Subsidiaries.

          (e)   There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and any of its Subsidiaries, which waiver or extension is in effect.

          (f)    All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. The Company and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

          (g)   Neither the Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

          (h)   Except as set forth in Section 3.10(h) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (except for agreements not primarily relating to Taxes).

          (i)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (j)    Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise, part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

          (k)   Since January 1, 2013, neither the Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service ("IRS") has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Company or any Subsidiary).

          (l)    Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

          (m)  Neither the Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

          (n)   No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Company or any of its Subsidiaries.

          (o)   Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.11    Employee Benefit Plans.

          (a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, cash- or equity-based incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other Contracts to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, or Contracts, whether or not listed in Section 3.11(a) of the Company Disclosure Schedules, collectively, the "Company Benefit Plans").

          (b)   The Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the U.S. Department of Labor or the IRS within the last three (3) years, (vii) all amendments, modifications or material supplements to any Company Benefit Plan, and (viii) any related trust agreements, insurance Contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved.

          (c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan within the past three (3) years, and neither the Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

          (d)   All contributions required to be made to any Company Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

          (e)   Each Company Benefit Plan that is in any part a "nonqualified deferred compensation plan" subject to Section 409A of the Code (i) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS. No compensation payable by the Company or any Company Subsidiary has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code. No assets set aside for the payment of benefits under any "nonqualified deferred compensation plan" are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

          (f)    Section 3.11(f) of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter (or the Company may rely upon an opinion letter issued) with respect to each Qualified Plan, and the related trust has not been revoked, and there are no existing circumstances, and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. Except as set forth on Section 3.11(f) of the Company Disclosure Schedules, no trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (g)   No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of its Subsidiaries or ERISA Affiliates in the past maintained an employee benefit plan subject to Title IV or Section 302 of ERISA.

          (h)   Except as set forth in Section 3.11(h) of the Company Disclosure Schedules, (i) no Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          (i)    Except as set forth in Section 3.11(i) of the Company Disclosure Schedules, neither the Company, nor any of its Subsidiaries, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit the Company's or such Subsidiary's right to amend, terminate or modify any such benefits.

          (j)    Except as set forth on Section 3.11(j) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

          (k)   Without limiting the generality of Section 3.11(j), except as set forth on Section 3.11(k) of the Company Disclosure Schedules, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Except as set forth on Section 3.11(k) of the Company Disclosure Schedules, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. True, correct and complete estimates of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated hereby are included in Section 3.11(j) of the Company Disclosure Schedules.

          (l)    Neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

          (m)  There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

        3.12    Labor Matters.     There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving the Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles with respect to the Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted against the Company or that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity that would result in liability to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in material compliance with all applicable Laws in respect of employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers' compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements. Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

        3.13    Compliance with Applicable Law.

          (a)   The Company and each of its Subsidiaries and each of their employees hold, and have at all times since January 1, 2013 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Law, except, in each case, where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to the Company and its Subsidiaries, taken as a whole.

          (b)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

          (c)   Each of the Company and Georgia Bank & Trust is "well-capitalized" (as such term is defined at 12 C.F.R. 225.2(r)) and "well managed" (as that term is defined at 12 C.F.R. 225.2(s)), and the rating of Georgia Bank & Trust under the Community Reinvestment Act of 1997 ("CRA") is no less than "satisfactory." Neither the Company nor Georgia Bank & Trust has been informed that its status as "well-capitalized," "well managed" or, in the case of Georgia Bank & Trust, for CRA purposes, "satisfactory," will change within one (1) year.

        3.14    Material Contracts.

          (a)   Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each Contract of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Company Disclosure Schedules, is referred to as a "Material Contract"):

              (i)  any Contract that constitutes a "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

             (ii)  any Contract entered into since January 1, 2013 (and any Contract entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

            (iii)  any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging Contracts or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company or any of its Subsidiaries is a lender, borrower or guarantor and where the amount is in excess of $250,000 other than Contracts evidencing deposit liabilities, endorsements and guarantees in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

            (iv)  any Contract limiting (or purporting to limit) the freedom of the Company or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting the Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case, whether in any specified geographic region or business or generally (in each case, other than to a de minimis extent);

             (v)  any Contract with any Affiliate of the Company or any of its Subsidiaries;

            (vi)  any agreement of guarantee, support or indemnification by the Company or any of its Subsidiaries, assumption or endorsement by the Company or any of its Subsidiaries of or any similar commitment by the Company or any of its Subsidiaries with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

           (vii)  any Contract that would be terminable other than by the Company or any of its Subsidiaries or any Contract under which a material payment obligation would arise or be accelerated, in each case, as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events);

          (viii)  any alliance, cooperation, joint venture, shareholders' partnership or similar Contract involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;

            (ix)  any employment Contract with any employee or officer of the Company or any of its Subsidiaries;

             (x)  any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of the Company;

            (xi)  any Contract that contains any (A) exclusive dealing obligation, (B) "clawback" or similar undertaking requiring the reimbursement or refund of any fees, (C) "most favored nation" or similar provision granted by the Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

           (xii)  any material Contract that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein;

          (xiii)  any lease or other Contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $100,000;

          (xiv)  any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $100,000 per year; and

           (xv)  any Contract not listed above that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries.

          (b)   The Company and each of its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of the Company) to be in default in respect of, each Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries. Each of the Material Contracts is valid and binding on the Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

        3.15    Agreements with Regulatory Agencies.     Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Company Disclosure Schedules, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised in writing or have Knowledge of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement.

        3.16    Investment Securities.

          (a)   Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries, taken as a whole. Such securities are valued on the books of the Company and each of its Subsidiaries in accordance with GAAP.

          (b)   The Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that the Company and each such Subsidiary believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.

        3.17    Derivative Instruments.     Section 3.17 of the Company Disclosure Schedules lists all Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries. All Derivative Transactions: (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of the Company or its Subsidiaries and, to the Knowledge of the Company, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally). The Company and its Subsidiaries and, to the Knowledge of the Company, the counterparties to all such Derivative Transactions have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied. As used herein, "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values or other financial or non-financial assets, credit-related events or conditions or any indexes or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.18    Environmental Matters.

          (a)   Each of the Company and its Subsidiaries, and, to the Knowledge of the Company (except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of the Company), any property in which the Company or any of its Subsidiaries holds a security interest, is currently in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (all such laws, "Environmental Laws").

          (b)   Since January 1, 2013, there have been no legal, administrative, arbitral or other proceedings, written claims or actions pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries, of any material liability or obligation arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (c)   Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of the Company, to the Knowledge of the Company, during or prior to the period of (i) the Company's or any of its Subsidiaries' ownership or operation of any property, (ii) the Company's or any of its Subsidiaries' active participation in the management of any property's operations or (iii) the Company's or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous materials in, on, under or affecting any such property since January 1, 2013 that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (d)   The Company and each of its Subsidiaries are not subject to any written agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2013 assessing the presence of hazardous materials located on any property owned or leased by the Company or any of its Subsidiaries that is within the possession or control of the Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

        3.19    Insurance.     The Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to the Company and its Subsidiaries. Section 3.19 of the Company Disclosure Schedules sets forth a true and complete list of all insurance policies applicable and available to the Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for the Company or any of its Subsidiaries (the "Company Policies"), and the Company has made available true and complete copies of all such Company Policies to Parent. There is no material claim for coverage by the Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by the Company or any of its Subsidiaries have been timely paid by the Company or its Subsidiaries, as applicable. Neither the Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

        3.20    Title to Property.

          (a)   Section 3.20(a) of the Company Disclosure Schedules lists (i) all real property, including other real estate owned ("OREO"), owned by the Company or any Subsidiary of the Company (the "Owned Real Property"), (ii) all leases, subleases, licenses or other Contracts (including all amendments, modifications, and supplements thereto) pursuant to which the Company or any of its Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the "Real Property Leases") and (iii) all leases, subleases, licenses or other use agreements between the Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee ("Tenant Leases"), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

          (b)   Except as would not be material to the Company or its Subsidiaries, the Company or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (A) through (D) collectively, "Permitted Encumbrances"), and (ii) has good and marketable leasehold interests in all parcels of real property leased to the Company pursuant to the Real Property Leases (the "Leased Premises"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases and the Tenant Leases. Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to the Knowledge of the Company, is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by the Company or any of its Subsidiaries in the conduct of the Company's or such Subsidiary's business, other than those items that comprise part of the Owned Real Property, are included in the Leased Premises.

          (c)   Except as set forth in Section 3.20(c) of the Company Disclosure Schedules, no Person other than the Company and its Subsidiaries has (or will have, at Closing) (i) except with respect to any OREO on the Company Balance Sheet, any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. Except with respect to any OREO on the Company Balance Sheet, all buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the current purposes to which they are used in the conduct of the Company's and its Subsidiaries' business. The Company and its Subsidiaries do not use in their businesses any material real property other than the Owned Real Property and the Leased Premises.

          (d)   Each of the Real Property Leases and each of the Tenant Leases is valid and binding on the Company or its applicable Subsidiary and is in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

          (e)   The Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises and the manner that they are used by the Company and its Subsidiaries will be, in accordance in all material respects with all applicable Laws.

          (f)    Except as would not be material to the Company, (i) the Company and its Subsidiaries have good, valid and marketable title to all of the personal property of the Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired, used or obtained in the ordinary course of the operation of the business of the Company and its Subsidiaries ("Personal Property") and (ii) each of the leases under which the Company or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

        3.21    Intellectual Property.

          (a)   The Company and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by the Company and any of its Subsidiaries as of the date hereof (collectively, the "Company Intellectual Property") in the manner that it is currently used by the Company and any of its Subsidiaries.

          (b)   Neither the Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of the Company, no third party has infringed upon, misappropriated or violated any Company Intellectual Property. Neither the Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or, except as set forth on Section 3.21(b) of the Company Disclosure Schedules, permits third parties to use any Company Intellectual Property rights. Neither the Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

          (c)   Neither the Company nor any of its Subsidiaries is a party to any material agreement in which either the Company or any of its Subsidiaries is obligated to indemnify any Person against a claim of infringement or misappropriation of any Intellectual Property.

          (d)   For the purposes of this Agreement, "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, websites, know-how, trade secrets, inventory, ideas, algorithms, processes and computer software programs or applications (but excluding commercial off-the-shelf software available on reasonable terms).

        3.22    Broker's Fees.     Neither the Company nor any of its Affiliates nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated by this Agreement, except for Sandler O'Neill & Partners, L.P., pursuant to an agreement a copy of which has been previously provided to Parent.

        3.23    Broker-Dealer, Investment Advisory and Insurance Matters.

          (a)   None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers and employees are required to be registered, licensed or qualified with the SEC or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to any obligation to be so registered, licensed or qualified. Each of the Company and its Subsidiaries and, to the Knowledge of the Company, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable Laws governing sales processes and practices in all material respects.

          (b)   Neither the Company nor any Subsidiary of the Company serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an "investment adviser" required to register as such under the Investment Advisers Act of 1940, as amended.

          (c)   Neither the Company nor any Subsidiary of the Company is required to be registered, licensed or qualified as an insurance agency or broker.

        3.24    Loans.

          (a)   Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") payable to the Company or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an "Obligor") thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally and to general equity principles. For the purposes of this Agreement, "Loan Documentation" means all Loan files and all documents included in the Company's or any of its Subsidiaries' file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors' notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification and deposit verification), mortgages, loan agreements (including building and loan agreements), guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing. The Company has provided Parent with information on each Loan payable to the Company or any of its Subsidiaries, and such Loan information and, to the Knowledge of the Company, any third-party information furnished in connection with such Loan information, is true and correct in all material respects as of the dates specified, or, if no such date is indicated, as of December 31, 2015.

          (b)   The information set forth in the computer file(s), computer tape and/or other electronic medium delivered by the Company to Parent on or prior to the date of this Agreement and identified by the Company in writing as the "Loan Tape" for purposes of this Agreement, is true and correct in all material respects as of April 30, 2016.

          (c)   (i) Section 3.24(c) of the Company Disclosure Schedules sets forth a list of all Loans as of the date hereof by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

          (d)   Each Loan payable to the Company or any of its Subsidiaries (i) was originated or purchased by the Company or its Subsidiaries, and its principal balance as shown on the Company's books and records is true, correct and accurate as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by the Company or its Subsidiaries complied, including as to the Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

          (e)   Each outstanding Loan (including Loans held for resale to investors) payable to the Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or a Company Subsidiary), and during the period of time in which such Loan was originated, held or serviced by the Company or any of its Subsidiaries, the relevant Loan Documentation was being maintained, in all material respects in accordance with the Company's or its respective Subsidiary's underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

          (f)    With respect to each Loan payable to the Company or any of its Subsidiaries that is secured, the Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the Loan Documentation, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

          (g)   Except as set forth in Section 3.24(g) of the Company Disclosure Schedules, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (h)   The Company's allowance for loan losses is, and has been since January 1, 2013, in compliance with the Company's methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

          (i)    Section 3.24(i) of the Company Disclosure Schedules identifies each Loan payable to the Company or any of its Subsidiaries that (i) as of December 31, 2015, (A) was on non-accrual status, (B) a specific reserve allocation existed in connection therewith, (C) was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (D) was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of December 31, 2015, was classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List" or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 3.24(i) of the Company Disclosure Schedules sets forth the outstanding principal amount, as well as accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of December 31, 2015.

        3.25    Customer Relationships.

          (a)   Each trust or wealth management customer of the Company or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of the Company and its Subsidiaries, (ii) in accordance with the terms of any applicable Contract governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer's risk profile and (v) in compliance with all applicable Laws and the Company's and its Subsidiaries' constituent documents, including any policies and procedures adopted thereunder. Each Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and each Subsidiary and, to the Knowledge of the Company, the other contracting parties, each such Contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by (x) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (y) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless whether considered in a proceeding in equity or at law, and the Company and its Subsidiaries and the other contracting parties thereto have duly performed in all material respects their obligations thereunder, and the Company and its Subsidiaries and, to the Knowledge of the Company, such other contracting parties are in compliance with each of the terms thereof.

          (b)   No Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to the Company or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

          (c)   (A) None of the Company or any of its Subsidiaries or any of their respective directors, officers or employees is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company or any of its Subsidiaries and (B) none of the directors, officers and employees of the Company or any of its Subsidiaries is a party to any Contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company or any of its Subsidiaries after the Closing Date.

          (d)   Each account opening document, margin account agreement, any advisory contract and customer disclosure statement with respect to any trust or wealth management customer of the Company or any of its Subsidiaries conforms in all material respects to the forms made available to Parent prior to the Closing Date.

          (e)   All other books and records primarily related to the trust or wealth management businesses of each of the Company and each of its Subsidiaries include documented risk profiles signed by each such customer.

        3.26    Related Party Transactions.

          (a)   Section 3.26(a) of the Company Disclosure Schedules identifies (i) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any shareholder which, to the Knowledge of the Company, beneficially owns five percent (5%) or more of any class of equity securities of the Company or any of its Subsidiaries or an Affiliate of the Company (other than the Company and its direct or indirect wholly owned Subsidiaries) (collectively, "Related Parties"), on the other hand, and (ii) all Contracts pursuant to which any Related Party is a party and the Company or any Company Subsidiary receives services or goods, including any such Contracts between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand. Except as set forth on Section 3.26(a) of the Company Disclosure Schedules, no relationship, direct or indirect, exists between or among the Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of the Company or any of its Affiliates, on the other hand, that would be required by the Securities Act to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act. As used in this Agreement, "Affiliate" means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. As used in this Agreement, "control," with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or by any other means.

          (b)   To the Knowledge of the Company, no shareholder or Affiliate of the Company (other than the Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of the Company and its Subsidiaries.

        3.27    Takeover Laws and Provisions.     The adoption by the board of directors of the Company of this Agreement, the Merger and the other transactions contemplated hereby represent all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the provisions of any potentially applicable takeover laws of any state, including any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" law (any such laws, "Takeover Statutes"), and any potentially applicable provision of the Company Articles of Incorporation and the Company Bylaws. No "fair price" Law or similar provision of the Company Articles of Incorporation or Company Bylaws is applicable to this Agreement and the transactions contemplated hereby.

        3.28    Approvals.     As of the date of this Agreement, the Company is not aware of any reason why all necessary regulatory approvals and consents from any Governmental Entity will not be received in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, on a timely basis.

        3.29    Company Opinion.     Prior to the execution of this Agreement, the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O'Neill & Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.30    Company Information.     The information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Joint Proxy Statement, on the date that it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or holders of Parent Common Stock, respectively, or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, respectively, (b) the Form S-4, when it or any amendment or supplement thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Joint Proxy Statement, the Form S-4 or any amendment or supplement thereto or (d) any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company in this Section 3.30 with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or such other applications, notifications or other documents. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time, any event should be discovered by the Company or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, the Company shall promptly so inform Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the "Parent Disclosure Schedules") (provided that each exception set forth in the Parent Disclosure Schedules shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)) or (b) disclosed in any Parent SEC Document (but excluding any disclosures set forth in any "risk factors," "forward-looking statements" or "market risk" sections or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

        4.1    Corporate Organization.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and is a bank holding company duly registered under the BHC Act that has not elected to be treated as a financial holding company under the BHC Act. Each of the Subsidiaries of Parent is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened. Parent Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein. Parent and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of the Amended and Restated Articles of Incorporation of Parent, as amended (the "Parent Articles of Incorporation"), and the Amended and Restated Bylaws of Parent (the "Parent Bylaws"), in each case as in effect as of the date of this Agreement, have previously been furnished or made available to the Company. Parent is not in violation of any of the provisions of the Parent Articles of Incorporation or Parent Bylaws.

        4.2    Capitalization.     The authorized capital stock of Parent consists of (a) 40,000,000 shares of Parent Common Stock and (b) 10,000,000 shares of preferred stock, par value $0.01 per share, of Parent (the "Parent Preferred Stock"). As of the date of this Agreement, there are (a) 24,195,226 shares of Parent Common Stock issued and outstanding, (b) no shares of Parent Common Stock held in treasury, (c) no shares of Parent Preferred Stock issued and outstanding, and (d) 436,645 shares of Parent Common Stock reserved for issuance upon exercise or settlement of awards granted as employment inducement awards or under Parent's equity compensation plans (the "Parent Equity Awards"). As of the date of this Agreement, except pursuant to (i) this Agreement, (ii) the Parent Equity Awards and (iii) Parent's equity compensation plans, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

        4.3    Authority; No Violation.

          (a)   Parent has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously adopted by the board of directors of Parent, the board of directors of Parent has resolved to recommend to Parent's shareholders the approval of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Parent has been taken, subject to the approval by the affirmative vote of two-thirds of the votes entitled to be cast by the holders of shares of Parent Common Stock (the "Parent Shareholder Approval") and the adoption and approval of the Bank Merger Agreement by the board of directors of Parent Bank and Parent as its sole shareholder. This Agreement has been duly and validly executed and delivered by Parent. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b)   Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles of Incorporation or Parent Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Parent or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect.

        4.4    Consents and Approvals.     Except for (a) the filing of any required applications, filings or notices with the Federal Reserve under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the FDIC, the Georgia Department of Banking and Finance, the South Carolina State Board of Financial Institutions and the South Carolina Office of the Commissioner of Banking, and approval of or non-objection to such applications, filings and notices, (c) compliance with any applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Joint Proxy Statement and the Form S-4, and the declaration of effectiveness of the Form S-4, (d) the filing of the Articles of Merger with the Georgia Secretary and the South Carolina Secretary pursuant to the GBCC and the SCBCA, respectively, (e) the filing of the Bank Merger Certificates, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (g) approval of listing of such Parent Common Stock on the NASDAQ, no material notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the transactions contemplated hereby, expect for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        4.5    Reports.

          (a)   Parent and each of its Subsidiaries have timely filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2013 with the Regulatory Agencies, and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2013, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Parent and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Parent, examination or investigation by, any Regulatory Agency into the business or operations of Parent or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations or inspections of Parent or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

          (b)   Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC by it or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2013 (the "Parent SEC Documents"). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

        4.6    Financial Statements.

          (a)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the "Parent Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

          (b)   Parent and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Parent and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent's and its Subsidiaries' assets that could have a material effect on Parent's financial statements.

          (c)   Parent's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent's auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

          (d)   Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. Neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries. Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (e)   The books and records kept by Parent and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements. The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

          (f)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's or such Subsidiary's financial statements.

        4.7    Absence of Certain Changes or Events.     Since December 31, 2015, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        4.8    Legal Proceedings.     Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        4.9    Compliance with Applicable Law.

          (a)   Parent and each of its Subsidiaries and each of their employees hold, and have at all times since January 1, 2013, held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Law, except, in each case, where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Parent and its Subsidiaries, taken as a whole, and neither Parent nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Parent and its Subsidiaries, taken as a whole.

          (b)   Except as would not be material to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

          (c)   Each of Parent and Parent Bank is "well-capitalized" (as such term is defined at 12 C.F.R. 225.2(r)) and "well managed" (as that term is defined at 12 C.F.R. 225.2(s)), and the rating of Parent Bank under the CRA is no less than "satisfactory." Neither Parent nor Parent Bank has been informed that its status as "well-capitalized," "well managed" or, in the case of Parent Bank, for CRA purposes, "satisfactory," will change within one (1) year.

        4.10    Agreements with Regulatory Agencies.     Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Parent Disclosure Schedules, a "Parent Regulatory Agreement"), nor has Parent or any of its Subsidiaries been advised in writing or have Knowledge of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.

        4.11    Tax Matters.     Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.12    Broker's Fees.     Neither Parent nor any of its Affiliates nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated by this Agreement, except for Keefe, Bruyette & Woods, Inc.

        4.13    Approvals.     As of the date of this Agreement, Parent is not aware of any reason why all necessary regulatory approvals and consents from any Governmental Entity will not be received in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, on a timely basis.

        4.14    Parent Opinion.     Prior to the execution of this Agreement, the board of directors of Parent has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.15    Parent Information.     The information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Joint Proxy Statement, on the date that it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or holders of Parent Common Stock, respectively, or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, respectively, (b) the Form S-4, when it or any amendment or supplement thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement, the Form S-4 or any amendment or supplement thereto or (d) any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent in this Section 4.15 with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time, any event should be discovered by Parent or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Parent shall promptly so inform the Company.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business of the Company Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent, as expressly permitted by this Agreement or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        5.2    Forbearances of the Company.     During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedules or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (a)   (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, Federal Home Loan Bank borrowings with maturities of six (6) months or less, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice; provided that, the Company shall consult with Parent in good faith with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six (6) months;

          (b)   (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary, (B) regular quarterly dividends on Company Common Stock at a rate not in excess of $0.16 per share and payment dates consistent with past practice and (C) dividends in respect of the outstanding Trust Preferred Securities as of the date hereof) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of the Company's capital stock or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of the Company or issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary (except for issuances upon the exercise or settlement of Company Equity Awards outstanding as of the date hereof in accordance with the terms of such awards as in effect as of the date hereof) or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (c)   sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including OREO, to any Person other than a direct or indirect wholly owned Company Subsidiary, except subject to Section 5.2(k), sales of OREO, Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of the Company;

          (d)   (i) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;

          (e)   except as required under applicable Law or the terms of any Company Benefit Plan as in effect as of the date hereof (i) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in, any Company Benefit Plan (or any employee benefit plan, program or policy that would be a Company Benefit Plan if in effect as of the date hereof), (ii) increase or agree to increase the compensation or benefits payable to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (including the payment of any amounts to any such individual not otherwise due), (iii) enter into any new, amend or commence participation in any existing, collective bargaining agreement or similar agreement with respect to the Company or any of its

  Subsidiaries, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) grant any awards or accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other incentive compensation or (vi) (A) hire or promote any employee, or engage any independent contractor, of the Company or any of its Subsidiaries who has (or with respect to hiring, engaging or promoting, will have) an annual target compensation opportunity of $100,000 or more or (B) terminate the employment of any employee, or service of any independent contractor, of the Company or any of its Subsidiaries other than a termination of employment or service for cause in the ordinary course of business consistent with past practice;

          (f)    (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $200,000 individually or $500,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

          (g)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business consistent with past practice;

          (h)   implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP as concurred in by Crowe Horwath LLP, its independent registered public accounting firm, or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

          (i)    make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

          (j)    adopt or implement any amendment to the Company Articles of Incorporation, the Company Bylaws or comparable governing documents of its "significant subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

          (k)   (i) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (ii) invest in any mortgage-backed or mortgage-related securities which would be considered "high-risk" securities under applicable regulatory pronouncements or any collateralized debt obligations or private label (non-agency) mortgage-backed securities;

          (l)    enter into, modify, amend or terminate any Contract of the sort required to be disclosed pursuant to Section 3.14, other than normal renewals in the ordinary course of business consistent with past practice; provided that in no event shall the Company or any Company Subsidiary enter into, modify, amend or terminate any Contract of the sort required to be disclosed pursuant to Section 3.14(a)(i), (iv), (v), (vii), (viii), (ix), (x), (xi), (xii) or (xv);

          (m)  change in any material respect the credit policies or collateral eligibility requirements and standards of the Company;

          (n)   except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, securitization, acquiring, selling, servicing, or buying or selling rights to service, Loans;

          (o)   permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of the Company or any Company Subsidiary;

          (p)   make, or commit to make, any capital expenditures in excess of $200,000 in the aggregate, other than as disclosed in the Company's capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Schedules;

          (q)   without previously notifying and consulting with Parent (through Parent's Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), (i) make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by the Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(q) of the Company Disclosure Schedules, for any Loan relationship having total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $3,000,000 (whether prior to or after giving effect to any such Loan or commitment (or renewal or extension)); provided, that, such Loans or commitments (or renewals or extensions) shall be permitted so long as not resulting in an increase in total credit exposure (in the aggregate between the date hereof and the Closing) to the applicable borrower (and its Affiliates) of greater than the lesser of (1) ten percent (10%) of such total credit exposure as of the date hereof and (2) $1,500,000; (ii) amend, renew, restructure or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $3,000,000; provided, that such amendments, renewals, restructurings or modifications shall be permitted so long as not resulting in an increase in total credit exposure (in the aggregate between the date hereof and the Closing) to the applicable borrower (and its Affiliates) of greater than the lesser of (1) ten percent (10%) of such total credit exposure as of the date hereof and (2) $1,500,000; (iii) increase the concentrations of its acquisition, development and construction Loans in excess of the concentrations as in effect as of the date hereof or otherwise increase credit exposure above the existing approved guidance line limitations as in effect as of the date hereof with respect to such acquisition, development and construction Loans; or (iv) enter into any new acquisition, development and construction Loans with any third parties with whom the Company or its Subsidiaries did not have an existing relationship as of the date hereof;

          (r)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated in this Agreement, including the Merger and the Bank Merger, except, in each case, as may be required by applicable Law;

          (s)   take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (t)    agree to, or make any commitment to, take or adopt any resolutions of the board of directors of the Company in support of, any of the actions prohibited by this Section 5.2.

        5.3    Forbearances of Parent.     During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedules or as expressly required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

          (a)   amend the Parent Articles of Incorporation or Parent Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

          (b)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated in this Agreement, including the Merger and the Bank Merger, except, in each case, as may be required by applicable Law;

          (c)   make, declare, pay or set aside for payment any dividend on or with respect to Parent Common Stock or make any other distribution to Parent's shareholders except for the payment of regular quarterly dividends in the ordinary course of business consistent with past practice;

          (d)   effect any merger, consolidation or other business combination of Parent where Parent is not the surviving person, unless such agreement: (i) requires express assumption of the Agreement by such surviving person; or (ii) does not materially or adversely affect the economic benefit to holders of Company Common Stock provided in this Agreement;

          (e)   take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (f)    agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Parent in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger immediately after the Effective Time and to continue any Contract of the Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such Contracts, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the "Regulatory Approvals"). The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.

          (b)   Each of Parent and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and the Company and its Subsidiaries shall not be permitted (without Parent's written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, the Company or any of their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, in each case measured on a scale relative to the Company and its Subsidiaries, taken as a whole (including, for the avoidance of doubt, any determination by a Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein, including simultaneously with the Effective Time (any of the foregoing, a "Materially Burdensome Regulatory Condition")); provided that, if requested by Parent, then the Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on the Company and its Subsidiaries only in the event the Closing occurs.

          (c)   Subject to applicable Law relating to the exchange of information, Parent and the Company shall, upon request, furnish each other with all information concerning Parent, the Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (d)   Subject to applicable Law (including applicable Law relating to the exchange of information), the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, (i) the Company and Parent shall promptly furnish each other with copies of non-confidential notices or other communications received by the Company, Parent or any of their respective Subsidiaries (or written summaries of communications received orally) from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, and (ii) Parent and the Company shall provide the other party with a reasonable opportunity to review in advance any proposed non-confidential communication to, including any filings with or other non-confidential written materials submitted to, any third party or Governmental Entity, and, to the extent practicable, each will consult the other party on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

        6.2    Access to Information.

          (a)   Subject to the Confidentiality Agreement, the Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to the Company and its Subsidiaries, businesses, financial conditions and operations and such access to the properties, books and records and personnel of the Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries.

          (b)   Parent and the Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

          (c)   The Company shall, and shall cause its Subsidiaries to, provide Parent with regular updates regarding the matters set forth in Section 6.2(c) of the Company Disclosure Schedules.

        6.3    SEC Filings and Shareholder Approval.

          (a)   The Company shall take all action necessary in accordance with the GBCC and the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Company Shareholders Meeting"). Subject to Section 6.9, the board of directors of the Company shall (i) recommend to the Company's shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the "Company Board Recommendation"), (ii) include the Company Board Recommendation in the Joint Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Company Shareholder Approval. The Company agrees that it has an unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders Meeting.

          (b)   Parent shall take all action necessary in accordance with the SCBCA and the Parent Articles of Incorporation and Parent Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Parent Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Parent Shareholders Meeting"). The board of directors of Parent shall (i) recommend to Parent's shareholders the approval of this Agreement and the Merger (the "Parent Board Recommendation"), (ii) include the Parent Board Recommendation in the Joint Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval. Parent agrees that it has an unqualified obligation to submit this Agreement to its shareholders at the Parent Shareholders Meeting.

          (c)   The Company and Parent shall cooperate to as promptly as practicable prepare and file with the SEC the Joint Proxy Statement. The Company and Parent shall as promptly as practicable prepare, and Parent shall file with the SEC, the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Joint Proxy Statement, and any amendment or supplement thereto, shall include the Company Board Recommendation and the Parent Board Recommendation. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger. If, at any time prior to the receipt of the Company Shareholder Approval and the Parent Shareholder Approval, any event occurs with respect to the Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment or supplement to the Joint Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company's shareholders and Parent's shareholders.

        6.4    Public Disclosure.     Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Thereafter, Parent and the Company shall consult with and provide each other reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law. In addition, neither the Company nor Parent shall issue any such press release or such other statement or comment without the prior approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law.

        6.5    Employee Benefit Matters.

          (a)   From the Closing Date through the first anniversary thereof (the "Continuation Period"), Parent shall provide or cause to be provided employee benefits for the employees (as a group) who are actively employed by the Company and its Subsidiaries on the Closing Date and continue to be actively employed after the Effective Time ("Covered Employees") that, in the aggregate, are substantially comparable to the employee benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries); provided that, until such time as Parent shall cause Covered Employees to participate in the employee benefit plans that are made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries), a Covered Employee's continued participation in the employee benefit plans of the Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Parent plans may commence at different times). For the avoidance of doubt, during the Continuation Period, each Covered Employee shall, subject to meeting the applicable eligibility requirements, be eligible to receive benefits upon qualifying terminations of employment that are consistent with the terms of Parent's standard severance policy for its employees (the "Severance Policy") (and not pursuant to the terms of any severance plan or policy maintained by the Company); provided,however, that any Covered Employees who are eligible to receive severance benefits, change in control benefits or any enhanced payments pursuant to any individual employment arrangement, change in control arrangement or deferred compensation plan shall not be eligible to receive severance benefits under the Severance Policy.

          (b)   Parent shall assume and honor the obligations of the Company and its Subsidiaries under all employment, severance, consulting, retirement and other compensation Contracts in accordance with their terms, except to the extent such Contract is superseded or modified by an agreement with Parent or supplemented by a plan or policy maintained by Parent (including the Severance Policy), provided that nothing herein shall prohibit Parent from amending, suspending or terminating any such Contract to the extent permitted by its terms and applicable Law. Parent hereby acknowledges that the Merger will constitute a "Change in Control" (or concept of similar import) in accordance with the provisions of such Company Benefit Plans.

          (c)   To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than the Company or its Subsidiaries), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, participation and vesting under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for any purpose under any incentive plan, retiree medical plan or defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

          (d)   If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the board of directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company's 401(k) plan (the "Company 401(k) Plan"), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent's 401(k) plan (the "Parent 401(k) Plan"), permit the Covered Employees who are actively employed as of the date immediately following the receipt of a favorable determination letter to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, but not inclusive of loans), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such Covered Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

          (e)   From and after the date hereof, any written or oral communications to the employees, officers or directors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters after the Closing or otherwise relating to the transactions contemplated by this Agreement, shall be, in providing mutually agreeable communications, prepared in prior consultation with Parent, it being agreed that Parent and the Company shall cooperate, including by providing Parent a reasonable period of time to review any such communication, in providing mutually agreeable communications.

          (f)    Without limiting the generality of this Section 6.5 or Section 9.11, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries

  (including, after the Closing Date, the Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or independent contractor any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

        6.6    Additional Agreements.

          (a)   Subject to the terms and conditions of this Agreement, each of the Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent's sole expense, take all such necessary action as may be reasonably requested by Parent.

          (b)   Parent may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of the Company with a wholly owned Subsidiary of Parent), and the Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided,however, that no such change or amendment shall (i) alter or change the amount, kind or timing of receipt of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the Company's shareholders or (iii) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Regulatory Approvals to be prevented or materially delayed.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of the Company or any of its Subsidiaries (each, a "Company Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Company Indemnified Party is, was or is threatened to be made a party or witness, or arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable Law. The Surviving Corporation shall pay reasonable expenses (including reasonable attorneys' fees) in advance of the final disposition of any such proceeding to each Company Indemnified Party to the fullest extent permitted by applicable state or federal Law upon receipt of an undertaking (in a reasonable and customary form) to repay such advance payments if he or she shall be adjudicated to be not entitled to indemnification under this Section 6.7(a).

          (b)   Any Company Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any Claim, shall promptly notify the Surviving Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that the Surviving Corporation shall be obligated pursuant to this Section 6.7(b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided that the Surviving Corporation shall not have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c)   The Surviving Corporation shall use its reasonable best efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time the currently existing directors' and officers' liability insurance policy maintained by the Company (provided that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the prior written consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that in no event shall the Surviving Corporation be required to expend annually in the aggregate an amount in excess of 300% of the annual premium payment on the Company's current policy in effect as of the date of this Agreement and, if the Surviving Corporation is unable to maintain such policy (or substitute policy) as a result of this proviso, the Surviving Corporation shall obtain as much comparable insurance as is available for a period of six (6) years following the Effective Time by payment of such amount; provided, further, that (i) the Surviving Corporation may substitute therefor a six (6)-year "tail" prepaid policy the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company's existing policies as of the date hereof; provided that the Surviving Corporation shall not be obligated to pay, in the aggregate, an amount greater than the "Maximum Amount", as set forth on Section 6.7(c) of the Company Disclosure Schedules, for such "tail" policy and provided, further, that if the aggregate amount necessary to procure or maintain such "tail" policy exceeds the Maximum Amount, Parent shall be deemed to have satisfied its obligations under this Section 6.7(c) so long as it uses its reasonable best efforts to obtain the most advantageous (in terms of both duration and coverage) "tail" prepaid policy obtainable for an aggregate amount equal to the Maximum Amount or (ii) the Company, with Parent's prior consent (which consent shall not be unreasonably withheld or delayed), may obtain such extended reporting period coverage under the Company's existing insurance programs (to be effective as of the Effective Time).

          (d)   The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

        6.8    Exchange Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be approved for listing on the NASDAQ, prior to the Effective Time, subject to official notice of issuance, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

        6.9    No Solicitation.

          (a)   The Company agrees that it shall not, and shall cause its Subsidiaries and cause its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a "Representative"), not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of tender offer), business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries, proposals or offers being referred to herein as an "Acquisition Proposal"), (ii) participate in any discussions with or provide any confidential information or data to any Person (or Representative of such Person) relating to an Acquisition Proposal or Alternative Transaction, or engage in any negotiations concerning an Acquisition Proposal or Alternative Transaction, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or Alternative Transaction, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other Contract related to any Acquisition Proposal or Alternative Transaction (an "Acquisition Agreement") or (iv) propose or agree to do any of the foregoing.

          (b)   As used in this Agreement, "Alternative Transaction" means (i) any transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates, directly or indirectly, acquires or would acquire more than twenty percent (20%) of the outstanding shares of Company Common Stock or outstanding voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, reorganization, share exchange, consolidation or other business combination involving the Company and any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the fair market value of the consolidated assets of the Company (except, in each case, the Merger and the Bank Merger), (iii) any transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates acquires or would acquire control of assets (including for this purpose, the outstanding equity securities of any Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of the Company or any of its Subsidiaries representing more than twenty percent (20%) of the fair market value of all the assets, deposits, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least eighty percent (80%) of the outstanding shares of Company Common Stock, and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

          (c)   Notwithstanding the foregoing, the board of directors of the Company shall be permitted, prior to the Company Shareholders Meeting to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.9 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a breach of this Section 6.9) and which the board of directors of the Company concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal (as defined below), if and only to the extent that the directors of the Company conclude in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to violate their fiduciary duties under applicable Law. The Company shall provide Parent with a copy of any nonpublic information or data provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person.

          (d)   The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal or Alternative Transaction. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within twenty-four (24) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or Alternative Transaction or provides nonpublic information or data to any Person in accordance with Section 6.9(c) and keep Parent informed of the status and terms of any such proposals, offers, inquiries, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

          (e)   Except as provided in Section 6.9(f), neither the board of directors of the Company nor any committee thereof shall (i) withhold, withdraw or modify, or propose publicly to withhold, withdraw or modify, in any manner adverse to Parent, the approval, recommendation or declaration of advisability by the board of directors of the Company or any such committee thereof with respect to this Agreement or the transactions contemplated hereby, (ii) approve or recommend to its shareholders, or resolve to or publicly propose or announce its intention to approve or recommend to its shareholders, an Acquisition Proposal or (iii) fail to publicly, finally and without qualification (A) recommend against any Acquisition Proposal, and (B) reaffirm the Company Board Recommendation, in each case within ten (10) Business Days after such Acquisition Proposal is made public (any of the foregoing clauses (i)–(iii), a "Change in Company Recommendation").

          (f)    Notwithstanding anything in this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, with respect to an Acquisition Proposal, the board of directors of the Company may make a Change in Company Recommendation if and only if (i) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 6.9) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (ii) the board of directors of the Company has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iii) the directors of the Company have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to violate their fiduciary duties under applicable Law, (iv) prior to effecting the Change in Company Recommendation, five (5) Business Days shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Acquisition Proposal that is the basis of the proposed action (a "Notice of Recommendation Change") (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five (5) Business Day period referred to in this clause (iv) and in clauses (v) and (vi) shall be reduced to three (3) Business Days following the giving of such new Notice of Recommendation Change), (v) during such five (5) Business Day period, the Company has considered and engaged in good-faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (vi) the board of directors of the Company, following such five (5) Business Day period, again reasonably determine in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties under applicable Law.

          (g)   For purposes of this Agreement, the term "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (i) all or substantially all of the assets of the Company, or (ii) all of the outstanding voting securities of the Company, and which the board of directors of the Company has in good faith determined (taking into account, among other things, (A) its consultation with its outside legal counsel and its financial advisors and (B) the terms and conditions of such Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent)), to be more favorable, from a financial point of view, to the Company's shareholders than the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, timing, regulatory and other aspects of such Acquisition Proposal and the Person making the proposal.

          (h)   Nothing contained in this Section 6.9 shall prohibit the Company or its Subsidiaries from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(f).

          (i)    The Company agrees that it (i) will and will cause its Subsidiaries, and its and their Representatives, to cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal or Alternative Transaction and (ii) will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal or Alternative Transaction. The Company agrees that it will promptly inform its and its Subsidiaries' respective Representatives of the obligations undertaken in this Section 6.9.

          (j)    Nothing in this Section 6.9 shall (x) permit the Company to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. The Company shall not submit to the vote of its shareholders any Acquisition Proposal or Alternative Transaction other than this Agreement and the Merger prior to the termination of this Agreement.

        6.10    Notification of Certain Matters.     Each of the Company and Parent shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect on the Company or Parent Material Adverse Effect, as applicable, with respect to it or (b) would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

        6.11    Governance Matters.

          (a)   On or prior to the Effective Time, Parent shall cause the number of directors that will comprise the full board of directors of the Surviving Corporation at the Effective Time to be 14. The initial board of directors of the Surviving Corporation at the Effective Time shall include one (1) current member of the board of directors of either the Company or Georgia Bank & Trust as designated by Parent prior to the Effective Time (such director, the "Company Director"). No other directors or employees of the Company shall be designated to serve on the board of directors of the Surviving Corporation at the Effective Time. The appointment of the Company Director to the board of directors of the Surviving Corporation shall be subject to the bylaws of the Surviving Corporation, and the Company Director must (i) be reasonably acceptable to the Governance Committee of the Surviving Corporation and (ii) satisfy and comply with the requirements regarding service as a member of the board of directors of the Surviving Corporation provided under applicable Law and the practices and policies of such board that are generally applicable to its members.

          (b)   Subject to and in accordance with the bylaws of the Surviving Corporation, effective as of the Effective Time, (i) Mr. Robert R. Horger shall continue to serve as the Chairman of the board of directors of the Surviving Corporation, and (ii) the officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

        6.12    Advisory Board.     At or promptly following the Effective Time, Parent shall invite each member of the board of directors of Georgia Bank & Trust as of the date of this Agreement (other than those individuals specified in Section 6.12 of the Parent Disclosure Schedules) to serve as paid members of the Surviving Corporation's regional advisory board for the Augusta, Georgia and Aiken, South Carolina regions (the "Regional Advisory Board") for two (2) years following the Closing. In furtherance of such service, each such director shall enter into an Advisory Board member agreement substantially in the form of Exhibit B hereto (an "Advisory Board Member Agreement").

        6.13    Exemption from Liability Under Section 16(b).     The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the "Company Insiders"), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. The board of directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the

Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Company Common Stock and (ii) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be either an officer or director of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

        6.14    Dividends.     After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

        6.15    Takeover Laws and Provisions.     No party shall take any action that would cause this Agreement, the Merger or any of the other transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

        6.16    Shareholder Litigation.     The Company shall give Parent prompt notice of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Parent the opportunity to participate in at its own expense the defense or settlement of any such litigation. No settlement of any shareholder litigation against the Company shall be agreed to without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        6.17    Company Debt.     If requested by Parent in writing, as soon as reasonably practicable thereafter, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, (i) effect the redemption of the Company's and/or its Subsidiaries' obligations in respect of any outstanding debt securities, Trust Preferred Securities or related guarantees, and (ii) provide any other cooperation reasonably requested by Parent that is reasonably necessary to facilitate the redemption of such obligations; provided that to the extent that any action described in clauses (i) or (ii) above can be conditioned on the occurrence of the Closing, it shall be so conditioned. Without limiting the foregoing, the Company and its Subsidiaries shall, or shall cause their counsel to, furnish legal opinions in customary form and scope relating to the Company and its Subsidiaries or as may be required in connection with the matters contemplated by this Section 6.17. In the event that, as of the Effective Time, Parent, together with the Company, has not effectuated the redemption of the Company's and/or its Subsidiaries' obligations in respect of such outstanding debt securities, Trust Preferred Securities or related guarantees, Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company's obligations to the extent required by the terms of such debt security, Trust Preferred Securities or related guarantee.

        6.18    Restructuring Efforts.     If either the Company or Parent shall have failed to obtain the Company Shareholder Approval or the Parent Shareholder Approval, as applicable, at the duly convened Company Shareholders Meeting or Parent Shareholders Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall (i) in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein and/or (ii) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.18) to its shareholders for adoption; provided, however, that in the case of clause (i) only, no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount, kind or timing of receipt of the Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to shareholders of the Company or Parent.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Closing.     The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)    Shareholder Approvals.    Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

          (b)    Regulatory Approvals.    All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.

          (c)    No Injunctions or Restraints; Illegality.    No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

          (d)    Exchange Listing.    Parent shall have filed with NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and NASDAQ shall not have objected to the listing of such shares of Parent Common Stock.

          (e)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4, nor shall proceedings for that purpose have been initiated and continuing.

        7.2    Conditions to Obligations of Parent.     The obligation of Parent to effect the Closing is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2 (other than inaccuracies that are de minimis in amount and effect), Section 3.3(a), Section 3.3(b)(i), Section 3.8(a) and Section 3.22 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to

  "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Company Officer's Certificate.    Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters or certificates from each of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

          (e)    Advisory Board Agreements.    Each of the sitting members of the board of directors of Georgia Bank & Trust who desires to serve on a Regional Advisory Board shall have entered into an Advisory Board Member Agreement.

        7.3    Conditions to Obligations of the Company.     The obligation of the Company to effect the Closing is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Parent set forth in Section 4.1, Section 4.2 (other than inaccuracies that are de minimis in amount and effect), Section 4.3(a), Section 4.3(b)(i), and Section 4.7 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Parent Officer's Certificate.    The Company shall have received a certificate from Parent signed by an authorized officer of Parent stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    The Company shall have received an opinion from Bryan Cave LLP, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Bryan Cave LLP may require and rely upon representations contained in letters or certificates from each of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company and Parent, respectively:

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent, if the Closing shall not have occurred on or before the End Date; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c)   by either the Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (d)   by the Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other then-uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

          (e)   by Parent, if the Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement in any respect, which breach would, individually or together with all such other then-uncured breaches by the Company, constitute grounds for the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to the Company or by its nature or timing cannot be cured within such time period;

          (f)    by Parent, (i) if the Company has failed to make the Company Board Recommendation, (ii) upon a Change in Company Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (iii) if the Company has failed to comply in all material respects with its obligations under Section 6.3(a) and Section 6.9;

          (g)   by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting; or

          (h)   by either the Company or Parent, if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting.

        8.2    Effect of Termination.     In the event of termination of this Agreement by either Parent or the Company pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (a) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any fraud or willful and material breach of any provision of this Agreement.

        8.3    Termination Fee.

          (a)   In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by the Company or Parent pursuant to Section 8.1(b) (if the Company Shareholder Approval has not theretofore been obtained), (B) by Parent pursuant to Section 8.1(e) or (C) by either the Company or Parent pursuant to Section 8.1(g) and (iii) prior to the date that is fifteen (15) months after the date of such termination, the Company consummates an Alternative Transaction or enters into an Acquisition Agreement, then the Company shall on the earlier of (x) the date an Alternative Transaction is consummated or (y) any such Acquisition Agreement is entered into, as applicable, pay Parent a fee equal to $14,000,000 (the "Termination Fee") by wire transfer of immediately available funds.

          (b)   In the event this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall, on the date of termination, pay Parent the Termination Fee by wire transfer of immediately available funds.

          (c)   Each of the Company and Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company, respectively, would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.3, the Company shall pay to Parent its fees and expenses (including reasonable attorneys' fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.3, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the "prime rate" published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points for the period commencing as of the date that such overdue amount was originally required to be paid.

        8.4    Amendment.     Subject to compliance with applicable Law, this Agreement may be amended by Parent and the Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of the Company or Parent, respectively, there may not be, without further approval of such shareholders, as applicable, any amendment of this Agreement that requires such further approval under applicable Law; provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and the Company.

        8.5    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

        9.1    No Survival of Representations and Warranties and Agreements.     None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

        9.2    Expenses.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        9.3    Notices.     Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 prior to 5:00 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 later than 5:00 p.m. (New York City time) or at any time on a date that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

  (a)
  if to the Company, to:

      Southeastern Bank Financial Corporation
      3530 Wheeler Road
      Augusta, Georgia 30909
      Attention: Ronald L. Thigpen
      Fax:            (706) 481-9869

      with a copy to (which shall not constitute notice):

      Bryan Cave LLP
      One Atlantic Center, 14th Floor
      1201 W. Peachtree Street, NW
      Atlanta, Georgia 30309
      Attention: Robert D. Klingler
      Fax:            (404) 420-0810

  (b)
  if to Parent, to:

      South State Corporation
      520 Gervais Street
      Columbia, South Carolina 29201
      Attention: John C. Pollok
      Fax:            (803) 531-0524

      with a copy to (which shall not constitute notice):

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Matthew M. Guest, Esq.
      Fax:            (212) 403-2000

        9.4    Interpretation.     For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedules and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," (d) the word "or" shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedules or the Parent Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedules or the Parent Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedules or the Parent Disclosure Schedules is or is not material for purposes of this Agreement.

        9.5    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.6    Entire Agreement.     This Agreement (including the Company Disclosure Schedules and the Parent Disclosure Schedules, the other Schedules and Exhibits and the other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.7    Governing Law; Venue; WAIVER OF JURY TRIAL.

          (a)   This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of South Carolina, without regard to any choice or conflict of law provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina; provided that the GBCC shall govern to the extent mandatorily applicable to Georgia corporations. In addition, each of the parties hereto (i) submits to the personal jurisdiction of the United States District Court for the District of South Carolina, or in the event (but only in the event) that such United States District Court does not have jurisdiction over such dispute, any South Carolina state court sitting in Richland County, South Carolina, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the United

    States District Court for the District of South Carolina sitting in Richland County, South Carolina, or in the event (but only in the event) that such United States District Court does not have subject matter jurisdiction over such claim, action or proceeding, in any South Carolina state court sitting in Richland County, South Carolina. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

          (b)   EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Specific Performance.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        9.9    Additional Definitions.     In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

        "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York, Augusta, Georgia or Columbia, South Carolina are authorized or obligated pursuant to legal requirements or executive order to be closed.

        "Company Equity Plans" shall mean the 2006 Long-Term Incentive Plan, the 2000 Long-Term Incentive Plan and the 1997 Long-Term Incentive Plan.

        "Confidentiality Agreement" shall mean that certain letter agreement dated as of April 27, 2016, by and between the Company and Parent (as it may be amended from time to time).

        "Contract" shall mean any contract, agreement, commitment, arrangement, understanding, franchise, indenture, lease, purchase order or license.

        "Controlled Group Liability" shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws.

        "Corporate Entity" shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

        "End Date" shall mean June 16, 2017.

        "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Knowledge" with respect to the Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Company Disclosure Schedules and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Parent Disclosure Schedules.

        "Law" or "Laws" shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

        "Material Adverse Effect" shall mean, with respect to the Company, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the Company to timely consummate the Closing (including the Merger and the Bank Merger) on the terms set forth herein, or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate.

        "Parent Material Adverse Effect" shall mean, with respect to Parent, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the Parent to timely consummate the Closing (including the Merger and the Bank Merger) on the terms set forth herein, or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Parent Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Parent Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect the Parent and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Parent and its Subsidiaries operate.

        "Parent Share Value" shall mean the average, rounded to the nearest cent, of the closing price per share of Parent Common Stock on the NASDAQ as reported by The Wall Street Journal for the consecutive period of ten (10) full trading days immediately preceding (but not including) the Closing Date.

        "party" or "parties" shall mean the Company and Parent.

        "Person" shall mean any individual, Corporate Entity or Governmental Entity.

        "Tax" or "Taxes" shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

        "Tax Return" shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

        9.10    Severability.     If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original legal and economic intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

        9.11    Assignment; Third-Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTH STATE CORPORATION
By:	/s/ ROBERT R. HILL, JR.
Name: Robert R. Hill, Jr.
Title: Chief Executive Officer
SOUTHEASTERN BANK FINANCIAL CORPORATION
By:	/s/ R. DANIEL BLANTON
Name: R. Daniel Blanton
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

June 16, 2016

The Board of Directors
South State Corporation
520 Gervais Street
Columbia, South Carolina 29201

Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to South State Corporation ("South State") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of Southeastern Bank Financial Corporation ("Southeastern") with and into South State, pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and between South State and Southeastern. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of South State, Southeastern or any holder of common stock, par value $3.00 per share, of Southeastern ("Southeastern Common Stock"), each share of Southeastern Common Stock issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares (as defined in the Agreement) and, if any, Dissenting Shares (as defined in the Agreement)) will automatically be converted into the right to receive 0.7307 of a share of common stock, par value $2.50 per share, of South State ("South State Common Stock"). The ratio of 0.7307 of a share of South State Common Stock for one share of Southeastern Common Stock is referred to herein as the "Exchange Ratio". The terms and conditions of the Merger are more fully set forth in the Agreement.

        The Agreement further provides that, immediately following the Effective Time, Georgia Bank and Trust Company of Augusta, a wholly-owned subsidiary of Southeastern, will be merged with and into South State Bank, a wholly owned-subsidiary of South State ("South State Bank"), with South State Bank as the surviving entity, pursuant to a separate agreement and plan of merger (such transaction, the "Bank Merger").

        KBW has acted as financial advisor to South State and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses and further to certain sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, South State and Southeastern and their respective affiliates, and as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of South State or Southeastern for their own accounts and for the accounts of their respective customers and clients. We have acted exclusively for the board of directors of South State (the "Board") in rendering this opinion and will receive a fee from South State for our services, the entire amount of which is contingent upon the successful completion of the Merger. In addition, South State has agreed to indemnify us for certain liabilities arising out of our engagement.

        In addition to the present engagement, KBW has provided investment banking and financial advisory services to South State during the past two years for which compensation was received. KBW acted as financial advisor to South State in connection with its acquisition of certain branches of Bank of America, National Association which acquisition was completed in August 2015. During the past two years, KBW has not provided investment banking and financial advisory services to Southeastern. We may in the future provide investment banking and financial advisory services to South State and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of South State and Southeastern and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated June 14, 2016 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of South State; (iii) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 of South State; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Southeastern; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2016 of Southeastern; (vi) certain regulatory filings of South State and Southeastern and their respective subsidiaries, including the quarterly FRY-9Cs and call reports filed with respect to each quarter during the three year period ended December 31, 2015 and the quarter ended March 31, 2016; (vii) certain other interim reports and other communications of South State and Southeastern to their respective stockholders; and (viii) other financial information concerning the businesses and operations of South State and Southeastern furnished to us by South State and Southeastern or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of South State and Southeastern; (ii) the assets and liabilities of South State and Southeastern; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information of South State and Southeastern and certain stock market information of South State with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts of Southeastern with respect to the 2016 fiscal year that were prepared by, and provided to us and discussed with us by, the management of Southeastern, and financial and operating forecasts of Southeastern with respect to the fiscal years 2017 through 2022 that were prepared by, and provided to us and discussed with us by, the management of South State, all of which information was used and relied upon by us based on such discussions with such managements, at the direction of South State management and with the consent of the Board; (vi) publicly-available consensus "street estimates" of South State for 2016 and 2017, which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on South State (including but not limited to the potential cost savings and related expenses expected to result or be derived from the Merger) that were prepared by South State management, provided to and discussed with us by such management, and used and relied upon at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the managements of South State and Southeastern regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of South State, upon the management of Southeastern as to the reasonableness and achievability of the 2016 financial and operating forecasts of Southeastern (and the assumptions and bases therefor) referred to above, and we have assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management and that such forecasts will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon South State management as to the reasonableness and achievability of the 2017 through 2022 financial and operating forecasts of Southeastern (and the assumptions and bases therefor) referred to above, as well as the publicly available consensus "street estimates" of South State and the estimates regarding certain pro forma financial effects of the Merger on South State (and the assumptions and bases therefor, including, without limitation, the potential cost savings and related expenses expected to result or be derived from the Merger) referred to above, and we have assumed that all of such forecasts and estimates were reasonably prepared in a basis reflecting, or in the case of such publicly available consensus "street estimates" of South State are consistent with, the best currently available estimates and judgments of South State management, and that the forecasts and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

        It is understood that such forecasts and estimates of South State and Southeastern that were provided to and discussed with us were not prepared with the expectation of public disclosure, that all such forecasts and estimates, together with the publicly available consensus "street estimates" of South State referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the managements of Southeastern and South State and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either South State or Southeastern since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for South State and Southeastern are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of South State or Southeastern, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of South State or Southeastern under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us) with no adjustments to the Exchange Ratio; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no delay, limitation, restriction or condition, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of South State, Southeastern or the pro forma entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of South State that South State has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to South State, Southeastern, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to South State. We express no view or opinion as to any other terms or aspects of the Merger or any terms or aspects of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, or any consequences of the Merger or any such related transaction to South State, its stockholders, creditors or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of South State to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by South State or the Board, (iii) the fairness of the amount or nature of any compensation to any of South State's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of South State Common Stock or relative to the Exchange Ratio, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of South State or Southeastern or any other party to any other transaction contemplated by the Agreement, (v) the actual value of South State Common Stock to be issued in the Merger, (vi) the prices, trading range or volume at which South State Common Stock may trade following the public announcement of the Merger, (vii) the prices, trading range or volume at which South State Common Stock may trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to South State, Southeastern, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of South State Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to South State.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex C

OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

June 16, 2016

Board of Directors
Southeastern Bank Financial Corporation
3530 Wheeler Road
Augusta, GA 30909

Ladies and Gentlemen:

        Southeastern Bank Financial Corporation (the "Company") and South State Corporation ("Parent") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will merge with and into Parent with Parent surviving the merger (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Time of the Merger, each share of Company common stock, par value $3.00 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive 0.7307 shares (the "Exchange Ratio") of Parent common stock, par value $2.50 per share ("Parent Common Stock"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 16, 2016; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) internal financial projections for the Company for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of the Company; (v) publicly available consensus median analyst earnings per share estimates for Parent for the years ending December 31, 2016 and December 31, 2017, as well as an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of the Company; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments, the core deposit intangible asset, regulatory costs, cost savings and the repayment of certain Federal Home Loan Bank ("FHLB") advances, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock market information for Company Common Stock and Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for the Company and Parent with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or Parent or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of the Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective affiliates or subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or Parent or any of their respective affiliates or subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or Parent, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for the Company for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of the Company, as well as publicly available consensus median analyst earnings per share estimates for Parent for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of the Company. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, the core deposit intangible asset, regulatory costs, cost savings and the repayment of certain FHLB advances, as provided by the senior management of Parent. With respect to those projections, estimates and judgments, the respective senior managements of the Company and Parent confirmed to us that those projections, estimates and judgments reflected the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of the Company and Parent, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in the Company's or Parent's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and Parent, and their respective affiliates and subsidiaries, will remain as going concerns for all periods relevant to our analyses.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the Merger or any related transaction, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

        We have acted as the Company's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction broadly from other parties, except for one other potential counterparty identified in consultation with the Company. We have not provided any other investment banking services to the Company in the two years preceding the date of this opinion nor have we provided any investment banking services to Parent in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may actively trade the equity and debt securities of the Company, Parent and their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any Company or Parent officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings (including the joint proxy statement to be sent to shareholders of the Company and Parent) to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,
/s/ SANDLER O'NEILL & PARTNERS, L.P.

Annex D

Form of Advisory Board Member Agreement

        THIS ADVISORY BOARD MEMBER AGREEMENT (this "Agreement"), dated as of [                ], by and between South State Corporation (the "Company"), a bank holding company organized and existing under the laws of the State of South Carolina, and [NAME] (the "Member") and is effective as of the Effective Date (as defined below).

WITNESSETH:

        WHEREAS, the Company has entered into an Agreement and Plan of Merger with Southeastern Bank Financial Corporation (together, as applicable, with its subsidiaries and affiliates referred to herein as "SBFC"), dated as of June 16, 2016 (the "Merger Agreement") pursuant to which SBFC shall merge with and into the Company effective as of the Closing Date (as defined in the Merger Agreement);

        WHEREAS, the Company and SBFC have determined that it is in the best interests of the Company, SBFC and the Company's and SBFC's shareholders to establish an advisory board consisting of certain legacy directors of SBFC, together with additional individuals, if any, appointed by the Company in its sole discretion (the "Advisory Board"); and

        WHEREAS, the Member has invaluable knowledge and expertise regarding the business of SBFC, and the Company wishes to appoint the Member to serve on the Advisory Board on the terms and subject to the conditions specified hereinafter.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Member hereby agree as follows:

        1.    Advisory Period.     The Member shall be appointed to serve on the Advisory Board commencing on the Closing Date (as defined in the Merger Agreement) (the "Effective Date") and shall continue to serve until the second anniversary of the Effective Date, unless terminated earlier as provided herein (the "Advisory Period").

        2.    Advisory Services.     During the Advisory Period, the Member shall (a) attend Advisory Board meetings, (b) make himself or herself reasonably available to the Company to discuss matters relating to the business of its banking interests in certain markets served by SBFC as of the Closing Date (the "SBFC Markets"), and (c) advise on specific projects for the Company relating to business opportunities in the SBFC Markets, in each case, as may be reasonably requested from time to time by the Company.

        3.    Consideration.     In consideration for agreeing to provide the advisory services set forth in Section 2 and in consideration of the Member's compliance with the Restrictive Covenants set forth in Section 7, the Member shall be paid an advisory fee of $10,000 annually, to be paid on a quarterly basis, in arrears (the "Advisory Fee"). The Advisory Fee shall be paid to the Member, in accordance with the payment schedule set forth in the previous sentence, beginning on the Effective Date and continuing until the second anniversary of the Effective Date, regardless of whether the Advisory Period is terminated on an earlier date.

        4.    Expenses.     The Company shall reimburse the Member pursuant to the Company's reimbursement policies for any applicable reasonable and documented business expenses incurred by the Member in connection with the performance of the advisory services described in Section 2.

        5.    Sole Consideration.     Except as specifically provided in Section 3 of this Agreement, the Member shall be entitled to no compensation or benefits from the Company with respect to the advisory services.

        6.    Status as an Independent Contractor.     The Company and the Member acknowledge and agree that the Member shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services. The Member acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid hereunder (including, without limitation, the Advisory Fees).

        7.    Restrictive Covenants.

        (a)    Restrictive Covenants.    The Member shall not take any of the following actions during the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the "Restricted Period").

          (i)    Become involved with a Competing Business within the Covered Area or serve, directly or indirectly, a Competing Business within the Covered Area in any manner, including without limitation as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, advisor, consultant, agent, or representative, or otherwise becoming involved in any manner in the organization, pre-opening phases, or the formation of such Competing Business; provided, that for the avoidance of doubt, the restrictions set forth herein shall not prevent the Member from using services of any Competing Business within the Covered Area that are generally available to the public; provided, further, that nothing in this Agreement shall prevent the Member from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, representative, or otherwise, with a Competing Business that has no operations in the Covered Area and nothing shall prevent the Member from passively owning, directly or indirectly, individually or in the aggregate (including without limitation by being a member of a group within the meaning of Rule 13d-5 under the Exchange Act (as defined below)) 1% or less of any class of security of a Competing Business or securities of any Competing Business that has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (ii)   Solicit, divert or take away, or attempt to solicit, divert or take away, or in association with any other person, solicit, divert or take away or attempt to solicit, divert or takeaway, for competitive purposes, the business of any of the clients or customers of the Company, South State Bank, or an affiliate thereof (including, without limitation, SBFC and its affiliates) (collectively "Company Affiliates"), or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, restrict or alter their business relationship with the Company or any Company Affiliate in any fashion, including, without limitation, customers or prospective customers to refrain from maintaining or acquiring from or through the Company or any Company Affiliate any product or service which was provided or offered by the Company during the period of the Member's service with the Company; or

          (iii)  Solicit, induce or attempt to solicit or induce, or in association with any other person, solicit or induce or attempt to solicit or induce, any employee of the Company or any Company Affiliate (or individual who was an employee of the Company or any Company Affiliate within the year preceding such solicitation) to leave the Company or any Company Affiliate for the purpose of engaging in a business operation that is competitive with the Company or Company Affiliate or is or would be a Competing Party.

        (b)    Competing Business and Covered Area.    For purposes of Section 7(a)(i) of this Agreement, the term "Competing Business" shall mean any depository, wealth management, commercial and/or consumer lending or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation) and the term "Covered Area" shall mean the States of Georgia and South Carolina.

        (c)    Member's Representation.    The Member acknowledges and agrees that the restrictions of this Section 7 are necessary and vital to protect the legitimate business interests of the Company and its Affiliates, are fair and reasonable in all respects, and are not overbroad or unduly burdensome to him or her. If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court determines to be fair and reasonable; it being the intent of each of the parties hereto be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and/or Company Affiliate and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of the Member.

        (d)    Remedies.    The Member acknowledges that a breach of any covenants or agreements contained herein will cause the Company and the Company Affiliates to sustain irreparable damages for which they would not have an adequate remedy at law for money damages, and therefore the Member agrees that in the event of any such breach, in addition to the cessation of the Company's obligations under this Agreement, the Company shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief, in addition to any other remedy to which the Company may be entitled, at law or in equity. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in addition to any other remedy to which the Company is entitled at law or in equity, in any court of the United States or any state having jurisdiction. The Member hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

        (e)    Obligations Survive.    The Member's obligations under this Section 7 shall survive any early termination of the Advisory Period with the Company.

        8.    Termination of Arrangement.     The parties hereto expect that this advisory arrangement will continue for the full term of the Advisory Period, but either the Member or the Company may choose to terminate the Advisory Period for any reason prior to the end of the scheduled Advisory Period upon written notice provided to the other party hereto. The parties hereto acknowledge that, regardless of the reason for any such termination, the Member shall continue to receive Advisory Fees through the second anniversary of the Effective Date, and the parties further agree and acknowledge that the Restricted Period shall continue to apply to the Member for the Restricted Period (as defined in Section 7) irrespective of any earlier termination of the Advisory Period; provided, however, that in addition to any other remedy that the Company may seek, the Company shall cease to pay Advisory Fees to the Member upon any breach of Section 7(a) hereof.

        9.    Miscellaneous.

        (a)    Successors and Assigns.    This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Member and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Member shall not, without the written consent of the Company, assign, transfer or delegate this Agreement or any rights or obligations hereunder.

        (b)    Governing Law and Jurisdiction.    This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of South Carolina, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. In addition, each of the parties hereto (i) submits to the personal jurisdiction of the United States District Court for the District of South Carolina, or in the event (but only in the event) that such United States District

Court does not have jurisdiction over such dispute, any South Carolina state court sitting in Richland County, South Carolina, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the United States District Court for the District of South Carolina sitting in Richland County, South Carolina, or in the event (but only in the event) that such United States District Court does not have subject matter jurisdiction over such claim, action or proceeding, in any South Carolina state court sitting in Richland County, South Carolina. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

        (c)    Amendment.    No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Member and the Company.

        (d)    Notice.    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  if to the Member:

  At the address most recently on the books and records of the Company.

  if to the Company:

  520 Gervais Street
  Columbia, South Carolina 29201
  ATTN: Corporate Secretary

  or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        (e)    Headings.    The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (f)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (g)    Severability.    If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        10.    Internal Revenue Code Section 409A.

        (a)    General.    This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers (other than the Member) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Member as a result of the application of Section 409A of the Code.

        (b)    Definitional Restrictions.    Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code ("Non-Exempt Deferred Compensation") would otherwise be payable or distributable hereunder by reason of the Member's termination of service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Member unless the circumstances giving rise to such termination of service meet any description or definition of "separation from service" in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment shall be made on the date on which an event occurs that constitutes a Section 409A-compliant "separation from service." In no event may the Member, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code.

        (c)    Reimbursements and In-Kind Benefits.    Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Member's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SOUTH STATE CORPORATION
By:
Name:
Title:
[MEMBER]
By:

[Signature Page to Advisory Board Member Agreement—[NAME]]

Annex E

Form of Voting and Support Agreement

        This Voting and Support Agreement (this "Agreement"), dated as of June 16, 2016, is entered into by and among South State Corporation, a South Carolina corporation ("Parent"), Southeastern Bank Financial Corporation, a Georgia corporation (the "Company") and [NAME], a shareholder of the Company (the "Shareholder").

        WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement"), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent, with Parent as the surviving corporation (the "Merger");

        WHEREAS, the Shareholder beneficially owns the number of shares of common stock, par value $3.00 per share, of the Company ("Common Stock") as set forth on Schedule A hereto (the "Existing Shares");

        WHEREAS, the parties to this Agreement believe that the future success and profitability of Parent and its subsidiaries following the Merger, including without limitation, South State Bank (the "Combined Bank"), requires that the Shareholder be subject to the restrictions set forth herein with respect to his or her specified involvement with a Competing Business (as defined herein) for a period of five years after the closing of the Merger;

        WHEREAS, following the consummation of the Merger, Parent has agreed to use commercially reasonable efforts to provide the Shareholder with certain liquidity opportunities, including by providing certain registration rights as set forth in this Agreement; and

        WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement, Parent has required that the Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement.

        NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

  1.
  Definitions.    Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Agreement:

  a.
  Competing Business.    "Competing Business" means any depository, wealth management, commercial and/or consumer lending or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation).

  b.
  Covered Area.    "Covered Area" means the States of Georgia and South Carolina.

  c.
  Term.    "Term" means the period of time beginning on the Closing Date and ending five (5) years after the Closing Date.

  d.
  Specified Shareholders.    "Specified Shareholders" means, collectively, the individuals executing the Voting and Support Agreements executed on the date hereof in connection with the Merger Agreement.

  2.
  Effectiveness.    This Agreement shall be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement (other than Section 5 and Sections 14 through 18) shall automatically terminate and be null and void and of no effect.

  3.
  Participation in Competing Business.    Except as provided in Section 6 and Section 7, during the Term, the Shareholder shall not become involved with a Competing Business within the Covered Area or serve, directly or indirectly, a Competing Business within the Covered Area in any manner, including without limitation as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, advisor, consultant, agent, or representative, or otherwise becoming involved in any manner in the organization, pre-opening phases, or the formation of such Competing Business; provided, that for the avoidance of doubt, the restrictions set forth herein shall not prevent the Shareholder from using services of any Competing Business within the Covered Area that are generally available to the public.

  4.
  No Solicitation.    During the Term, the Shareholder shall not, directly or indirectly, solicit or attempt to solicit (a) any employees of Parent or the Combined Bank (or individual who was an employee of Parent or the Combined Bank within the year preceding such solicitation) to participate, as an employee or otherwise, in any manner in a Competing Business within the Covered Area, or (b) any customers of the Combined Bank of whom Shareholder is aware is a customer of the Combined Bank and with whom Shareholder has had material contact on behalf of the Company or the Combined Bank to transfer their business to a Competing Business within the Covered Area or to cease conducting business with the Combined Bank. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

  5.
  Confidential Information.    From and after the date of this Agreement, the Shareholder shall not disclose any confidential information of Parent or the Company obtained by such person while serving as a director of the Company except in accordance with a judicial or other governmental order. For purposes of this Agreement, "confidential information" does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Shareholder; (b) information that was in the Shareholder's possession prior to serving as a director or information received by the Shareholder from another person without any limitations on disclosure, but only if the Shareholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Shareholder without using any confidential information of Parent or the Company.

  6.
  Outside Covered Area; Requests for Waivers or Permission.    Nothing in this Agreement prevents the Shareholder from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, representative, or otherwise, with a Competing Business that has no operations in the Covered Area. Prior to engaging in any manner in a Competing Business that has operations in the Covered Area, the Shareholder may request in writing that Parent waive the restrictions set forth in this Agreement with respect to a particular proposed activity. If Parent determines, in its sole discretion, that such activity is acceptable, Parent shall provide Shareholder with a written consent to engage in such activity, and such activity shall thereafter not be deemed a Competing Business.

  7.
  Passive Interest.    Nothing in this Agreement prevents the Shareholder from passively owning, directly or indirectly, individually or in the aggregate (including without limitation by being a member of a group within the meaning of Rule 13d-5 under the Exchange Act (as defined below)) (a) 1% or less of any class of security of a Competing Business or (b) securities of any Competing Business that has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  8.
  Reasonableness of Restrictions.    The Shareholder acknowledges and represents that the covenants set forth above represent only a limited restraint and allow the Shareholder to pursue his or her occupation without unreasonable or unfair restrictions. The Shareholder acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Company and Parent are engaged in a highly competitive industry, (b) the Shareholder has had unique access to the trade secrets and know-how of the Company and Parent, including the plans and strategy (and, in particular, the competitive strategy) of the Combined Bank, (c) the Shareholder will receive the benefit of a substantial premium for the Shareholder's Shares in the Merger, and will have a shared interest with Parent, as a continuing shareholder of Parent, in preserving the benefits to Parent of the Merger for which Parent will have paid good and valuable consideration as contemplated by the Merger Agreement and (d) this Agreement provides no more protection than is necessary to protect Parent's interests in the Company's goodwill, trade secrets and confidential information.

  9.
  Voting Agreement.    From the date hereof until the earlier of (a) the Closing Date and (b) the termination of the Merger Agreement in accordance with its terms (the "Support Period"), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and other shares of Common Stock over which he or she has acquired beneficial ownership after the date hereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise) (collectively, the "New Shares" and, together with the Existing Shares, the "Shares"), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company's shareholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal or Alternative Transaction, without regard to the terms of such Acquisition Proposal or Alternative Transaction, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company's or Parent's ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to Shareholder in his or her capacity as a shareholder or as a trustee or a limited general partner in any entity holding Shares, and, to the extent the Shareholder serves as a member of the board of directors or officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in Shareholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict Shareholder from exercising Shareholder's fiduciary duties as a director or officer to the Company or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights he or she has in such shareholder entity to carry out the intents and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

  10.
  Transfer Restrictions prior to Merger.    The Shareholder hereby agrees that he or she will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a "Transfer"); provided that the Shareholder may Transfer Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement or upon the death of the Shareholder.

  11.
  Registration Rights.    During the Term, Parent agrees that it shall use commercially reasonable efforts to facilitate the liquidity of the shares of common stock, par value $2.50 per share, of Parent held (directly or through a trust or partnership) by the Shareholder (until sold as contemplated hereunder or otherwise sold by the relevant Shareholder, the "Registrable Securities"), including by using commercially reasonable efforts to comply with its filing obligations under the Exchange Act and to ensure that Parent remains eligible for the use of a "shelf" registration statement on Form S-3 (or any successor form), which would permit the registration and sale of the Registrable Securities on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder (the "Securities Act"). During the Term, the Specified Shareholders (acting through Ronald L. Thigpen) may make one or more written requests (each, a "Demand Registration Request") to Parent for registration under and in accordance with the provisions of the Securities Act, of all or part of their Registrable Securities; provided, however, that (a) the value of the Registrable Securities being requested to be registered with respect to any such Demand Registration Request shall be no less than twenty-five million dollars ($25,000,000), (b) the Specified Shareholders may make no more than two (2) Demand Registration Requests and (c) only one (1) Demand Registration Request may be made by the Specified Shareholders in any rolling twelve (12)-month period. All Demand Registration Requests made pursuant to this Section 11 will specify the aggregate number of Registrable Securities to be registered and will also specify the intended methods of disposition thereof. Subject to the following sentence, promptly upon receipt of any such Demand Registration Request, Parent will use its commercially reasonable efforts to effect such registration under the Securities Act of the Registrable Securities which Parent has been so requested to register within ninety (90) days of such request (or as soon thereafter as reasonably possible). Notwithstanding the foregoing, (i) Parent shall have the right to delay acting on any Demand Registration Request to take into account any customary quarterly blackout periods, and (ii) if, following the receipt of a Demand Registration Request, Parent determines in good faith that it would be inadvisable or adverse to Parent or its shareholders for a registration statement to be filed on or before the date such filing would otherwise be required pursuant to this Section 11, or if Parent determines in good faith that such filing would be reasonably likely to require the disclosure of non-public material information, the disclosure of which would be reasonably likely to be inadvisable or adverse to Parent, then Parent shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after the date such filing would otherwise be required hereunder. The Shareholder agrees that, in the event any of the conditions set forth in the preceding sentence apply following the filing of a registration statement and during an ongoing offering, Parent may suspend the registration statement as reasonably necessary and may require the Specified Shareholders to suspend offers and sales under the registered offering, in each case for a period of not more than one hundred twenty (120) days. If and to the extent Parent is required to use commercially reasonable efforts to effect the registration of the Registrable Shares pursuant to this Section 11, Parent also agrees to reasonably cooperate with the Specified Shareholders to facilitate the execution and completion of such registered offering, including by taking customary actions required for a registrant to complete a secondary sale by selling shareholders. In connection with any underwritten offering as contemplated hereunder, the selection of the underwriter shall be at Parent's discretion. The customary costs to Parent of effecting of any underwritten offering resulting from any Demand Registration Request shall be borne by Parent, except, for the avoidance of doubt, that the Specified Shareholders participating in the offering shall bear all underwriting discounts, sales commissions, brokerage fees or similar charges of the underwriter or sales agent and shall bear the fees and expenses, if any, of their counsel or other advisors they may engage.

  12.
  Representations of the Shareholder.    The Shareholder represents and warrants to Parent as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder's obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Shareholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, (d) as of the date hereof, the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares, (e) as of the date hereof, the Shareholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations or as disclosed in the Company's proxy statement for its 2016 annual meeting of shareholders).

  13.
  Entire Agreement; Assignment.    This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Parent to a majority-owned affiliate or any successor-in-interest of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

  14.
  Remedies/Specific Enforcement.    Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent may be entitled (including monetary damages), Parent shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Shareholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

  15.
  Governing Law and Enforceability.    This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Georgia, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the United States District Court for the Northern District of Georgia, or in the event (but only in the event) that such United States District Court does not have subject matter jurisdiction over such dispute, any Georgia state court sitting in Fulton County, Georgia, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that he or she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that he or she or it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the United States District Court for the Northern District of Georgia, or in the event (but only in the event) that such United States District Court does not have subject matter jurisdiction over such claim, action or proceeding, any Georgia state court sitting in Fulton County, Georgia.

  16.
  Severability.    If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

  17.
  Amendments; Waivers.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

  18.
  Counterparts.    The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

        SIGNED as of the date first set forth above:

SOUTH STATE CORPORATION	SOUTHEASTERN BANK FINANCIAL CORPORATION
By	By

Additional Signatures on Next Page

SHAREHOLDER:

 Schedule A

        [Number of Shares]

Annex F

APPRAISAL RIGHTS UNDER THE GEORGIA BUSINESS CORPORATION CODE

Georgia Business Corporation Code
Article 13. Dissenters' Rights

Part 1. Right to Dissent and Obtain Payment for Shares

14-2-1301. Definitions.

        As used in this article, the term:

  (1)
  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  (2)
  "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

  (3)
  "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (4)
  "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

  (5)
  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

  (6)
  "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

  (7)
  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  (8)
  "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. Right to Dissent.

(a)
A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)
Consummation of a plan of merger to which the corporation is a party:

(A)
If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)
The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)
Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)
The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

    (B)
    If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

  (2)
  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  (3)
  Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

  (4)
  An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

  (5)
  Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)
A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

(c)
Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)
In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A)
Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B)
Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2)
The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by Nominees and Beneficial Owners.

        A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

Part 2. Procedures for Exercise of Dissenters' Rights

14-2-1320. Notice of Dissenters' Rights.

(a)
If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b)
If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of Intent to Demand Payment.

(a)
If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

(1)
Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)
Must not vote his shares in favor of the proposed action.

(b)
A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters' Notice.

(a)
If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)
The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

(1)
State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)
Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)
Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)
Be accompanied by a copy of this article.

14-2-1323. Duty to Demand Payment.

(a)
A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)
A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)
A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. Share Restrictions.

(a)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)
The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of Payment.

(a)
Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)
The offer of payment must be accompanied by:

(1)
The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2)
A statement of the corporation's estimate of the fair value of the shares;

(3)
An explanation of how the interest was calculated;

(4)
A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

(5)
A copy of this article.

(c)
If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to Take Action.

(a)
If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)
If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if Shareholder Dissatisfied with Payment or Offer.

(a)
A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)
The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)
The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)
A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)
If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)
The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)
The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

Part 3. Judicial Appraisal of Shares

14-2-1330. Court Action.

(a)
If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)
The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)
The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

(e)
Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. Court Costs and Counsel Fees.

(a)
The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)
The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)
Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)
If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of Actions.

        No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Annex G

CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF
SOUTH STATE CORPORATION AND SOUTHEASTERN BANK FINANCIAL CORPORATION
(Pursuant to S.C. Code Section 33-11-103)

        Section 33-11-103 of the Code of Laws of South Carolina, 1976, as amended, requires that the notice of the meeting of shareholders at which a plan of merger will be voted upon be accompanied by balance sheets for each corporation participating in the merger as of the close of the preceding two fiscal years as well as income statements for each participating corporation for each of the preceding three fiscal years. The condensed consolidated balance sheets as of December 31, 2015 and 2014 and condensed consolidated income statements for the years ended December 31, 2015, 2014 and 2013 comply with the requirements of Section 33-11-103 with respect to South State Corporation. The condensed consolidated balance sheets as of December 31, 2015 and 2014 and condensed consolidated income statements for the years ended December 31, 2015, 2014 and 2013 comply with the requirements of Section 33-11-103 with respect to Southeastern Bank Financial Corporation.

        This Annex G should be read in conjunction with the audited consolidated financial statements of South State Corporation and Southeastern Bank Financial Corporation, respectively, and the notes to such audited consolidated financial statements contained in reports that South State Corporation and Southeastern Bank Financial Corporation have previously filed with the Securities and Exchange Commission, including as set forth in this joint proxy statement/prospectus under "Where You Can Find More Information" and incorporated by reference into this joint proxy statement / prospectus.

SOUTH STATE CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except par value)

	December 31
	2015	2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$320,701	$229,901
Interest-bearing deposits with banks	76,846	7,456
Federal funds sold and securities purchased under agreements to resell	298,247	180,512

Total cash and cash equivalents	695,794	417,869

Investment securities:
Securities held to maturity (fair value of $9,723 and $10,233, respectively)	9,314	9,659
Securities available for sale, at fair value	1,009,541	806,766
Other investments	8,893	10,518

Total investment securities	1,027,748	826,943

Loans held for sale	41,649	61,934

Loans:
Acquired credit impaired (covered of $98,459 and $182,464, respectively; non-covered of $635,411 and $736,938, respectively), net of allowance for loan losses	733,870	919,402
Acquired non-credit impaired (covered of $8,047 and $9,376, respectively; non-covered of $1,041,491 and $1,318,623, respectively)	1,049,538	1,327,999
Non-acquired	4,220,726	3,467,826
Less allowance for non-acquired loan losses	(34,090)	(34,539)

Loans, net	5,970,044	5,680,688

FDIC indemnification asset	4,401	22,161
Other real estate owned (covered of $5,751 and $16,227, respectively; non-covered of $24,803 and $26,499, respectively)	30,554	42,726
Premises and equipment, net	174,537	171,772
Bank owned life insurance	101,588	99,140
Deferred tax assets	37,827	42,692
Mortgage servicing rights	26,202	21,601
Core deposit and other intangibles	47,425	49,239
Goodwill	338,340	317,688
Other assets	61,239	71,774

Total assets	$8,557,348	$7,826,227

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,976,480	$1,639,953
Interest-bearing	5,123,948	4,821,092

Total deposits	7,100,428	6,461,045
Federal funds purchased and securities sold under agreements to repurchase	288,231	221,541
Other borrowings	55,158	101,210
Other liabilities	54,147	57,511

Total liabilities	7,497,964	6,841,307

Shareholders' equity:
Preferred stock—$.01 par value; authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock—$2.50 par value; authorized 40,000,000 shares; 24,162,657 and 24,150,702 shares issued and outstanding, respectively	60,407	60,377
Surplus	703,929	701,764
Retained earnings	298,919	223,156
Accumulated other comprehensive loss	(3,871)	(377)

Total shareholders' equity	1,059,384	984,920

Total liabilities and shareholders' equity	$8,557,348	$7,826,227

SOUTH STATE CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Interest income:
Loans, including fees	$315,574	$319,882	$268,596
Investment securities:
Taxable	16,110	15,758	11,073
Tax-exempt	4,300	4,589	4,773
Federal funds sold and securities purchased under agreements to resell	2,117	1,793	1,906

Total interest income	338,101	342,022	286,348

Interest expense:
Deposits	7,344	9,301	8,489
Federal funds purchased and securities sold under agreements to repurchase	395	357	426
Other borrowings	2,589	6,004	4,072

Total interest expense	10,328	15,662	12,987

Net interest income	327,773	326,360	273,361
Provision for loan losses	5,864	6,590	1,886

Net interest income after provision for loan losses	321,909	319,770	271,475

Noninterest income:
Fees on deposit accounts	74,479	69,291	54,798
Mortgage banking income	21,761	16,170	9,149
Trust and investment services income	20,117	18,344	12,661
Securities losses, net	—	(2)	—
Other-than-temporary impairment losses	(489)	—	—
Amortization of FDIC indemnification asset, net	(8,587)	(21,895)	(29,535)
Other	8,274	12,788	6,647

Total noninterest income	115,555	94,696	53,720

Noninterest expense:
Salaries and employee benefits	161,304	158,432	122,096
Net occupancy expense	21,105	22,459	17,590
Information services expense	17,810	15,844	14,470
Furniture and equipment expense	11,233	13,271	12,112
OREO expense and loan related	9,595	11,833	13,727
Bankcard expense	9,320	8,563	6,550
Amortization of intangibles	8,324	8,320	6,081
Branch acquisition and consolidation expense	6,945	—	—
Supplies, printing and postage expense	5,919	6,937	4,891
Professional fees	5,533	4,960	4,210
FDIC assessment and other regulatory charges	4,714	5,432	5,034
Advertising and marketing	3,838	4,156	4,532
Merger expense	—	23,940	22,534
Other	21,449	18,891	16,794

Total noninterest expense	287,089	303,038	250,621

Earnings:
Income before provision for income taxes	150,375	111,428	74,574
Provision for income taxes	50,902	35,991	25,355

Net income	99,473	75,437	49,219
Preferred stock dividends	—	1,073	1,354
Net income available to common shareholders	$99,473	$74,364	$47,865

Earnings per common share:
Basic	$4.15	$3.11	$2.41

Diluted	$4.11	$3.08	$2.38

Dividends per common share	$0.98	$0.82	$0.74

Weighted average common shares outstanding:
Basic	23,966	23,897	19,866
Diluted	24,224	24,154	20,077

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015	2014
	(Dollars in thousands, except share data)
Assets
Cash and due from banks	$40,181	$33,286
Interest-bearing deposits in other banks	2,736	2,709

Cash and cash equivalents	42,917	35,995

Available-for-sale securities	691,563	644,465
Loans held for sale, at fair value	18,647	18,365
Loans	1,009,149	966,356
Less allowance for loan losses	21,367	25,506

Loans, net	987,782	940,850

Premises and equipment, net	27,398	27,842
Accrued interest receivable	6,331	5,898
Goodwill, net	140	140
Bank-owned life insurance	43,167	36,908
Restricted equity securities	5,169	4,398
Other real estate owned	360	1,107
Deferred tax asset	13,958	15,263
Other assets	2,933	1,550

	$1,840,365	$1,732,781

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	229,002	196,624
Interest-bearing:
NOW accounts	401,674	354,038
Savings	548,729	521,570
Money management accounts	16,330	15,824
Time deposits	333,345	375,808

	1,529,080	1,463,864
Securities sold under repurchase agreements	15,684	10,678
Advances from Federal Home Loan Bank	85,000	64,000
Accrued interest payable and other liabilities	20,688	18,953
Subordinated debentures	20,000	20,000

Total liabilities	1,670,452	1,577,495

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2015 and 2014, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,745,818 and 6,744,891 shares issued in 2015 and 2014, respectively; 6,745,818 and 6,744,160 shares outstanding in 2015 and 2014, respectively	20,237	20,235
Additional paid-in capital	63,637	63,096
Retained earnings	87,250	71,902
Treasury stock, at cost; 0 and 731 shares in 2015 and 2014, respectively	—	(18)
Accumulated other comprehensive (loss) income, net	(1,211)	71

Total shareholders' equity	169,913	155,286

	$1,840,365	$1,732,781

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
	(Dollars in thousands, except share data)
Interest income:
Loans, including fees	$47,046	$46,444	$46,479
Investment securities:
Taxable	12,236	11,868	12,918
Tax-exempt	3,119	2,571	2,846
Interest-bearing deposits in other banks	83	67	71

Total interest income	62,484	60,950	62,314

Interest expense:
Deposits	5,790	6,252	6,794
Securities sold under repurchase agreements	12	5	6
Other borrowings	2,425	2,629	2,714

Total interest expense	8,227	8,886	9,514

Net interest income	54,257	52,064	52,800
(Credit) Provision for loan losses	(1,628)	3,492	7,438

Net interest income after provision for loan losses	55,885	48,572	45,362

Noninterest income:
Service charges and fees on deposits	7,315	7,180	7,155
Gain on sales of loans	6,595	5,465	6,843
Gain on sale of fixed assets, net	36	64	26
Investment securities (losses) gains, net (includes ($1,043), $825 and ($895) accumulated other comprehensive income (loss) reclassifications for unrealized gains (losses) on available-for-sale securities)	(1,043)	825	(895)
Retail investment income	2,182	2,188	2,099
Trust services fees	1,408	1,310	1,185
Earnings from cash surrender value of bank-owned life insurance	1,259	1,163	1,187
Miscellaneous income	936	835	897

Total noninterest income	18,688	19,030	18,497

Noninterest expense:
Salaries and other personnel expense	26,384	25,047	23,079
Occupancy expenses	4,178	4,000	3,722
Other real estate (gains) losses, net	(102)	228	642
Prepayment fees	955	—	—
Other operating expenses	14,625	14,213	12,923

Total noninterest expense	46,040	43,488	40,366

Income before income taxes	28,533	24,114	23,493
Income tax expense	9,138	7,482	7,147

Net income	$19,395	$16,632	$16,346

Other comprehensive income (loss):
Unrealized (loss) gain on derivatives	(53)	(1,191)	1,648
Unrealized (loss) gain on securities available-for-sale	(3,089)	18,664	(32,090)
Reclassification adjustment for realized loss (gain) on securities, net of OTTI	1,043	(825)	895
Tax effect	817	(6,476)	11,494

Total other comprehensive income (loss)	(1,282)	10,172	(18,053)

Comprehensive income (loss)	$18,113	$26,804	$(1,707)

Basic net income per share	$2.89	$2.49	$2.45
Diluted net income per share	2.89	2.49	2.45
Weighted average common shares outstanding	6,701,291	6,681,220	6,678,914
Weighted average number of common and common equivalent shares outstanding	6,716,369	6,690,423	6,678,914

See accompanying notes to consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 33-2-102 of the South Carolina Business Corporation Act of 1988, as amended, (the "SCBCA") permits a South Carolina corporation meeting the requirements set forth therein to include in its articles of incorporation a provision eliminating or limiting the personal liability of its directors and officers to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (3) as imposed for any unlawful distributions as set forth in Section 33-8-330 of the SCBCA or (4) for any transaction from which the director derived an improper personal benefit. South State's articles of incorporation contain such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by South Carolina law.

        Section 33-8-510 of the SCBCA permits a South Carolina corporation to indemnify an individual who is made a party to any proceeding because he or she is or was a director against liability incurred in the proceeding if he or she: (1) conducted himself or herself in good faith, (2) reasonably believed that his or her conduct was in the corporation's best interest or, if he or she was not acting in his or her official capacity, that such conduct was at least not opposed to the corporation's best interest and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The SCBCA provides that where a director is a defendant in a proceeding by or in the right of the corporation, the director may not be indemnified if he or she is adjudged liable to the corporation. The SCBCA also provides that a director may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was adjudged liable on the grounds that personal benefit was improperly received by such director. Under Section 33-8-540 of the SCBCA, a director found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of reasonable expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        Section 33-8-520 of the SCBCA provides that unless limited by the articles of incorporation of a South Carolina corporation, a director who is wholly successful on the merits or otherwise in defense of any proceeding to which such director was a party because such director is or was a director of the corporation must be indemnified against reasonable expenses. Section 33-8-530 of the SCBCA provides that a South Carolina corporation may advance reasonable expenses to a director upon the corporation's receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking, executed by the director or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met, so long as a determination is made under Section 33-8-550 of the SCBCA by the corporation that indemnification is proper under Section 33-8-530.

        Section 33-8-560 of the SCBCA provides that unless a corporation's articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

        South State's bylaws provide for the indemnification of any current and former directors or officers to the fullest extent authorized by law against (a) reasonable expenses, including attorneys' fees, incurred by him or her in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of South State, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) reasonable payments made by him or her in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he or she may have become liable in any such action, suit or proceeding. South State's bylaws further provide that the foregoing right to indemnification shall include the right to be paid by South State the reasonable expenses (including attorney's fees) incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if required by law, an advancement of expenses incurred by a claimant shall be made only if: (a) the claimant furnishes South State with a written affirmation of his or her good faith belief that he or she met the standard of conduct required by law; and (b) the claimant furnishes South State with a written undertaking, executed personally on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

        South State's bylaws provide that South State may, to the extent authorized from time to time by South State's board of directors, grant rights of indemnification and to the advancement of expenses to any officer, employee or agent of the South State consistent with the other provisions of South State's bylaws concerning the indemnification of South State directors. South State's bylaws provide that South State may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of South State or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not South State would have the power to indemnify such person against such expense, liability or loss under applicable law.

        The foregoing is only a general summary of certain aspects of South Carolina law and South State's articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the SCBCA referenced above and the South State's articles of incorporation and bylaws.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 16, 2016, by and between Southeastern Bank Financial Corporation and South State Corporation* (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)
3.1	Amended and Restated Articles of Incorporation of South State Corporation, filed October 24, 2014 (incorporated by reference to Exhibit 3.1 to South State Corporation's Current Report on Form 8-K, filed on October 28, 2014, and incorporated herein by reference)
3.2	Amended and Restated Bylaws of South State Corporation, dated January 21, 2016 (incorporated by reference to Exhibit 3.1 to South State Corporation's Current Report on Form 8-K, filed on January 27, 2016, and incorporated herein by reference)
4.1	Specimen of South State Corporation Common Stock Certificate (incorporated by reference as Exhibit 4.1 to South State Corporation's Annual Report on Form 10-K filed on February 27, 2015, and incorporated herein by reference)
5.1	Opinion of Nelson, Mullins, Riley & Scarborough, LLP regarding the validity of the securities to be issued
8.1	Opinion of Wachtell, Lipton, Rosen & Katz LLP regarding certain tax matters**

Exhibit No.	Description of Exhibit
8.2	Opinion of Bryan Cave LLP regarding certain tax matters**
23.1	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1)
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)**
23.3	Consent of Bryan Cave LLP (included in Exhibit 8.2)**
23.4	Consent of Dixon Hughes Goodman LLP (with respect to South State Corporation)
23.5	Consent of Crowe Horwath LLP (with respect to Southeastern Bank Financial Corporation)
24.1	Power of Attorney
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Consent of Sandler O'Neill & Partners, L.P.
99.3	Form of proxy of South State Corporation**
99.4	Form of proxy of Southeastern Bank Financial Corporation**

*
Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. South State Corporation agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange on a confidential basis upon request.

**
To be filed by amendment.

Item 22.    Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145I, the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement report to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Columbia, State of South Carolina, on August 19, 2016.

SOUTH STATE CORPORATION
By:	/s/ JOHN C. POLLOK John C. Pollok Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 19, 2016.

Signature	Title

/s/ ROBERT R. HILL, JR. Robert R. Hill, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ JOHN C. POLLOK John C. Pollok	Senior Executive Vice President, Chief Financial Officer, Chief Operating Officer and Director (Principal Financial Officer)
/s/ KEITH S. RAINWATER Keith S. Rainwater	Senior Vice President and Director of External Reporting (Principal Accounting Officer)
* Robert R. Horger	Chairman of the Board of Directors
* Paula Harper Bethea	Vice Chairman of the Board of Directors
* Jimmy E. Addison	Director
* Luther J. Battiste III	Director

Signature	Title

* Martin B. Davis	Director
* Robert H. Deméré, Jr.	Director
* M. Oswald Fogle	Director
* Herbert G. Gray	Director
* Cynthia A. Hartley	Director
* Thomas J. Johnson	Director
* Ralph W. Norman, Jr.	Director
* Alton C. Phillips	Director
* James W. Roquemore	Director
* Richard W. Salmons, Jr.	Director
* B. Ed Shelley, Jr.	Director

Signature		Title

* Thomas E. Suggs		Director
* Kevin P. Walker		Director
* John W. Williamson III		Director
By:	/s/ JOHN C. POLLOK John C. Pollok Attorney-in-Fact August 19, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 16, 2016, by and between Southeastern Bank Financial Corporation and South State Corporation* (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)
3.1
Amended and Restated Articles of Incorporation of South State Corporation, filed October 24, 2014 (incorporated by reference to Exhibit 3.1 to South State Corporation's Current Report on Form 8-K, filed on October 28, 2014, and incorporated herein by reference)
3.2
Amended and Restated Bylaws of South State Corporation, dated January 21, 2016 (incorporated by reference to Exhibit 3.1 to South State Corporation's Current Report on Form 8-K, filed on January 27, 2016, and incorporated herein by reference)
4.1
Specimen of South State Corporation Common Stock Certificate (incorporated by reference as Exhibit 4.1 to South State Corporation's Annual Report on Form 10-K filed on February 27, 2015, and incorporated herein by reference)
5.1	Opinion of Nelson, Mullins, Riley & Scarborough, LLP regarding the validity of the securities to be issued
8.1	Opinion of Wachtell, Lipton, Rosen & Katz LLP regarding certain tax matters**
8.2	Opinion of Bryan Cave LLP regarding certain tax matters**
23.1	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1)
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)**
23.3	Consent of Bryan Cave LLP (included in Exhibit 8.2)**
23.4	Consent of Dixon Hughes Goodman LLP (with respect to South State Corporation)
23.5	Consent of Crowe Horwath LLP (with respect to Southeastern Bank Financial Corporation)
24.1	Power of Attorney
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Consent of Sandler O'Neill & Partners, L.P.
99.3	Form of proxy of South State Corporation**
99.4	Form of proxy of Southeastern Bank Financial Corporation**

*
Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. South State Corporation agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange on a confidential basis upon request.

**
To be filed by amendment.